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                                                                     Exhibit 2.1


                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                             SAN FRANCISCO DIVISION

In re                                   Case No. 01-30923 DM

PACIFIC GAS AND ELECTRIC COMPANY, a     Chapter 11 Case
California corporation,

                Debtor.

Federal I.D. No. 94-0742640

   ORDER CONFIRMING PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY
      CODE FOR PACIFIC GAS AND ELECTRIC COMPANY PROPOSED BY PACIFIC GAS AND
        ELECTRIC COMPANY, PG&E CORPORATION AND THE OFFICIAL COMMITTEE OF
              UNSECURED CREDITORS DATED JULY 31, 2003, AS MODIFIED

      The Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Dated July 31, 2003 As Modified By Modifications Dated November 6, 2003 and December 19, 2003, proposed by Pacific Gas and Electric Company, PG&E Corporation and the Official Committee of Unsecured Creditors, in the form attached hereto as Exhibit A, as supplemented by the Composite Plan Supplement in the form attached hereto as Exhibit B (such Plan of Reorganization as so supplemented by such Composite Plan Supplement being hereafter referred to as the "Plan"), having been filed with this Court by Pacific Gas and Electric Company, the debtor and debtor in possession herein and one of the Plan proponents (the "Debtor" or

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"PG&E");1 and the Disclosure Statement for the Plan having been approved by the
Disclosure Statement Order dated July 31, 2003 as containing "adequate information" as such term is defined under section 1125 of the Bankruptcy Code; and certificates of service and certifications of publication having been filed with the Court attesting to compliance with the service and publication requirements of the Disclosure Statement Order; and acceptances and rejections of the Plan by those holders of Claims that voted thereon having been duly received and tabulated by Innisfree M&A Incorporated ("Innisfree"), the voting agent appointed in this Chapter 11 Case; and certifications by Innisfree of ballots accepting or rejecting the Plan having been filed with the Court; and the Court having considered all objections to confirmation of the Plan; and all such objections to confirmation of the Plan having been voluntarily withdrawn, overruled or denied by the Court; and upon all of the evidence presented and the arguments of counsel made at the hearing commencing November 10, 2003 and continuing thereafter to consider, inter alia, confirmation of the Plan (the "Confirmation Hearing"); and upon the entire record of this Chapter 11 Case, and after due deliberation, and sufficient cause appearing therefor; and the Court having determined that it has jurisdiction to enter a Final Order with respect to the confirmation of the Plan, and that all requirements of the Bankruptcy Code for confirmation of the Plan have been satisfied,

      Accordingly, it is hereby ORDERED, ADJUDGED AND DECREED that:

      1. The Court has jurisdiction to confirm the Plan pursuant to 28 U.S.C. Sections 157 and 1334.

      2.    Venue is proper before the Court pursuant to 28
U.S.C. Sections 1408 and 1409.

      3.    Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C.
Section 157(b)(2)(L).

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      (1)   Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Plan.

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      4.    The Modifications Dated November 6, 2003 to the Plan Of
Reorganization Under Chapter 11 Of The Bankruptcy Code For Pacific Gas And Electric Company Dated July 31, 2003 and the Modifications Dated December 19, 2003 to the Plan Of Reorganization Under Chapter 11 Of The Bankruptcy Code For Pacific Gas And Electric Company Dated July 31, 2003 (collectively, the "Modifications"), which are incorporated into the Plan, are deemed accepted by the parties who voted to accept the Plan as filed on July 31, 2003, because the Modifications do not adversely change the treatment of the Claim of any creditor or the interest of any equity security holder. No holder of a Claim against the Debtor that has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequence of the Modifications. The Modifications incorporated into the Plan comply with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and no additional disclosure, solicitation or voting is required.

      5. Each objection to the Plan and any response or request for continuance regarding confirmation of the Plan not resolved by the terms of this Order, by a separate order entered contemporaneously herewith, or by a statement announced on the record of the Confirmation Hearing and not otherwise withdrawn, waived or settled, is overruled and denied.

      6.    The record of the Confirmation Hearing is closed.

      7. The Plan is confirmed. The Debtor is hereby authorized and directed to take all actions required of it thereunder.

      8. Written findings of fact, conclusions of law and an amended Memorandum Decision in support of this Confirmation Order shall be entered shortly hereafter.

      9. This Court hereby approves in all respects the proposed Commission Settlement Agreement to be entered into by the Debtor, PG&E Corporation (the "Parent"), and the California Public Utilities Commission (the "Commission"). The Commission Settlement Agreement and the Settling Parties' respective rights and obligations thereunder shall be fully

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enforceable by the Bankruptcy Court as material provisions of the Plan the same as if they were set forth verbatim in the Plan.

      10. Subject to the occurrence of the Effective Date, the Court hereby orders PG&E, the Parent, and the Commission to perform each and every one of their respective duties and obligations pursuant to the Commission Settlement Agreement including, without limitation, the following:

            (i) Regulatory Asset. The Commission shall establish a regulatory asset of $2,210,000,000 as a new, separate and additional part of PG&E's rate base (the "Regulatory Asset").

                  (A) The Regulatory Asset shall be amortized in PG&E's Retail Electric Rates on a "mortgage-style" basis over nine years starting on January 1, 2004, with the details and mechanics of the amortization and earnings of the Regulatory Asset as set forth in Appendix A, Technical Appendix, to the Commission Settlement Agreement, which Appendix was jointly prepared by the Commission and PG&E.

                  (B) The Regulatory Asset shall earn PG&E's authorized return on equity ("ROE") on the equity component of PG&E's capital structure as set in PG&E's annual cost of capital proceedings, provided that the ROE on the Regulatory Asset shall be no less than 11.22% per year for the life of the Regulatory Asset and that, once the equity component of PG&E's capital structure reaches 52%, the authorized equity component for the Regulatory Asset shall be no less than 52% for the life of the Regulatory Asset.

                  (C) The Commission will use its usual methodology for tax-effecting the ROE component for purposes of setting PG&E's revenue requirements associated with the unamortized portion of the Regulatory Asset. The Commission will apply the same method of

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tax-effecting to the scheduled amortization of the Regulatory Asset, as more fully set forth in Paragraph 2c of the Commission Settlement Agreement.

                  (D) PG&E shall continue to cooperate with the Commission and the State in seeking refunds from generators and other energy suppliers. The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to PG&E's PX, ISO, QF or ESP costs that PG&E actually realizes in Cash or by offset of Claims in the Chapter 11 Case shall be applied by PG&E to reduce the outstanding balance of the Regulatory Asset dollar for dollar, as more fully set forth in Paragraph 2d of the Commission Settlement Agreement and Appendix A, Technical Appendix, thereto.

                  (E) Balances in PG&E's TCBA (as defined in the Commission Settlement Agreement), determined in accordance with Commission Decision No. 01-03-082, as of January 1, 2004 shall have no further impact on PG&E's Retail Electric Rates and shall be subject to no further review by the Commission except for verification of recorded balances, and PG&E's current Retail Electric Rates will be replaced as of January 1, 2004 by the Retail Electric Rates resulting from the Commission Settlement Agreement, the Plan and this Confirmation Order. This is not intended to affect PG&E's pending application (Application No. 00-07-013) to recover electric restructuring costs booked into the Electric Restructuring Cost Account pursuant to Public Utilities Code section 376 or to otherwise affect recovery of QF and other nonbypassable costs going forward.

                  (F) As set forth in Paragraph 2f of the Commission Settlement Agreement, the URG Rate Base for PG&E already established by the Commission in D.02-04-016 shall be deemed by the Commission to be just and reasonable and not subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation. (This shall not preclude the Commission from determining the

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reasonableness of any capital expenditures made on URG after the Effective
Date.) The Commission shall not in any way reduce or impair the value of the Regulatory Asset or the URG Rate Base by taking the Regulatory Asset or the URG Rate Base, their amortization or earnings into account when setting other revenue requirements and resulting rates for PG&E. Nor shall the Commission take the Commission Settlement Agreement or the Regulatory Asset into account in establishing PG&E's authorized ROE or capital structure.

                  (G) The Commission shall act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E in accordance with Paragraph 2g of the Commission Settlement Agreement.

                  (H) As part of ensuring that PG&E has the opportunity to recover all its prudently incurred costs of providing service, including return of and return on utility investment, the Commission shall timely act upon PG&E's applications to collect in rates its prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets.

                  (I) The Commission shall promptly adjust PG&E's rates consistent with AB 57/SB 1976 and the Commission-DWR Rate Agreement to ensure that PG&E's collection of the following is not impaired: (1) Fixed Transition Amounts to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).

                  (J) As set forth in Paragraph 2j of the Commission Settlement Agreement, the Commission shall not discriminate against PG&E by reason of the Chapter 11 Case, the Rate Recovery Litigation, the Commission Settlement Agreement, the Regulatory Asset or any other matters addressed or resolved by the Commission Settlement Agreement.

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            (ii)  Ratemaking Matters.

                  (A) The Commission shall maintain PG&E's Retail Electric Rates at current levels through December 31, 2003. As of January 1, 2004, the Commission may adjust the Reorganized Debtor's Retail Electric Rates prospectively consistent with the Commission Settlement Agreement, the Plan, this Confirmation Order and California law.

                  (B) The Commission shall set PG&E's capital structure and authorized ROE in PG&E's annual cost of capital proceedings in its usual manner; provided that, from January 1, 2004 until either S&P confers on PG&E a Company Credit Rating of at least "A-" or Moody's confers on PG&E a Company Credit Rating of at least "A3," the authorized ROE shall be no less than 11.22% per year and the authorized equity ratio for ratemaking purposes shall be no less than 52%, except for a transition period as provided below. As set forth in Paragraph 3b of the Commission Settlement Agreement, for 2004 and 2005, the authorized equity ratio shall equal the Forecast Average Equity Ratio (as defined in the Commission Settlement Agreement), but in no event shall it be less than 48.6%. PG&E shall not pay any dividend on common stock before July 1, 2004.

                  (C) Nothing in the Commission Settlement Agreement, the Plan or this Confirmation Order shall be construed to create a rate freeze or rate cap for PG&E's electric or gas businesses.

            (iii) Implementation of Ratemaking. As set forth in Paragraph 4 of the Commission Settlement Agreement, as soon as practicable after the issuance of the Commission decision approving the Commission Settlement Agreement, PG&E shall file an advice letter to implement all the rate and tariff changes necessary to implement the Plan. The Commission shall act promptly on the advice filing and revised rates and tariffs. The Commission shall also review

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and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.

            (iv) Timely Decisions on Ratemaking Matters. As set forth in Paragraph 5 of the Commission Settlement Agreement, the Commission shall promptly act on the pending PG&E ratemaking proceedings listed in Appendix B to the Commission Settlement Agreement.

            (v) DWR Contracts. If the Commission desires it, PG&E shall accept an assignment of or assume legal and financial responsibility for the DWR Contracts, provided that (A) PG&E's Company Credit Rating, after giving effect to such assignment or assumption, shall be no less than "A" from S&P and "A2" from Moody's; (B) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (C) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review. The Commission shall not require PG&E to assume or accept an assignment of legal or financial responsibility for the DWR Contracts unless conditions (A), (B) and
(C) in the preceding sentence are all met. Nothing in this paragraph shall be construed to limit the discretion of the Commission to review the prudence of PG&E's administration and dispatch of the DWR Contracts, consistent with applicable law.

            (vi)  Headroom Revenues.

                  (A) As set forth in Paragraph 8a of the Commission Settlement Agreement, the Headroom (as defined in the Commission Settlement Agreement), surcharge and base revenues accrued or collected by PG&E through and including December 31, 2003 are property of the Debtor's chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Chapter 11 Case, have been included in PG&E's Retail Electric Rates consistent with state and federal law, and are not subject to refund.

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                  (B)   The Headroom revenues accrued by PG&E during calendar
year 2003 shall not exceed $875 million and shall not be less than $775 million, both on a pre-tax basis. If the amount of Headroom PG&E accrues in 2003 is greater or less than these amounts, the Commission shall take such action in 2004 as is necessary to require PG&E to refund any Headroom accrued in excess of $875 million or, if the accrued Headroom is less than $775 million, to allow PG&E to collect in rates the difference between the Headroom accrued and $775 million.

            (vii) Dismissal of the Rate Recovery Litigation and Other Litigation. On or as soon as practicable after the later of the Effective Date or the date on which the Commission's approval of the Commission Settlement Agreement is no longer subject to appeal, PG&E shall dismiss with prejudice the Rate Recovery Litigation, forgoing any recovery from ratepayers of costs sought in such litigation not otherwise provided for in the Commission Settlement Agreement and the Plan; withdraw the PG&E Plan; dismiss other pending proceedings, as specified in the Commission Settlement Agreement; and provide the other consideration described in the Commission Settlement Agreement. In exchange, on or before January 1, 2004, the Commission shall establish and authorize the collection of the Regulatory Asset and the URG Rate Base, and on or as soon as practicable after the Effective Date, the Commission shall resolve Phase 2 of the presently pending ATCP Application with no adverse impact on PG&E's cost recovery as filed, and provide the other consideration described in the Commission Settlement Agreement. PG&E's motion to dismiss the Rate Recovery Litigation shall be in form and substance satisfactory to the Commission.

            (viii) Dismissal of Other Proceedings. On or as soon as practicable after the later of the Effective Date or the date on which the Commission's approval of the Commission Settlement Agreement is no longer subject to appeal, PG&E and PG&E Corporation, on the one hand, and the Commission, on the other, will execute full mutual releases and dismissals with

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prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of AB 1890 listed on Appendix C to the Commission Settlement Agreement. All such releases and dismissals with prejudice shall be in form and substance satisfactory to PG&E, PG&E Corporation and the Commission.

            (ix)  Withdrawal of Certain Applications.

                  (A) Promptly upon the Effective Date, PG&E shall withdraw all of its applications previously filed with the FERC, the NRC, the SEC and elsewhere in connection with the PG&E Plan. A full and complete list of such applications is set forth in Appendix D to the Commission Settlement Agreement. Upon execution of the Commission Settlement Agreement, PG&E and PG&E Corporation shall move to obtain or otherwise request a stay of all actions before the FERC, NRC, SEC or a similar agency initiated by PG&E and/or PG&E Corporation to implement the PG&E Plan. In addition, upon execution of the Commission Settlement Agreement by all Parties, PG&E and PG&E Corporation shall suspend all actions to obtain or transfer licenses, permits and franchises to implement the PG&E Plan. On the Effective Date or as soon thereafter as practicable, PG&E and PG&E Corporation shall withdraw or abandon all such applications for licenses, permits and franchises.

                  (B) In addition to withdrawing its pending applications at FERC, PG&E and PG&E Corporation, for the life of the Regulatory Asset, shall not, nor shall any of their affiliates or subsidiaries, make any filing under Sections 4, 5 or 7 of the Natural Gas Act to transfer ownership of or ratemaking jurisdiction over PG&E's intrastate natural gas pipeline and storage facilities, and such parties shall keep such natural gas pipeline and storage facilities subject to the regulation of the Commission. In addition, PG&E and PG&E Corporation agree that the Commission has jurisdiction under existing Public Utilities Code section 851 to review and approve

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any proposal by PG&E to dispose of property necessary or useful in the performance of PG&E's duties to the public.

            (x) Interest Rate Hedging. As set forth in Paragraph 12 of the Commission Settlement Agreement, the actual reasonable cost of PG&E's interest rate hedging activities with respect to the financing necessary for the Plan shall be reflected and recoverable in PG&E's retail gas rates and electric rates without further review.

            (xi)  Financing.

                  (A) All financing shall be arranged and placed by a financing team led by PG&E that includes representatives of the Commission and PG&E and shall be duly authorized by the Commission and subject to the authority and duty of the boards of directors of PG&E and PG&E Corporation to approve such financing. The financing shall be designed and accomplished so as to minimize the cost to PG&E's ratepayers consistent with achieving an appropriate and financially flexible capital structure.

                  (B) All documents used or prepared by PG&E in connection with the financing, including prospectuses, indentures and notes, shall be in form and substance reasonably satisfactory to the Commission.

                  (C) The cost of the financing, including principal, interest, any fees or discounts payable to investment bankers, capital markets arrangers or book runners, including the fees to be paid to UBS Warburg LLC and Lehman Brothers pursuant to Paragraph 13d of the Commission Settlement Agreement, as well as any past or future call premiums on reacquired debt, shall be fully recoverable as part of the cost of debt to be collected in PG&E's retail gas and electric rates without further review.

            (xii) Fees and Expenses. PG&E shall reimburse the Commission for all of its professional fees and expenses incurred in connection with the Chapter 11 Case (such fees and

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expenses being hereinafter collectively referred to as the "Reimbursable Fees and Expenses," and such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners), to the extent determined to be reasonable by the Court and approved by the Court pursuant to a separate motion and order thereon (the "separate motion proceeding"). In such separate motion proceeding, the Court shall determine what provision or provisions of the Bankruptcy Code govern the approval of the Reimbursable Fees and Expenses. To the extent the Court in such separate motion proceeding determines that the reasonableness of the Reimbursable Fees and Expenses must be determined pursuant to sections 330 or 503(b) of the Bankruptcy Code, the movants in such separate motion proceeding, before the Court rules on such motion, shall be afforded a reasonable time to file with the Court such additional pleadings and documentation respecting the requested Reimbursable Fees and Expenses as any such movant deems necessary or appropriate. The commencement and outcome of the separate motion proceeding are independent of this Confirmation Order, and the effectiveness of this Confirmation Order is in no way subject to or conditioned upon such commencement or outcome. As provided in Paragraph 15 of the Commission Settlement Agreement, the Commission shall authorize PG&E to recover the amounts so paid or reimbursed to the Commission in retail rates over a reasonable period of time, not to exceed four years.

            (xiii) Preservation and Environmental Enhancement of PG&E Land. PG&E is authorized and directed (i) to comply with the Land Conservation Commitment described in Paragraph 17 of the Commission Settlement Agreement and set forth in Appendix E thereto and the Stipulation Resolving Issues Regarding the Land Conservation Commitment (the "Land Conservation Commitment Stipulation") filed herein as Exhibit A to the Stipulation Resolving Objections of California Hydropower Reform Coalition to Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Proposed by Pacific Gas and Electric

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Company, PG&E Corporation and the Official Committee of Unsecured Creditors
Dated July 31, 2003; and Order Thereon, and (ii) to execute all documents, make all payments, and take all other actions that may be necessary to fully perform its obligations in respect thereof.

            (xiv) Clean Energy Technology Commitment. PG&E is authorized and directed to execute all documents, make all payments, and take all other actions that may be necessary to fully perform its obligations under Paragraph 18 of the Commission Settlement Agreement, which relates to the support of research and investment in clean energy technologies primarily in PG&E's service territory.

            (xv) Cooperation. The Settling Parties are directed to cooperate fully and in good faith to effectuate the transactions contemplated by the Commission Settlement Agreement and the Plan. The Settling Parties further are directed to support the Commission Settlement Agreement, the Plan and this Confirmation Order in all judicial, administrative and legislative forums. PG&E, PG&E Corporation and the Commission shall cooperate in all presentations to credit rating agencies in connection with the consummation of the Plan.

            (xvi) Termination. The Commission Settlement Agreement shall terminate at the end of nine (9) years from the Effective Date, provided that all rights of the Settling Parties under the Commission Settlement Agreement that vest on or prior to such termination, including any rights arising from any default under the Commission Settlement Agreement, shall survive such termination for the purpose of enforcing such vested rights.

            (xvii) Specific Performance. Pursuant to Paragraph 23 of the Commission Settlement Agreement, each of the Settling Parties has agreed that money damages would not be a sufficient remedy for any material breach of any provision of the Commission Settlement Agreement by any Settling Party, and each non-breaching Settling Party shall be entitled to specific

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performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

      11. In connection with any action or proceeding concerning the enforcement of the Commission Settlement Agreement, the Plan or this Confirmation Order or other determination of the Settling Parties' rights under the Commission Settlement Agreement, the Plan or this Confirmation Order, the Commission has knowingly and expressly waived all existing and future rights of sovereign immunity, and all other similar immunities, as a defense. As set forth in Paragraph 20 of the Commission Settlement Agreement, the Commission has consented to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Bankruptcy Court. Such waiver is irrevocable and applies to the jurisdiction of any court, with respect to any suit, judgment, attachment in aid of execution of a judgment, attachment prior to judgment, set-off or any other legal process with respect to the enforcement of the Commission Settlement Agreement, the Plan or this Confirmation Order or other determination of the Settling Parties' rights under the Commission Settlement Agreement, the Plan or this Confirmation Order. As set forth in Paragraph 20 of the Commission Settlement Agreement, neither the Commission, nor any other California entity acting on the Commission's behalf, may assert immunity in an action or proceeding concerning the Settling Parties' rights under the Commission Settlement Agreement, the Plan or this Confirmation Order.

      12. As set forth in Paragraph 21 of the Commission Settlement Agreement, none of the Settling Parties shall contest the validity and enforceability of the Plan, the Commission Settlement Agreement, this Confirmation Order, or any order entered by the Bankruptcy Court as contemplated by or required to implement the Plan and the Commission Settlement Agreement.

      13. The Commission Settlement Agreement is consistent with state law. Any order entered by the Bankruptcy Court contemplated or required to implement the Plan or the

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Commission Settlement Agreement upon the Plan and the Commission Settlement
Agreement becoming effective, shall be enforceable under federal law.

      14. The Plan, the Commission Settlement Agreement, and the orders to be entered by the Bankruptcy Court as contemplated under the Commission Settlement Agreement and the Plan, upon becoming effective, shall be irrevocable and binding upon the Settling Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

      15. The Bankruptcy Court shall retain jurisdiction to enforce the Commission Settlement Agreement, the Plan and this Confirmation Order.

      16. The obligations of the Debtor and/or the Reorganized Debtor entered into pursuant to Sections 7.2, 7.3 and 7.5 of the Plan are valid obligations, binding upon and enforceable against the Debtor and/or the Reorganized Debtor, as applicable, by the counterparty or counterparties to such obligations in accordance with the terms and conditions of such obligations.

      17. Except as otherwise expressly provided in the Plan, to the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy Code), the occurrence of the Effective Date as to the Debtor shall discharge and release the Debtor, the Reorganized Debtor, and their respective successors and assigns, and the assets or properties of any of the foregoing, as of the Confirmation Date, from any and all Claims, debts, liens, security interests, encumbrances and interests that arose prior to the Confirmation Date, including, without limitation, any Claim of the kind specified in sections 502(g), (h) or (i) of the Bankruptcy Code, and any Claim for interest earned or accrued after the Petition Date.

      18. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Debtor, the Debtor in Possession, the Reorganized Debtor and the Parent shall execute full releases of the Commission, its present and former Commissioners and employees, and the

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advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, from any and all Causes of Action held by or assertable on behalf of the Debtor or the Parent or derivative of the Debtor's or the Parent's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement and Sections 11.4(a) and (b) of the Plan.

      19. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Commission, its present and former Commissioners and employees, as well as the advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, shall execute full releases of the Debtor, the Debtor in Possession, the Reorganized Debtor and the Parent, in each case in any capacity, from any and all Causes of Action held by or assertable on behalf of the Commission or derivative of the Commission's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement and Sections 11.4(a) and (b) of the Plan.

      20. As of the Effective Date, and subject to the release by the Releasees set forth in Section 11.6 of the Plan, the releases by the Debtor, the Debtor in Possession and the Reorganized Debtor, of the Releasees as set forth in Section 11.5 of the Plan shall become effective subject to the terms and conditions set forth in that section.

      21. In consideration of the release of the Releasees and other valuable consideration, as of the Effective Date, each of the Releasees, at its option, shall release the Debtor, the Debtor in Possession, the Reorganized Debtor, the Parent, and their respective subsidiaries and affiliates, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee, in any way relating to the Debtor, the Debtor in Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan, and the

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ownership, management and operation of the Debtor and Debtor in Possession. The release by the Debtor, the Debtor in Possession and the Reorganized Debtor in
Section 11.5 of the Plan shall be provided only to Releasees who execute and deliver to the Debtor, the Debtor in Possession and the Reorganized Debtor a release as provided in Section 11.6 of the Plan and in a form acceptable to the Debtor, the Debtor in Possession and the Reorganized Debtor.

            22. Nothing contained in the Plan or this Confirmation Order shall release or discharge any Causes of Action that do not belong to the Debtor or the estate or that may be asserted directly by third parties against non-debtors, including but not limited to the respective law enforcement actions filed against PG&E Corporation and its officers and directors by the California Attorney General and the City and County of San Francisco seeking injunctive relief and penalties for violations of California Business and Professions Code section 17200 (the "17200 Actions"). Further, in the event it is finally determined, after exhaustion of all federal and state appellate recourse, if any, that the remedy of restitution prayed for in the aforementioned 17200 Actions may be obtained by the California Attorney General and/or the City and County of San Francisco notwithstanding the bankruptcy of Debtor, the release and discharge provisions in the Plan or Commission Settlement Agreement shall not apply to the restitution remedy prayed for in the respective 17200 Actions. Notwithstanding the foregoing, the release provisions in Section 11.4 of the Plan shall include the mutual releases of any and all Causes of Action of the Parent against the Commission (and/or its related parties as stated therein) and any and all Causes of Action of the Commission against the Parent (and/or its related parties as stated therein) as set forth in the Commission Settlement Agreement and the Plan. The Court's approval under section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019 of the releases in the Plan and Commission Settlement Agreement does not amount to an adjudication of the underlying merits of the claims being released.

                    ORDER CONFIRMING PLAN OF REORGANIZATION

      23. Nothing contained in the Plan, the Land Conservation Commitment described in Paragraph 17 of the Commission Settlement Agreement and set forth in Appendix E thereto, the Land Conservation Commitment Stipulation or this Confirmation Order shall adversely affect the rights and interests of the City of Santa Clara with respect to the Grizzly Project, the related Federal Energy Regulatory Commission Project 619 License (known as the "Bucks Creek License"), as described in the Grizzly Development and Mokelumne Settlement Agreement dated March 8, 1990, and as provided for in all related agreements between the parties with respect thereto, including, but not limited to: (a) Amendment Number Four to the Grizzly Development and Mokelumne Settlement Agreement by and between Pacific Gas and Electric Company and City of Santa Clara dated June 5, 2002; (b) Grizzly Operation and Maintenance Agreement by and between Pacific Gas and Electric Company and City of Santa Clara dated June 5, 2002; and (c) Grizzly Billing Dispute Settlement Agreement dated August 26, 2003. Further, PG&E shall use its best efforts to cause the Stewardship Council to serve all notices provided for in paragraph 11c of the Land Conservation Commitment Stipulation (i.e., of meetings of the Stewardship Council (as defined in the Land Conservation Commitment Stipulation) and of consideration of the disposition of any individual parcel to implement the Land Conservation Commitment) by mail or other effective manner on the City of Santa Clara addressed as follows: City Manager, City of Santa Clara, 1500 Warburton Avenue, Santa Clara, CA 95050, or at such other address as designed by the City of Santa Clara by written notice to Pacific Gas and Electric Company and the Stewardship Council.

      24. The rights afforded in the Plan and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets or properties. Except as otherwise provided in the Plan, (a) as of the Confirmation Date, all such Claims against and Equity

                     ORDER CONFIRMING PLAN OF REORGANIZATION

Interests in the Debtor shall be satisfied, discharged and released in full and
(b) all Persons and Governmental Entities shall be precluded from asserting against the Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

      25. Except as otherwise expressly provided in the Plan and in accordance with section 1141(d)(1) of the Bankruptcy Code, to the fullest extent permitted by applicable law (including, without limitation, section 105 of the Bankruptcy
Code), all Entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are enjoined, on and after the Confirmation Date, from
(a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any Lien of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, (d) asserting any right of setoff or recoupment of any kind against any obligation due to (or asserting any right of subrogation with respect to any type of claim against) the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, to the extent and only to the extent such right of setoff, recoupment and/or subrogation is not permitted under applicable law, and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. This injunction shall also enjoin all parties in interest, including, without limitation, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, from taking any action in violation of this Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor and their respective properties

                     ORDER CONFIRMING PLAN OF REORGANIZATION
and interests in property. Except as provided by Sections 11.4, 11.6 and 11.7 of the Plan, this paragraph shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtor.

      26. As of the Confirmation Date, none of the Debtor, the Debtor-in-Possession, the Parent, the Committee (including present and former members), the Commission (including its present and former Commissioners), or any of the foregoing's respective members, officers, directors, employees, advisors, professionals and agents, shall have or incur any liability to any holder of a Claim or Equity Interest or other party in interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Debtor-in-Possession, the Parent, the Committee, the Commission and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in this paragraph shall effect a release in favor of any Person other than the Debtor with respect to any debt owed to any Governmental Entity for any liability of such Person arising under (x) the Tax Code, or any state, city or municipal tax code, or (y) the environmental laws of the United States, or any state, city or municipality.

      27. All executory contracts and unexpired leases that exist between the Debtor and any Person or Governmental Entity shall be deemed assumed by the Debtor upon the occurrence of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to a Final Order entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and

                     ORDER CONFIRMING PLAN OF REORGANIZATION
served prior to the Confirmation Date that results in a Final Order or (iii) that is set forth in Schedule 6.1 to the Plan, as contained in the Plan Supplement, as of the Confirmation Date.

      28. Subject to the occurrence of the Effective Date, entry of this Confirmation Order shall constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1 of the Plan; (b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases of non-residential property specified in Section 6.1 of the Plan; and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 of the Plan.

      29. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 of the Plan must be properly filed in the Chapter 11 Case and served upon the Debtor no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease; (b) notice of entry of the Confirmation Order, and (c) notice of an amendment to Schedule 6.1 of the Plan (as contained in the Plan Supplement). All such Claims not filed within such time shall be forever barred from assertion against the Debtor, its estate and its property.

      30. Except as may otherwise be agreed by the parties, the Debtor shall cure or provide adequate assurance that the Debtor will promptly cure, as provided in Section 6.4 of the Plan, any and all defaults within thirty (30) days after the Effective Date with respect to executory contracts and unexpired leases assumed by the Debtor pursuant to Section 6.1 of the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code. Within thirty (30) days after the Effective Date, the Debtor shall pay, in Cash, (i) all such cure amounts arising prior to the filing of the Chapter 11 Case and (ii) all such cure amounts arising from and after the Petition Date up to (but

                     ORDER CONFIRMING PLAN OF REORGANIZATION
not including) the date which is sixty (60) days prior to the Effective Date. All such cure amounts arising on or after sixty (60) days prior to the Effective Date shall be treated as Ordinary Course Liabilities. The counterparty shall not be required to file an Administrative Expense Claim or any other Claim with respect to such cure payments. In the event that the counterparty disputes the sufficiency of the cure amount tendered by the Debtor, the notice and dispute resolution procedures set forth in Section 6.4 of the Plan shall apply.

      31. Except as otherwise provided herein with respect to the Commission, all holders of Professional Compensation and Reimbursement Claims as to which fee applications are required shall file and serve their respective final fee applications, as to all fees and expenses incurred in connection with this Chapter 11 Case prior to the Confirmation Date, no later than 90 days after the Confirmation Date. No fee applications shall be required for any professional services rendered after the Confirmation Date, and the Debtor may pay the charges that it incurs after the Confirmation Date for professional fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

      32. Except as otherwise provided herein or as otherwise subsequently ordered by the Court, all objections to Claims (except for Administrative Expense Claims) shall be filed and served on the applicable claimant no later than the Effective Date, or, if a Claim is permitted to be filed thereafter, within thirty (30) days after such Claim has been filed. Except as to applications for allowance of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Reorganized Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims. Except for Professional Compensation and Reimbursement Claims, and except for claims for cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor, all requests for allowance and payment of any Administrative Expense Claim arising on or before the Confirmation

                     ORDER CONFIRMING PLAN OF REORGANIZATION

Date shall be filed no later than 30 days after the Confirmation Date, and all requests for allowance and payment of any Administrative Expense Claim arising after the Confirmation Date and on or before the Effective Date shall be filed no later than 30 days after the Effective Date.

      33. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any notes or the issuance of any securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any instrument of transfer under, in furtherance of, or in connection with the Plan ("Exempt Transactions") shall not be subject to any stamp, real estate transfer, documentary transfer, mortgage recording or other similar tax. All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, any documents relating to such Exempt Transactions without payment of any recording tax, stamp tax, transfer tax, or similar tax imposed by federal, state or local law.

      34. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, this Court shall retain jurisdiction of all matters arising out of, or related to, this Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

            a. to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

            b. to hear and determine any and all adversary proceedings, applications and contested matters;

            c. to hear and determine any objection to Administrative Expense Claims or, except as provided in Section 4.15(c) of the Plan, to Claims;

                     ORDER CONFIRMING PLAN OF REORGANIZATION

            d. to enter and implement such orders as may be appropriate in the event this Confirmation Order is for any reason stayed, revoked, modified or vacated;

            e. to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

            f. to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, this Confirmation Order;

            g. to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331, 503(b) and 1129(a)(4) of the Bankruptcy Code;

            h. to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Commission Settlement Agreement, the Plan and/or this Confirmation Order;

            i. to hear and determine proceedings to recover assets of the Debtor and property of the Debtor's estate, wherever located;

            j. to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

            k. to hear and determine matters concerning the escrow(s), if any, established pursuant to Section 5.4(g) of the Plan;

            l. to hear any other matter not inconsistent with the Bankruptcy Code; and

            m. to enter a final decree closing this Chapter 11 Case.

      35. All Persons holding Claims or Equity Interests which are dealt with under the Plan are hereby directed in accordance with the terms of the Plan to execute, deliver, file, or record any document, and to take any action necessary to implement, effectuate and consummate the Plan

                     ORDER CONFIRMING PLAN OF REORGANIZATION
in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents to be executed by them in connection with the Plan.

      36. In the event of any conflict or inconsistency between the terms of (a) the Plan, the Commission Settlement Agreement, or the Disclosure Statement, on the one hand, and (b) this Confirmation Order, on the other, the terms of this Confirmation Order shall control. In the event of any conflict or inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control. The Commission Settlement Agreement and its appendices, including the Commission's Decision No. 03-12-035 (the "Commission Decision"), are to be considered part of the Plan and this Order, and further, PG&E, the Parent and the Commission each explicitly agrees that the Commission Settlement Agreement and its appendices, including the Commission Decision, the Plan and the Order, when read together, reflect their understanding of the Commission Settlement Agreement.

      37. To the extent provided by the Plan, the Debtor shall continue to exist on the Effective Date, as the Reorganized Debtor, with all the rights and powers of such corporations under applicable law. Except as otherwise provided in the Plan, on or after the Effective Date, any and all assets and properties of the estate, and any and all assets and properties acquired by the Debtor or the Reorganized Debtor under any provision of the Plan, shall vest in the Reorganized Debtor, free and clear of any and all Claims, Liens, charges or other encumbrances. Except as otherwise provided by the Plan, on and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire and dispose of assets and properties and compromise or settle any claims against it without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, this Confirmation Order, any other agreement to which the applicable Reorganized Debtor is a party and which survives the Effective Date, or applicable law.

                     ORDER CONFIRMING PLAN OF REORGANIZATION

      38. On the Effective Date, the Committee shall be deemed dissolved and the members of the Committee shall be deemed released and discharged from all rights and duties arising from or related to this Chapter 11 Case; provided that counsel for the Committee and Committee professionals shall retain standing, where applicable, and be entitled to recover all reasonable and necessary costs incurred for services rendered and expenses incurred in connection with the following: (i) any applications for allowance of compensation and reimbursement of expenses incurred prior to the Confirmation Date pending on the Effective Date or filed after the Effective Date pursuant to Section 2.2 of the Plan or requested pursuant to this Confirmation Order; (ii) responding to inquiries from creditors in Class 5, Class 6 or Class 8 regarding the Plan; (iii) analyzing, researching, filing documents, or making appearances, where necessary, to protect the interests of creditors in Class 5, Class 6 or Class 8 or to address implementation of the Plan as it pertains to such creditors; and (iv) any action taken at the request of the Reorganized Debtor.

      39. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the Exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding upon (a) the Proponents, (b) the Reorganized Debtor, (c) the respective subsidiaries and affiliates of the Proponents and the Reorganized Debtor, (d) all holders of Claims against or Equity Interests in the Debtor, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan, (e) all Settling Parties, (f) any other party in interest, and (g) each of the foregoing's respective successors and assigns.

      40. The Debtor is authorized and empowered (a) to execute, deliver, modify (to the extent such modification does not materially and adversely affect the rights of another Person unless the Debtor obtains the written consent of such Person) and/or file all Exhibits to the Plan and

                     ORDER CONFIRMING PLAN OF REORGANIZATION
the documents and agreements introduced into evidence at the Confirmation Hearing (including all exhibits and attachments thereto) and any and all other documents and agreements necessary to consummate and implement the Plan and (b) to perform any and all corporate acts and/or actions in implementing the Plan. No modifications shall be made to the Commission Settlement Agreement, however, except as provided by Paragraph 27 thereof.

      41. The Amended And Restated Indenture Of Mortgage Between Pacific Gas And Electric Company And BNY Western Trust Company, in substantially the form marked as "PG&E/OCC Exhibit 142" and admitted into evidence in the Confirmation Hearing (the "Indenture"), under which the New Mortgage Bonds will be issued if none of the New Money Notes are secured, is hereby approved. If none of the New Money Notes are secured as of the Effective Date, BNY Western Trust Company, in its capacity as trustee under the Indenture, is hereby directed to execute the Indenture no later than the Effective Date, to be effective upon the Effective Date.

      42. The chairman of the board, the president or any vice president and the secretary, the chief financial officer, the treasurer or any assistant secretary or assistant treasurer of the Reorganized Debtor shall cause the Articles of Incorporation and Bylaws of the Reorganized Debtor to contain the provisions necessary to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, and the chairman of the board, the president, any vice president, the chief financial officer, the controller, the secretary, the treasurer, any assistant treasurer and any assistant secretary, jointly or severally, shall exercise the power and authority of the Debtor and/or the Reorganized Debtor to effectuate the provisions of the Plan.

      43. If this Confirmation Order is vacated because, inter alia, the Effective Date does not occur, then (a) no distributions under the Plan shall be made, (b) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though this Confirmation Order had never been entered and
(c)

                     ORDER CONFIRMING PLAN OF REORGANIZATION
the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained in this Confirmation Order shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other Person or Governmental Entity or prejudice in any manner the rights of the Debtor or any other Person or Governmental Entity in any further proceeding involving the Debtor; provided, however, that the amounts paid pursuant to Section 4.2(a) of the Plan on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the PG&E Proponents, but the Debtor will not otherwise seek to recover such amounts.

      44. This Confirmation Order is and shall be deemed to be a separate Order with respect to the Debtor for all purposes. The Clerk is directed to file and docket this Confirmation Order in the Chapter 11 Case.

      45. The Chapter 11 Case shall not qualify as "fully administered" within the meaning of section 350 of the Bankruptcy Code and Rule 3022 of the Federal Rules of Bankruptcy Procedure, and a final decree shall not be entered in the Chapter 11 Case, until the later of (i) nine (9) years after the Effective Date, and (ii) the date the Regulatory Asset shall have been fully amortized in the Reorganized Debtor's Retail Electric Rates.

                     ORDER CONFIRMING PLAN OF REORGANIZATION

      46. The failure specifically to include or reference any particular provision of the Plan or of the Commission Settlement Agreement in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed, and the Commission Settlement Agreement be approved, in their entirety. Dated: December 22 2003

                                         /s/ Dennis Montali
                                     ------------------------------
                                        HONORABLE DENNIS MONTALI
                                     UNITED STATES BANKRUPTCY JUDGE

APPROVED AS TO FORM AND SUBSTANCE:
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP


By        /s/ Alan W. Kornberg
  --------------------------------------
             Alan W. Kornberg
          COUNSEL TO CALIFORNIA
       PUBLIC UTILITIES COMMISSION

                     ORDER CONFIRMING PLAN OF REORGANIZATION

                                                                       EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT

                         NORTHERN DISTRICT OF CALIFORNIA

                             SAN FRANCISCO DIVISION

In re                                           Case No. 01 30923 DM

PACIFIC GAS AND ELECTRIC COMPANY,
a California corporation,                       Chapter 11 Case

                     Debtor.

Federal I.D. No. 94-0742640


                             PLAN OF REORGANIZATION
                   UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR
            PACIFIC GAS AND ELECTRIC COMPANY DATED JULY 31, 2003, AS
              MODIFIED BY MODIFICATIONS DATED NOVEMBER 6, 2003 AND
                                DECEMBER 19, 2003


Counsel for the Debtor, Pacific Gas and          Counsel for PG&E Corporation:
Electric Company:

HOWARD, RICE, NEMEROVSKI,                       DEWEY BALLANTINE LLP
CANADY, FALK & RABKIN,                          700 Louisiana, Suite 1900
A Professional Corporation                      Houston, Texas  77002
Three Embarcadero Center, 7th Floor             (713) 445-1500
San Francisco, California  94111
(415) 434-1600

COOLEY GODWARD LLP                              WEIL, GOTSHAL & MANGES LLP
One Maritime Plaza, 20th Floor,                 767 Fifth Avenue
San Francisco, California 94111-3580            New York, New York 10153
(415) 693-2000                                  (212) 310-8000

                                                ORRICK, HERRINGTON &
                                                SUTCLIFFE LLP


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Counsel for the Official Committee of
Unsecured Creditors:

MILBANK, TWEED, HADLEY &                      Old Federal Reserve Bank Building
McCLOY LLP                                    400 Sansome Street
601 South Figueroa St., Suite 3000            San Francisco, California 94111
Los Angeles, California  90017                (415) 392-1122
(213) 892-4000
                                              Co-Counsel to PG&E Corporation
                                              for Constitutional Law Matters:

                                              Professor Laurence Tribe
                                              Hauser Hall 420
                                              1575 Massachusetts Avenue
                                              Cambridge, Massachusetts 02138
                                              (617) 495-4621

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

         Pacific Gas and Electric Company, a California corporation (the "Debtor"), the Parent (as defined below) and the Committee (as defined below) jointly propose the following plan of reorganization for the Debtor under section 1121(a) of the Bankruptcy Code:

                                   ARTICLE I

                      DEFINITIONS AND CONSTRUCTION OF TERMS

         1.1 Definitions. As used herein, the following terms have the respective meanings specified below:

         1976 Letter has the meaning set forth in Section 6.9 hereof.

         1991 Settlement Agreement has the meaning set forth in Section 6.9 hereof.

         92A Bonds means those certain California Pollution Control Financing Authority, 6 5/8% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series A issued by the Issuer in the aggregate principal amount of $35,000,000.

         92B Bonds means those certain California Pollution Control Financing Authority, 6.35% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1992 Series B issued by the Issuer in the aggregate principal amount of $50,000,000.

         93A Bonds means those certain California Pollution Control Financing Authority, 5 7/8% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series A issued by the Issuer in the aggregate principal amount of $60,000,000.

         93B Bonds means those certain California Pollution Control Financing Authority, 5.85% Pollution Control Revenue Bonds (Pacific Gas and Electric Company) 1993 Series B issued by the Issuer in the aggregate principal amount of $200,000,000.

         96B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series B issued by the Issuer in the aggregate principal amount of $160,000,000.

         96C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series C


  PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
issued by the Issuer in the aggregate principal amount of $200,000,000.

         96D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series D issued by the Issuer in the aggregate principal amount of $100,000,000.

         96E Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series E issued by the Issuer in the aggregate principal amount of $165,000,000.

         96F Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series F issued by the Issuer in the aggregate principal amount of $100,000,000.

         96G Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series G issued by the Issuer in the aggregate principal amount of $62,870,000.

         97A Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series A issued by the Issuer in the aggregate principal amount of $45,000,000.

         97B Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series B issued by the Issuer in the aggregate principal amount of $148,550,000.

         97C Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series C issued by the Issuer in the aggregate principal amount of $148,550,000.

         97D Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1997 Series D issued by the Issuer in the aggregate principal amount of $17,900,000.

         AB 57/SB 1976 means California Assembly Bill 57 and California Senate Bill 1976.

         AB 1890 means California Assembly Bill 1890.

         Administrative Expense Claims means all Claims against the Debtor constituting a cost


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, all actual and necessary costs and expenses of preserving the estate of the Debtor, all cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession, all Professional Compensation and Reimbursement Claims, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code; provided, however, that Administrative Expense Claims shall not include any Ordinary Course Liabilities.

         Allowed means, with reference to any Claim against or Equity Interest in the Debtor, (a) any Claim which has been listed by the Debtor in the Debtor's Bankruptcy Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, and for which no contrary proof of claim or objection to claim has been filed; (b) any Claim or Equity Interest allowed hereunder; (c) any Claim or Equity Interest which is not Disputed; (d) any Claim or Equity Interest that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or under the Plan; or (e) any Claim or Equity Interest which, if Disputed, has been Allowed by Final Order; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered "Allowed Claims" hereunder. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Administrative Expense Claim" or "Allowed Claim" shall not, for any purpose under the Plan, include interest on such Administrative Expense Claim or Claim from and after the Petition Date.

         Assumed Corporate Indemnities means all obligations of the Debtor, pursuant to the Debtor's Articles of Incorporation or Bylaws, applicable state law or specific agreement, or any combination of the foregoing, to defend or indemnify, or to reimburse or limit the liability of, its present and any former officers, directors and/or employees who were officers, directors and/or employees, respectively, on or after the Petition Date, solely in their capacity as officers, directors and/or employees, against or with respect to any Claims or obligations.

         Assumed Indemnification Claims means all Claims against the Debtor, if any, as to which the claimant asserts rights based only upon the Assumed Corporate Indemnities.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

         ATCP Application means the Debtor's Annual Transition Cost Proceeding Application No. 01-09-003, presently pending before the Commission.

         Ballot means the form distributed to each holder of an Impaired Claim or Impaired Equity Interest on which such holder shall indicate acceptance or rejection of the Plan.

         Bank means, with respect to each Reimbursement Agreement, those certain banking or other financial institutions that are signatories thereto (other than the Letter of Credit Issuing Bank) and their respective successors and assigns.

         Bankruptcy Code means title 11 of the United States Code, as amended from time to time.

         Bankruptcy Court means the United States Bankruptcy Court for the Northern District of California (San Francisco Division) having jurisdiction over the Chapter 11 Case and, to the extent of any reference under section 157 of title 28 of the United States Code, the unit of such District Court under section 151 of title 28 of the United States Code.

         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as amended from time to time.

         Bond Loan means, with respect to each series of PC Bonds, the loan of the proceeds from the sale of such series of PC Bonds made by the Issuer to the Debtor pursuant to the terms of the respective Loan Agreement.

         Bond Trustee means, with respect to the PC Bonds, Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), a corporation organized under the laws of the State of New York, as trustee, or U.S. Bank, N.A., as trustee, under the Indentures pursuant to which the PC Bonds were issued, as applicable, and their successors and assigns or any successor trustee under such Indentures appointed in accordance with the terms thereof.

         Business Day means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.



          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

         Carizzo Plains has the meaning set forth in Paragraph 17 of the Commission Settlement Agreement.

         Cash means legal tender of the United States of America.

         Cause of Action means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Case, including through the Effective Date.

         Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor in the Bankruptcy Court on April 6, 2001, and filed under chapter 11 Case No. 01-30923 DM.

         Chromium Litigation means Causes of Action against the Debtor relating to alleged chromium contamination, including, but not limited to, the following fourteen (14) civil actions pending in California courts: (a) Aguayo v. Pacific Gas and Electric Company, filed March 15, 1995, in Los Angeles County Superior Court; (b) Aguilar v. Pacific Gas and Electric Company, filed October 4, 1996, in Los Angeles County Superior Court; (c) Acosta, et al. v. Betz Laboratories, Inc., et al., filed November 27, 1996, in Los Angeles County Superior Court; (d) Adams v. Pacific Gas and Electric Company and Betz Chemical Company, filed July 25, 2000, in Los Angeles County Superior Court; (e) Baldonado v. Pacific Gas and Electric Company, filed October 25, 2000, in Los Angeles County Superior Court;
(f) Gale v. Pacific Gas and Electric Company, filed January 30, 2001, in Los Angeles County Superior Court; (g) Fordyce v. Pacific Gas and Electric Company, filed March 16, 2001, in San Bernardino Superior Court; (h) Puckett v. Pacific Gas & Electric Company, filed March 30, 2001, in Los Angeles County Superior Court; (i) Alderson, et al. v. PG&E Corporation, Pacific Gas and Electric Company, Betz Chemical Company, et al., filed April 11, 2001, in Los Angeles County Superior Court; (j) Bowers, et al. v. Pacific Gas and Electric Company, et al., filed April 20, 2001, in Los Angeles County Superior Court; (k) Boyd, et al. v. Pacific Gas and Electric Company, et al., filed May 2, 2001, in Los Angeles County Superior Court; (l) Martinez, et al. v. Pacific Gas and Electric Company, filed June 29, 2001, in Los Angeles County Superior Court;

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

(m) Miller v. Pacific Gas and Electric Company, filed November 21, 2001, in Los Angeles County Superior Court; and (n) Lytle v. Pacific Gas and Electric Company, filed March 22, 2002, in Yolo County Superior Court.

         Chromium Litigation Claims means all Claims against the Debtor arising from the Chromium Litigation for damages or other obligations, including Punitive Damages; provided, however, that Chromium Litigation Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum or by a series of payments (which Claims are classified as General Unsecured Claims), (b) Environmental Claims, (c) Fire Suppression Claims, or (d) Pending Litigation Claims.

         Claim has the meaning set forth in section 101(5) of the Bankruptcy Code; provided, however, that any claim based on allocations under Commission Electric Rule 20, Section A, relating to undergrounding of electric distribution facilities, shall not be a Claim for purposes of this Plan and shall pass through the Plan unaffected.

         Class means a category of holders of Claims against or Equity Interests in the Debtor as set forth in Articles III and IV of the Plan.

         Clerk means the clerk of the Bankruptcy Court.

         Collateral means any property or interest in property of the estate of the Debtor subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

         Commercial Paper means short-term promissory notes of the Debtor bearing various interest rates based on the three (3) month London Interbank Offered Rate and issued under commercial paper dealer agreements between the Debtor and (a) Goldman Sachs & Co., dated May 30, 1997, (b) Bank of America, N.A., dated February 7, 1985, (c) Salomon Smith Barney, Inc., dated November 10, 2000, and (d) Merrill Lynch, Pierce Fenner & Smith (oral agreement).

         Commercial Paper Claims means all Claims against the Debtor arising from Commercial Paper.

         Commission means the California Public Utilities Commission or any successor agency,


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
and the commissioners thereof in their official capacities and their respective successors.

         Commission-DWR Rate Agreement means the agreement dated March 8, 2002 between the Commission and DWR relating to the establishment of DWR's revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

         Commission Plan has the meaning set forth in Section 7.1 hereof.

         Commission Settlement Agreement means that certain Settlement Agreement (and each term and provision thereof) by and among the Debtor, the Parent and the Commission, a true and correct copy of which is attached as Exhibit D hereto, as the same may be amended or modified by the Settling Parties.

         Committee means the official Committee of Unsecured Creditors appointed in the Chapter 11 Case by the United States Trustee pursuant to section 1102 of the Bankruptcy Code, as reconstituted from time to time. As of the date hereof, the Committee is comprised of Reliant Energy, Inc., Dynegy Power Marketing, Inc., P-E Berkeley, Inc., GWF Power Systems Company, Inc., Bank of America, N.A., Morgan Guaranty, Merrill Lynch, Davey Tree Expert Co., the City of Palo Alto, California, the State of Tennessee and Pacific Investment Management Company LLC.

         Common Stock shares of the Debtor's common stock, par value $5.00 per share.

         Common Stock Equity Interests means any right relating to the three hundred twenty-six million, nine hundred twenty-six thousand, six hundred sixty-seven (326,926,667) issued and outstanding shares of Common Stock as of the date hereof, all of which are held directly or indirectly by the Parent.

         Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

         Continuing PC Bond Related Debt means collectively, but without duplication, as of the date such calculation shall be made, (i) the aggregate principal amount of those Letter of Credit Backed PC Bonds, MBIA Insured Bonds, Mortgage Backed PC Bonds, and Treasury PC Bonds that remain outstanding under the terms of the related Indentures to the extent that such PC Bonds are held by a Person or Persons other than the Debtor, the Reorganized Debtor or any Affiliate thereof, (ii) the aggregate principal amount of the Reimbursement Obligations arising with respect to the Prior Bonds to the extent that such obligations are held by a Person or Persons other than the Debtor, the Reorganized Debtor or any Affiliate thereof, (iii) the aggregate principal amount owed by the Debtor under the terms of the respective Reimbursement Agreements as reimbursement of amounts drawn on the respective Letters of Credit for the payment of the principal of, or the principal portion of the purchase price of, Letter of Credit Backed PC Bonds, and (iv) the aggregate principal amount of any debt incurred by the Debtor or Reorganized Debtor to refund or otherwise refinance any of the foregoing other than New Money Notes.

         Debtor has the meaning set forth in the introduction to the Plan.

         Debtor-in-Possession means the Debtor in its capacity as debtor-in-possession in the Chapter 11 Case pursuant to sections 1101, 1107(a) and 1108 of the Bankruptcy Code.

         Debtor's Articles of Incorporation means the Restated Articles of Incorporation of the Debtor, effective as of May 6, 1998.

         Debtor's Bankruptcy Schedules means the schedules of assets and liabilities, schedule of current income and expenditures, schedule of executory contracts and unexpired leases, and statement of financial affairs filed in this Chapter 11 Case by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as amended from time to time.

         Debtor's Bylaws means the Bylaws of the Debtor, as amended as of February 21, 2001.

         Disbursing Agent means any Entity in its capacity as a disbursing agent under Section 5.4 hereof.

         Disclosure Statement means the Disclosure Statement for the Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Dated June __, 2003 proposed by the Proponents, including all exhibits, supplements, appendices and schedules


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
thereto (including, without limitation, the Plan and the Plan Supplement), as approved on July __, 2003 by the Bankruptcy Court pursuant to the Disclosure Statement Order and all modifications thereto.

         Disclosure Statement Order means the order of the Bankruptcy Court entered pursuant to section 1125 of the Bankruptcy Code approving the Disclosure Statement.

         Disputed means (a) with reference to any Claim against the Debtor, proof of which was timely and properly filed, or in the case of an Administrative Expense Claim or Claim as to which the Debtor has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order, and (b) any Claim against the Debtor, proof of which was required to be filed by order of the Bankruptcy Court or pursuant to applicable law, but as to which a proof of claim was not timely or properly filed. A Claim that is Disputed by the Debtor as to its amount only shall be deemed Allowed in the amount the Debtor admits owing, if any, and Disputed as to the excess.

         Disputed Claim Amount means the disputed portion of the amount set forth in the proof of claim relating to a Disputed Claim or, if an amount is estimated in respect of a Disputed Claim in accordance with section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3018, the amount so estimated pursuant to an order of the Bankruptcy Court.

         Distribution Record Date means the first Business Day after the date on which the conditions specified in Section 8.2 hereof have been satisfied or waived by the Proponents.

         DWR means the California Department of Water Resources.

         DWR Contracts means the contracts entered into by the DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor of the State of California on February 1, 2001.

         Effective Date means the tenth (10th) Business Day after the Distribution Record Date.

         Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

         Environmental, Fire Suppression, Pending Litigation and Tort Claims means all Environmental Claims, Fire Suppression Claims, Pending Litigation Claims and Tort Claims.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

         Environmental Claims means all Claims against the Debtor arising from
(i) any accusation, allegation, notice of violation, action, claim, environmental Lien, demand, abatement or other order, restriction or direction (conditional or otherwise) by any Governmental Entity or any other Person for personal injury (including, but not limited to, sickness, disease or death), tangible or intangible property damage, Punitive Damages, damage to the environment, nuisance, pollution, contamination or other adverse effect on the environment or costs (to the extent recoverable under applicable non-bankruptcy law) of any Governmental Entity related thereto, in each case resulting from or based upon (a) the existence, or the continuation of the existence, of a release of (including, but not limited to, sudden or non-sudden accidental or non-accidental releases), or exposure to, any hazardous or deleterious material, substance, waste, pollutant or contaminant, odor or audible noise in, into or onto the environment (including, but not limited to, the air, soil, surface water or groundwater) at, in, by, from or related to any property (including any vessels or facilities of the Debtor) presently or formerly owned, operated or leased by the Debtor or any activities or operations thereof, (b) the transportation, storage, treatment or disposal of any hazardous or deleterious material, substance, waste, pollutant or contaminant in connection with any property presently or formerly owned, operated or leased by the Debtor or its operations or facilities, or (c) the violation or alleged violation, of any environmental law, order or environmental permit or license of or from any Governmental Entity relating to environmental matters connected with any property presently or formerly owned, operated or leased by the Debtor (including, without limitation, any FERC license pertaining to any environmental matter, such as the Belden FERC License 2105 and the fish stocking requirements thereunder); and (ii) any claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtor by any third party, where such indemnification or contribution claim of such third party is based on a claim against such third party that if asserted directly against the Debtor would be a claim included with the immediately preceding clause (i); provided, however, that Environmental Claims shall not include (i) any Claims fully settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum or by a series of payments (which Claims are classified as General


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

Unsecured Claims), (ii) Tort Claims, (iii) Fire Suppression Claims, or (iv) Pending Litigation Claims.

         Environmental Order has the meaning set forth in Section 4.17(b) hereof.

         Equity Interest means any share of Common Stock, Preferred Stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest.

         ESP means energy service provider.

         ESP Claims means all Claims against the Debtor arising from PX energy credits payable by the Debtor to ESPs.

         Federal Judgment Rate means the interest rate allowed pursuant to section 1961 of title 28 of the United States Code, as amended, as published by the Board of Governors of the Federal Reserve System for the calendar week that preceded the Petition Date, which is 4.19% per annum.

         Fed.Rules Civ.Pro. means the Federal Rules of Civil Procedure.

         FERC means the United States Federal Energy Regulatory Commission.

         FERC Refund Proceedings means the pending FERC refund proceedings bearing FERC Docket Nos. EL00-95-045 and EL00-98-042 and related subdockets.

         Final Approval means (i) approval on behalf of the Commission that is not subject to any pending appeal or further right of appeal, or (ii) approval on behalf of the Commission that, although subject to a pending appeal or further right of appeal, has been agreed by each of the two PG&E Proponents in a writing filed with the Bankruptcy Court to constitute a "Final Approval" within the meaning of this clause (ii) of this definition.

         Final Order means an order or decree of the Bankruptcy Court, or any other court of competent jurisdiction, as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
been sought, such order or decree of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order or decree was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Fed.Rules Civ.Pro., or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order or decree shall not prevent such order or decree from being a Final Order.

         Fire Suppression Claims means all Claims against the Debtor by any Governmental Entity for damages and costs resulting from a fire that may be recovered under either state or federal law, including, but not limited to, Claims for damages to property, the cost of restoring all property damaged as a result of the fire, the cost of compensating all other losses resulting from damage to property arising from a fire, and costs incurred in fighting a fire, including all investigative, administrative, accounting, collection and other costs; provided, however, that the foregoing "including, but not limited to" description of the types of damages and costs that are included in this definition are for illustrative purposes only and do not constitute an acknowledgment or admission by the Proponents that any such damages or costs are in fact recoverable under state or federal law.

         First and Refunding Mortgage Bonds means (a) 6.25% First and Refunding Mortgage Bonds Series 93G due March 1, 2004, (b) 5.875% First and Refunding Mortgage Bonds Series 93E due October 1, 2005, (c) 6.250% First and Refunding Mortgage Bonds Series 81B due August 1, 2011, (d) 8.800% First and Refunding Mortgage Bonds Series 91A due May 1, 2024, (e) 8.375% First and Refunding Mortgage Bonds Series 92B due May 1, 2025, (f) 8.25% First and Refunding Mortgage Bonds Series 92D due November 1, 2022, (g) 7.25% First and Refunding Mortgage Bonds Series 93A due March 1, 2026, (h) 7.25% First and Refunding Mortgage Bonds Series 93D due August 1, 2026, (i) 6.75% First and Refunding Mortgage Bonds Series 93F due October 1, 2023, (j) 7.05% First and Refunding Mortgage Bonds Series 93F due October 1, 2023, and (k) 7.05% First and Refunding Mortgage Bonds Series 93H due March 1, 2024, each issued by the Debtor under the Mortgage, together with any Matured and Unpresented First and Refunding Mortgage Bonds,


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
provided that the Debtor is not waiving any rights or claims it may have under applicable non-bankruptcy law against any holder of any Matured and Unpresented First and Refunding Mortgage Bond or any other party with respect thereto.1

         Fixed Transition Amounts has the meaning set forth in section 840(d) of the PU Code.


         Floating Rate Note Claims means all Claims against the Debtor arising from the Floating Rate Notes.

         Floating Rate Notes means the Floating Rate Notes due October 31, 2001, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together with all amendments, modifications, renewals, substitutions and replacements thereof.

         Forbearance, Extension and Letter of Credit Fees has the meaning set forth in Section 4.11(b)(iii) hereof.

         FPA means the Federal Power Act of 1920, as amended.

         General Unsecured Claims means (a) Revolving Line of Credit Claims; (b) Medium Term Note Claims; (c) Senior Note Claims; (d) Floating Rate Note Claims;
(e) Southern San Joaquin Valley Power Authority Bond Claims; (f) Claims against the Debtor arising from the rejection of executory contracts and unexpired leases as defined in section 365 of the Bankruptcy Code; (g) Claims against the Debtor relating to pre-petition litigation; (h) Claims against the Debtor by the Debtor's vendors, suppliers and service providers; (i) Claims against the Debtor relating to intercompany obligations to Affiliates; and (j) Commercial Paper Claims; provided, however that

-----------
         (1)This definition does not include approximately $280,514,000 in principal amount of Series 93 C bonds maturing on August 1, 2003 (the "1993 Series C Bonds") that, but for such maturity date, otherwise would be within the definition of First and Refunding Mortgage Bonds that constitute Class 3a under the Plan. On June 20, 2003, the Debtor filed a motion with the Bankruptcy Court to permit timely payment of the approximately $280,514,000 principal amount of the 1993 Series C Bonds on August 1, 2003. Assuming such motion is granted, the 1993 Series C Bonds will be paid off on or about August 1, 2003, well before the confirmation hearing on the Plan, and therefore are not included in the definition of First and Refunding Mortgage Bonds and are not part of Class 3a under the Plan. If for any reason such motion is not approved, or the 1993 Series C Bonds are not timely paid off notwithstanding the approval of such motion, the Plan will be modified to add the 1993 Series C Bonds to the definition of First and Refunding Mortgage Bonds that constitute Class 3a under the Plan.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

General Unsecured Claims will not include any unsecured Claims included in any other Class (including, without limitation, Claims classified as Class 8 Claims).

         Governmental Entity has the meaning set forth for a governmental unit in section 101(27) of the Bankruptcy Code.

         Impaired means any Class of Claims against or Equity Interests in the Debtor that is impaired within the meaning of section 1124 of the Bankruptcy Code.

         Indenture means, with respect to each series of PC Bonds, that certain indenture of trust between the Issuer and the Bond Trustee pursuant to which such series of PC Bonds were issued, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

         Initial Calculation Date means (i) February 28, 2002, with respect to holders of Allowed Claims in Class 5 for Senior Indebtedness, holders of Allowed Southern San Joaquin Valley Power Authority Bond Claims and holders of Allowed Claims in Classes 4c, 4f, 4g and 9; and (ii) June 30, 2002, with respect to the remaining holders of Allowed Claims in Class 5 and the holders of Allowed Claims in Classes 1, 2, 6 and 7.

         Interest Period means the period commencing on any interest payment date specified herein and ending on the day preceding the next succeeding interest payment date; except in respect of the first interest period which extends to June 30, 2002, where the Interest Period shall commence on the earlier of the Petition Date or the date specified on Exhibit B, hereto, and shall end on June 30, 2002, and the second interest period shall commence on July 1, 2002.

         Interest Rate Hedges Motion means that certain "Motion For Authority To Enter Into Certain Hedging Transactions In Connection With Financing Under Proposed Plan Of Reorganization, And To Incur Secured Debt Related Thereto" filed by the Debtor in the Chapter 11 Case on August 29, 2003.

         Interest Rate Hedges Order means that certain "Order On Debtor's Motion For Authority To Enter Into Certain Hedging Transactions In Connection With Financing Under Proposed Plan Of Reorganization, And To Incur Secured Debt Related Thereto" granting the Interest Rate Hedges Motion, issued by the Bankruptcy Court in the Chapter 11 Case on September 26, 2003.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

      IRS means the United States Internal Revenue Service.

      ISO means the California Independent System Operator.

      ISO, PX and Generator Claims means all Claims against the Debtor arising from amounts due to the ISO, PX and various power generators based on purchases of electricity or ancillary services by the Debtor in markets operated by the PX and the ISO.

      Issuer means the California Pollution Control Financing Authority, a public instrumentality and political subdivision of the State of California, organized and existing under the California Pollution Control Financing Authority Act, being Division 27 (commencing at section 44500) of the California Health and Safety Code, as supplemented and amended.

      Land Conservation Commitment has the meaning set forth in Paragraph 17a of the Commission Settlement Agreement.

      LC Bank Agreement has the meaning set forth in Section 4.11(b)(iii) hereof.

      Letter of Credit means, with respect to each series of Letter of Credit Backed PC Bonds, that certain irrevocable direct pay letter of credit issued by the Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture, securing, among other things, the payment of the principal of, and interest on, the respective series of Letter of Credit Backed PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Letter of Credit Backed PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of Letter of Credit Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Letter of Credit Backed PC Bonds.

      Letter of Credit Backed PC Bonds means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Voting Record Date or the Effective Date, as applicable.

      Letter of Credit Issuing Bank means, with respect to each series of Letter of Credit Backed PC Bonds, the issuer of the Letter of Credit.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

      Letter of Credit Bank Claims means all Claims against the Debtor relating to (a) the contingent Claims of each Letter of Credit Issuing Bank and the applicable Banks, if any, with respect to payments that may become due by the Debtor under their respective Reimbursement Agreements with the Debtor in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and (b) the Claims of the Letter of Credit Issuing Banks and the applicable Banks, if any, for any and all accrued and unpaid amounts due by the Debtor under their respective Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Letter of Credit Issuing Bank under its respective Letter of Credit to the Bond Trustee for the payment of interest on the related series of Letter of Credit Backed PC Bonds.

      LIBOR means, with respect to each Interest Period, the rate per annum appearing on Bloomberg Professional page BBAM1 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars having the index maturity designated by the Debtor at approximately 11:00 a.m. (London time) on the LIBOR Interest Determination Date. If no rate appears on Bloomberg Professional page BBAM1, LIBOR shall mean the rate per annum appearing on Bridge Telerate Inc. page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars having the index maturity designated by the Debtor at approximately 11:00 a.m. (London time) on the LIBOR Interest Determination Date. If no rate appears on Bridge Telerate page 3750, the Debtor will request the principal London offices of each of four (4) major reference banks in the London interbank market, as selected by the Debtor, to provide the Debtor with its offered quotation for deposits in U.S. dollars having the index maturity designated by the Debtor to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on such LIBOR Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in such market at such time. LIBOR determined will be the arithmetic mean of the offered quotations. If fewer than two (2) quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in New York City on such LIBOR Interest Determination Date, by three (3) major banks in New York City selected by the Debtor for loans in U.S. dollars to leading European banks, having the index maturity designated by the Debtor that is representative for a


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
single transaction in U.S. dollars in such market at such time. If the banks so selected are not quoting as mentioned above, LIBOR will remain LIBOR in effect on such LIBOR Interest Determination Date.

      LIBOR Interest Determination Date means, for an Interest Period, the second (2nd) London Business Day immediately preceding the first day of that Interest Period; except that in the period prior to the Initial Calculation Date, the LIBOR Interest Determination Dates for (a) Allowed Claims under International Swap Dealers Association ("ISDA") Agreements shall be the Petition Date and each anniversary thereof prior to the Initial Calculation Date, and (b) Allowed Claims of power generators shall be as determined between the Debtor and each such power generator, notwithstanding the fact that none of such dates is an interest payment date.

      London Business Day means any day on which commercial banks in London are ordinarily open for business.

      License Conditions has the meaning set forth in Section 6.9 hereof.

      Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

      Loan Agreement means, with respect to each series of PC Bonds, that certain loan agreement by and between the Issuer and the Debtor with respect to such series of PC Bonds, as originally executed, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Master Ballot means the Ballot to be completed by Nominees of beneficial owners of bonds, notes, debentures or shares of stock of the Debtor.

      Matured and Unpresented First and Refunding Mortgage Bonds means, collectively, that portion of the Debtor's (a) First and Refunding Mortgage Bonds, Series II, 4.25%, (b) First and Refunding Mortgage Bonds, Series JJ, 4.5%, (c) First and Refunding Mortgage Bonds, Series LL, 4.625%, (d) First and Refunding Mortgage Bonds, Series MM, 5.375%, (e) First and Refunding Mortgage Bonds, Series NN, 5.75%, (f) First and Refunding Mortgage Bonds, Series OO, 5.50%, and (g) First and Refunding Mortgage Bonds, 8% Series 92C, to the extent that (i) such matured bonds have not been presented for payment by the holders thereof, and (ii) the Debtor is obligated to pay the principal of, and interest on, such bonds in accordance with the terms thereof under


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
applicable law, provided that the Debtor is not waiving any rights or claims it may have under applicable non-bankruptcy law against any holder of any such bond or any other party with respect thereto.

      MBIA means MBIA Insurance Corporation.

      MBIA Claims means all Claims against the Debtor relating to (a) the contingent Claims of MBIA with respect to payments that may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy, and (b) the Claims of MBIA for any and all accrued and unpaid amounts due by the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds.

      MBIA Insured PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of the MBIA Insured PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of MBIA Insured PC Bonds.

      MBIA Insured PC Bonds means those certain California Pollution Control Financing Authority, Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the Issuer in the aggregate principal amount of $200,000,000.

      MBIA Reimbursement Agreement means that certain Reimbursement and Indemnity Agreement, dated as of May 1, 2000, by and between the Debtor and MBIA, pursuant to which MBIA has issued the PC Bond Insurance Policy, together with all amendments, modifications and renewals thereof.

      Medium Term Note Claims means all Claims against the Debtor arising from the Medium Term Notes.

      Medium Term Notes means those certain notes bearing various interest rates from 5.810% to 8.450% due through October 7, 2013, other than the Senior Notes and the Floating Rate Notes, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
with all amendments, modifications, renewals, substitutions and replacements thereof.

      Moody's means Moody's Investors Service Inc. or its successor.

      Mortgage means that certain First and Refunding Mortgage, dated December 1, 1920, made by the Debtor, under which BNY Western Trust Company was trustee on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Mortgage Backed PC Bonds means, collectively, the 92A Bonds, the 92B Bonds, the 93A Bonds and the 93B Bonds.

      Mortgage Backed PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of the Mortgage Backed PC Bonds for all amounts due and owing by the Debtor under the Loan Agreement and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Mortgage Backed PC Bonds.

      New Money Notes has the meaning set forth in Section 7.2 hereof.

      New Mortgage Bonds means mortgage bonds to be issued by the Reorganized Debtor, the terms of which are set forth on the Summary of Terms of Debt Securities.

      Nominee means any brokerage firm or bank, or the agent of such firm or bank, holding the securities of a beneficial owner of bonds, notes, debentures or shares of stock of the Debtor.

      NRC means the United States Nuclear Regulatory Commission.

      NYSE means the New York Stock Exchange.

      Ordinary Course Liabilities means (i) liabilities incurred in the ordinary course of business by the Debtor-in-Possession, including, but not limited to, actual and necessary costs and expenses of operating the business of the Debtor-in-Possession, any indebtedness or obligations incurred or undertaken by the Debtor-in-Possession in connection with the conduct of its business, liabilities arising under loans or advances to or other obligations incurred by the Debtor-in-Possession, and real and personal property taxes and franchise fees; (ii) any Claims against the Debtor constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code arising on or after 60 days prior to the Effective Date, other than Professional Compensation and Reimbursement Claims; and (iii) all cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession arising on


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
or after 60 days prior to the Effective Date.

      Original Letter of Credit Fee has the meaning set forth in Section 4.11(b)(iv) hereof.

      Original PG&E Plan has the meaning set forth in Section 7.1(a) hereof.

      Other Priority Claims means all Claims against the Debtor, other than Administrative Expense Claims or Priority Tax Claims, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

      Other Secured Claims means all Claims against the Debtor relating to mechanics' and materialmen's Liens and secured tax Claims, as well as Secured Claims, other than Secured Claims Relating to First and Refunding Mortgage Bonds, Secured Claims Relating to PC-Related Mortgage Bonds and Mortgage Backed PC Bond Claims.

      Parent and PG&E Corporation means PG&E Corporation, a California corporation, the Debtor's parent company.

      PC Bond Documents means, with respect to each series of PC Bonds, the Loan Agreement, Indenture and all of the other documents, instruments, agreements and certificates evidencing, securing, governing or otherwise pertaining to the respective Bond Loan or the respective series of PC Bonds or otherwise executed and delivered by or on behalf of the Debtor in connection with any of the foregoing, together with all amendments, modifications, renewals, substitutions and replacements of or to any of the foregoing.

      PC Bond Insurance Policy means that certain Financial Guaranty Insurance Policy issued by MBIA with respect to the MBIA Insured PC Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      PC Bonds means collectively, the Letter of Credit Backed PC Bonds, the MBIA Insured Bonds, the Mortgage Backed PC Bonds, the Prior Bonds and the Treasury PC Bonds.

      PC-Related Mortgage Bonds means, with respect to each series of Mortgage Backed PC Bonds, those certain first and refunding mortgage bonds made by the Debtor in favor of the Bond Trustee pursuant to and secured by the Mortgage, in an aggregate principal amount equal to the related series of Mortgage Backed PC Bonds.

      Pending Litigation Claims means all Claims against the Debtor that are asserted in


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
litigation pending against the Debtor and that are listed in the Plan Supplement; provided, however, that Pending Litigation Claims shall not include
(a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims), (b) Environmental Claims, (c) Fire Suppression Claims or (d) Tort Claims.

      Person has the meaning set forth in section 101(41) of the Bankruptcy
Code.

      Petition Date means April 6, 2001, the date on which the Debtor commenced the Chapter 11 Case.

      PG&E Proponents means the Debtor and the Parent.

      Plan means this Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company Dated July 31, 2003 proposed by the Proponents, including, without limitation, the Plan Supplement and all exhibits, supplements, appendices and schedules hereto or thereto, either in their present form or as the same may be altered, amended or modified from time to time.

      Plan Supplement means the documents, schedules and other instruments filed with the Bankruptcy Court on July 18, 2003, in accordance with Section 11.17 hereof, and any supplements or amendments thereto filed with the Bankruptcy Court prior to the date the Proponents commence solicitation for votes for this Plan.

      Post-Petition Interest has the meaning set forth in Section 4.1 hereof.

      Preferred Stock means the issued and outstanding shares of the Debtor's First Preferred Stock, par value $25.00 per share. The Debtor's outstanding First Preferred Stock is comprised of: (a) 6% Non-Redeemable First Preferred;
(b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred;
(d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E; (f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

      Preferred Stock Equity Interests means any right relating to the Preferred Stock.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

      Prior Bond Claims means all Claims against the Debtor by the Prior Letter of Credit Issuing Banks for any and all accrued and unpaid amounts due by the Debtor under their respective Prior Reimbursement Agreements, including amounts due as reimbursement of amounts paid by each Prior Letter of Credit Issuing Bank under its respective Prior Letter of Credit to the Bond Trustee for the payment of the redemption price of the related series of Prior Bonds.

      Prior Bonds means, collectively, the 96B Bonds, the 96D Bonds, the 97A Bonds and the 97C Bonds.

      Prior Letter of Credit means, with respect to each series of Prior Bonds, that certain irrevocable direct pay letter of credit issued by the Prior Letter of Credit Issuing Bank for the account of the Debtor to the Bond Trustee and delivered to the Bond Trustee in accordance with the terms of the respective Indenture which secured, among other things, the payment of the principal of, and interest on, the respective series of Prior Bonds, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Prior Letter of Credit Issuing Bank means, with respect to each series of Prior Bonds, the issuer of the Prior Letter of Credit.

      Prior Reimbursement Agreement means, with respect to each series of Prior Bonds, that certain reimbursement or other agreement between the Debtor and the Prior Letter of Credit Issuing Bank providing for, among other things, the issuance of the related Prior Letter of Credit and the reimbursement of the Prior Letter of Credit Issuing Bank for draws made thereunder, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Priority Tax Claims means all Claims against the Debtor for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

      Professional Compensation and Reimbursement Claims means all Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals, the Committee and members of the Committee pursuant to sections 330(a) or 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code.

      Proponents means the Debtor, the Parent and the Committee.

      PU Code means the California Public Utilities Code.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

      Punitive Damages means punitive, exemplary or similar damages, or fines, penalties or similar charges that arise in connection with Environmental Claims, Fire Suppression Claims, Pending Litigation Claims or Tort Claims.

      PX means the California Power Exchange Corporation.

      QFs means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and the related regulations enacted thereunder.

      QUIDS means the 7.90% Deferrable Interest Subordinated Debentures, Series A, Due December 31, 2025, issued by the Debtor under the QUIDS Indenture, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      QUIDS Claims means all Claims against the Debtor arising from the QUIDS.

      QUIDS Indenture means the Indenture by and between the Debtor and National City Bank of Indiana, as successor-in-interest to Bank One Trust Company, N.A., as successor-in-interest to The First National Bank of Chicago, dated November 28, 1995, as supplemented by the First Supplemental Indenture dated November 28, 1995, as supplemented by the Second Supplemental Indenture dated March 25, 1996.

      Rate Recovery Litigation means Pacific Gas and Electric Co., Plaintiff v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

      Rate Reduction Bonds has the meaning set forth in section 840(e) of the PU Code.

      Refunding Bonds means, with respect to each series of Prior Bonds, a new series of revenue bonds to be issued by the Issuer (or another authorized Governmental Entity) for the benefit of the Reorganized Debtor, the proceeds of the sale of which shall be loaned by the Issuer to the Reorganized Debtor for the purpose of paying the principal portion of the redemption price of such series of Prior Bonds by repaying the related Reimbursement Obligation.

      Regulatory Asset has the meaning set forth in Paragraph 2 of the Commission Settlement Agreement.

      Reimbursement Agreement means, with respect to each series of Letter of Credit Backed PC Bonds, that certain reimbursement or other agreement between the Debtor and the Letter of


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Credit Issuing Bank and certain other Banks, if any, that are signatories thereto providing for, among other things, the issuance of the related Letter of Credit and the reimbursement of the Letter of Credit Issuing Bank and certain other Banks, if any, that are signatories thereto for draws made under such Letter of Credit, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Reimbursement Obligation means, with respect to each series of Prior Bonds, that portion of the reimbursement obligation of the Debtor under the Prior Reimbursement Agreement arising with respect to the portion of the final drawing made under the related Prior Letter of Credit for the payment of the principal portion of the redemption price of the related series of Prior Bonds.

      Releasees means the Committee and the Parent, and all Persons who (a) are present or former officers or directors of the Debtor or the Parent who were directors and/or officers of the Debtor or the Parent, respectively, on or after the Petition Date; (b) serve or served as members of the management of the Debtor or the Parent on or after the Petition Date; (c) are present or former members of the Committee; (d) are present or former officers and directors and other Persons who serve or served as members of the management of any present or former member of the Committee; (e) are advisors, consultants or professionals of or to the Debtor and/or the Parent, the Committee, or the members of the Committee, but in each case only to the extent such Persons are or were acting in any of the capacities set forth in (a) through (e) above.

      Reorganized Debtor means the Debtor, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

      Retail Electric Rates means any and all charges authorized by the Commission to be collected from the Debtor's and/or the Reorganized Debtor's retail electric customers.

      Retirement Plan has the meaning set forth in Section 6.7 hereof.

      Revolving Line of Credit means the Amended and Restated Credit Agreement, dated as of December 1, 1997, as amended, as to which Bank of America, N.A., was the Administrative Agent on the Petition Date, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Revolving Line of Credit Claims means all Claims against the Debtor arising from the


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Revolving Line of Credit.

      ROE has the meaning set forth in Paragraph 2b of the Commission Settlement Agreement.

      SEC means the United States Securities and Exchange Commission.

      Secured Claim means all Claims against the Debtor, to the extent reflected in the Debtor's Bankruptcy Schedules or a proof of claim as a Secured Claim, which are secured by a Lien on Collateral but only to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, and, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

      Secured Claims Relating to First and Refunding Mortgage Bonds means all Claims against the Debtor arising from the First and Refunding Mortgage Bonds.

      Secured Claims Relating to PC-Related Mortgage Bonds means all Claims against the Debtor arising from Secured Claims evidenced by the PC-Related Mortgage Bonds that secure the Mortgage Backed PC Bond Claims.

      Securities Act means the Securities Act of 1933, as amended.

      Senior Indebtedness means, collectively, Commercial Paper Claims, Floating Rate Note Claims, Medium Term Note Claims, Senior Note Claims and Revolving Line of Credit Claims.

      Senior Note Claims means all Claims against the Debtor arising from the Senior Notes.

      Senior Notes means the 7.375% Senior Notes due November 1, 2005, issued by the Debtor under an indenture by and between the Debtor and Wilmington Trust Company, as successor-in-interest to The Bank of New York, dated September 1, 1987, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Settlement and Stanislaus Commitments has the meaning set forth in Section
6.9 hereof.

      Settlement and Support Agreement means that certain Amended and Restated Settlement and Support Agreement dated as of March 27, 2002, by and among the Debtor, the Parent and certain holders of Senior Indebtedness who are parties thereto, as approved by the Order of the Bankruptcy Court dated March 27, 2002, entitled "Order on Motion by Pacific Gas and Electric Company for Order (A) Approving Settlement and Support Agreement By and Among Plan


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Proponents and Senior Debtholders, (B) Authorizing Payment of Pre- and Post-Petition Interest to Holders of Undisputed Claims in Certain Classes, (C) Authorizing Payment of Fees and Expenses of Indenture Trustees and Paying Agents and (D) Authorizing Debtor to Enter into Similar Agreements."

      Settling Parties means the parties to the Commission Settlement Agreement.

      Southern San Joaquin Valley Power Authority Agreement means the Agreement between the Debtor and the Southern San Joaquin Valley Power Authority dated as of July 1, 1997, and related Indenture of Trust, dated as of November 1, 1991, between the Southern San Joaquin Valley Power Authority and Bank of America, N.A., as Trustee in respect of amounts payable on certain bonds issued by Southern San Joaquin Power Authority maturing in 2001 through January 1, 2013, together with all amendments, modifications, renewals, substitutions and replacements thereof.

      Southern San Joaquin Valley Power Authority Bond Claims means all Claims against the Debtor arising from the Southern San Joaquin Valley Power Authority Agreement.

      S&P means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or its successor.

      State means the State of California.

      Stated Amount means, with respect to each Letter of Credit, the aggregate amount available to be drawn thereunder, from time to time, in accordance with the terms thereof.

      Summary of Terms of Debt Securities means the summary of terms of the New Money Notes and the New Mortgage Bonds as set forth on Exhibit A to the Plan.

      Tax Code means the United States Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

      TCBA means Transition Cost Balancing Account as established by Commission decisions pursuant to sections 367 and 368 of the PU Code.

      Tort Claims means (i) the Chromium Litigation Claims and all other Claims against the Debtor arising from any accusation, allegation, notice, action, claim, demand or otherwise for personal injury, tangible or intangible property damage, products liability or discrimination, or based


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
on employment, including Punitive Damages; and (ii) any Claim for indemnification or contribution (whether based on contract, statute or common law) against the Debtor by any third party, where such indemnification or contribution Claim of such third party is based on a Claim against such third party that if asserted directly against the Debtor would be a claim included within the immediately preceding clause (i); provided, however, that Tort Claims shall not include (a) any Claims settled, liquidated or determined by a Final Order or a binding award, agreement or settlement prior to the Petition Date for amounts payable by the Debtor for damages or other obligations in a fixed dollar amount payable in a lump sum by a series of payments (which Claims are classified as General Unsecured Claims); (b) Environmental Claims; (c) Fire Suppression Claims; or (d) Pending Litigation Claims.

      Treasury PC Bond Claims means all Claims against the Debtor by the Issuer, Bond Trustee and the holders of Treasury PC Bonds for all amounts due and owing by the Debtor under the Loan Agreements and each of the other PC Bond Documents executed by the Debtor in connection with the issuance of each series of Treasury PC Bonds.

      Treasury PC Bonds means, collectively, the 96G Bonds and the 97D Bonds.

      Unimpaired means any Class of Claims or Equity Interests that is not Impaired.

      URG means utility retained generation.

      URG Rate Base means the rate base amounts set forth in the Debtor's Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

      Voting Record Date means August 4, 2003.

      Watershed Lands has the meaning set forth in Paragraph 17 of the Commission Settlement Agreement.

      Workers' Compensation Claims means all Claims against the Debtor by employees of the Debtor for the payment of workers' compensation benefits under applicable law.

      Workers' Compensation Indemnity Agreements means (a) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify American Home Assurances Company in connection with issuance of Surety Bond No. 00-207-724 issued on behalf of the Debtor for Workers' Compensation, (b) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000,


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
to indemnify CAN Insurance Companies in connection with issuance of Surety Bond No. 159267371 issued on behalf of the Debtor for Workers' Compensation, (c) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify Kemper Insurance Companies in connection with issuance of Surety Bond No. 955006 issued on behalf of the Debtor for Workers' Compensation, (d) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify Travelers Insurance, as successor to Reliance Insurance Company, in connection with issuance of Surety Bond No. B1686191 issued on behalf of the Debtor for Workers' Compensation, and (e) the Indemnity Agreement by PG&E Corporation, dated April 7, 2000, to indemnify Firemen's Fund Insurance Company in connection with issuance of Surety Bond No. 11133362811 issued on behalf of the Debtor for Workers' Compensation.

      1.2 Interpretation; Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter. Unless otherwise specified herein, all section, article, schedule or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan. The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.

                                   ARTICLE II

    TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS, ORDINARY COURSE LIABILITIES, PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS, AND PRIORITY TAX CLAIMS

      2.1 Administrative Expense Claims. Except as otherwise provided herein, including Section 2.2 (with respect to Professional Compensation and Reimbursement Claims) and Section 6.4 hereof (with respect to cure amounts owed in respect of executory contracts and unexpired leases


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
assumed by the Debtor-in-Possession), (i) all requests for allowance and payment of any Administrative Expense Claim arising on or before the Confirmation Date shall be filed no later than the date that is thirty (30) days after the Confirmation Date, and (ii) all requests for allowance and payment of any Administrative Expense Claim arising after the Confirmation Date and on or before the Effective Date shall be filed no later than the date that is thirty
(30) days after the Effective Date. Except to the extent that any Entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, and except as otherwise provided herein, including Section
2.2 (with respect to Professional Compensation and Reimbursement Claims) and
Section 6.4 hereof (with respect to cure amounts owed in respect of executory contracts and unexpired leases assumed by the Debtor-in-Possession), (i) each holder of an Allowed Administrative Expense Claim arising on or before the Confirmation Date shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court; and (ii) each holder of an Allowed Administrative Expense Claim arising after the Confirmation Date and on or before the Effective Date shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the date that is 90 days after the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon as practicable thereafter, or on such other date as may be ordered by the Bankruptcy Court. Except as provided under applicable non-bankruptcy law or certain agreements with the Debtor approved by the Bankruptcy Court and which are incorporated into and made a part of the Plan, Post-Petition Interest will not be paid on Allowed Administrative Expense Claims.

      2.2 Professional Compensation and Reimbursement Claims. The holders of Professional Compensation and Reimbursement Claims shall file their respective final applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Confirmation Date by no later than the date that is ninety (90) days after the Confirmation Date, or such other date as may be fixed by the Bankruptcy Court. If granted by the Bankruptcy Court, such award shall be paid in full in such amounts as are Allowed by the


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Bankruptcy Court either (a) on the date such Professional Compensation and Reimbursement Claim becomes an Allowed Professional Compensation and Reimbursement Claim, or as soon as practicable thereafter, or (b) upon such other terms as may be mutually agreed upon between such holder of an Allowed Professional Compensation and Reimbursement Claim and the Debtor.

            2.3 Priority Tax Claims. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and complete settlement, satisfaction and discharge of its Allowed Priority Tax Claim, including Post-Petition Interest, Cash in an amount equal to such Allowed Priority Tax Claim plus accrued and unpaid Post-Petition Interest thereon on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter.

            2.4 Ordinary Course Liabilities. Ordinary Course Liabilities shall be paid in full and performed by the Debtor in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions and pursuant to applicable law, without the necessity of the filing of an Administrative Expense Claim. Except as provided under such agreements, instruments and documents or applicable non-bankruptcy law, Post-Petition Interest will not be paid on any Ordinary Course Liabilities. Any disputed Ordinary Course Liabilities shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced (except that, under sections 365 and/or 1123(b)(2) of the Bankruptcy Code, contractual provisions, accelerations and defaults eliminated or rendered unenforceable by such sections shall remain eliminated or unenforceable), and shall survive the Effective Date as if the Chapter 11 Case had not been commenced. In the event of a disputed Ordinary Course Liability, the Debtor shall be liable in the amount or in the manner determined by a Final Order or by a binding award, agreement or settlement; provided, however, that the Debtor shall preserve all rights and defenses respecting any Ordinary Course Liability that exists under applicable law. All disputed Ordinary Course Liabilities shall be determined and liquidated under applicable non-bankruptcy law in the administrative or judicial tribunal in which they are pending as of the Effective Date or, if no such action is pending


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. In light of the unimpaired pass-through treatment of Ordinary Course Liabilities hereunder, the Reorganized Debtor waives the discharge of section 1141(d) of the Bankruptcy Code as to any Ordinary Course Liability.

                                   ARTICLE III

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

            Claims against and Equity Interests in the Debtor, other than Administrative Expense Claims, Professional and Reimbursement Claims and Priority Tax Claims, are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

CLASS                       CLAIM/INTEREST                           STATUS
-----                       --------------                           ------
  1     Other Priority Claims                                      Unimpaired

  2     Other Secured Claims                                       Unimpaired

  3a    Secured Claims Relating to First and Refunding              Impaired
        Mortgage Bonds

  3b    Secured Claims Relating to PC-Related Mortgage Bonds        Impaired

  4a    Mortgage Backed PC Bond Claims                              Impaired

  4b    MBIA Insured PC Bond Claims                                Unimpaired

  4c    MBIA Claims                                                 Impaired

  4d    Letter of Credit Backed PC Bond Claims                     Unimpaired

  4e    Letter of Credit Bank Claims                                Impaired

  4f    Prior Bond Claims                                          Unimpaired

  4g    Treasury PC Bond Claims                                    Unimpaired

  5     General Unsecured Claims                                    Impaired

  6     ISO, PX and Generator Claims                               Unimpaired(2)

-------------
      (2) The Proponents believe that Classes 6 and 7 are unimpaired by the Plan, and such Classes are accordingly so classified. However, the Proponents understand that certain holders of Class 6 and/or Class 7 Claims believe that Class 6 and/or Class 7 Claims are impaired by the Plan. Accordingly, to avoid any delay in the confirmation process, as a precautionary measure holders of Class 6 and Class 7 Claims will be solicited to vote on the Plan and their votes will be tabulated, so that in the event any such holders object to confirmation of the Plan based on the classification of their Claims as unimpaired and the Bankruptcy Court sustains such objection, the results of their votes will be known for purposes of applying the confirmation standard under section 1129(a)(8) of the (... continued)


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

CLASS                       CLAIM/INTEREST                           STATUS
-----                       --------------                           ------
  7     ESP Claims                                                 Unimpaired(2)

  8     Environmental, Fire Suppression, Pending Litigation        Unimpaired
        and Tort Claims

  9     QUIDS Claims                                               Unimpaired

  10    Workers' Compensation Claims                               Unimpaired

  11    Preferred Stock Equity Interests                           Unimpaired

  12    Common Stock Equity Interests                              Unimpaired

                                   ARTICLE IV

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

            4.1 Payment of Interest. Allowed Claims shall include amounts owed with respect to the period prior to the Petition Date and applicable interest accrued and unpaid during such period. Except as otherwise provided herein, holders of Allowed Claims shall also be paid in Cash accrued and unpaid interest on such Allowed Claims from the Petition Date through the Effective Date ("Post-Petition Interest"). Except as otherwise provided herein, including Exhibit B attached hereto, any Post-Petition Interest shall be calculated and paid at the lowest non-default rate and in accordance with the terms specified in the applicable statute, indenture or instrument governing such Allowed Claim or, if no such instrument exists or the applicable instrument does not specify a non-default rate of interest, Post-Petition Interest shall be calculated and paid on such Allowed Claim at the Federal Judgment Rate. Except as provided under applicable non-bankruptcy law or certain agreements with the Debtor approved by the Bankruptcy Court and which are incorporated into and made a part of the Plan, Post-Petition Interest will not be paid on the following Allowed
Claims: Administrative Expense Claims, Environmental, Fire Suppression, Pending Litigation and Tort Claims, and Workers' Compensation Claims.


-------------
(... continued)
Bankruptcy Code. Accordingly, allowing the holders of Class 6 and Class 7 Claims to vote is without prejudice to the Proponents' position that these Classes are unimpaired, and the Proponents reserve the right to contest any objection to the unimpaired status of Classes 6 and 7.


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

            4.2 Timing of Payments and Distributions.

                  (a) Pursuant to an Order entered by the Bankruptcy Court on April 9, 2001 authorizing the interim use of Cash collateral, and an Order entered by the Bankruptcy Court on May 9, 2001 approving a stipulation for the use of Cash collateral between the Debtor and the trustee for the First and Refunding Mortgage Bonds, as subsequently amended, the Debtor has paid and will continue to pay Post-Petition Interest to the holders of Allowed Claims in Classes 3a, 3b and 4a. In addition, the Debtor will make payments of Post-Petition Interest that has accrued and is unpaid on and after the Initial Calculation Date and through the last day of the last calendar quarter ending prior to the Effective Date, in arrears, in quarterly installments (or in the case of such first quarter following the Initial Calculation Date, for holders of Allowed Claims for which February 28, 2002 is the Initial Calculation Date, the four month period from March 1, 2002 to June 30, 2002) as follows: (x) on the first Business Day of the next calendar quarter to the holders of Allowed Claims in Class 5 for Senior Indebtedness, the holders of Allowed Southern San Joaquin Power Authority Bond Claims and the holders of Allowed Claims in Classes 4c, 4f, 4g and 9, and (y) within thirty (30) days following the end of the calendar quarter, to the remaining holders of Allowed Claims in Class 5 and the holders of Allowed Claims in Classes 1, 2, 6 and 7. Any Post-Petition Interest that accrues during the period commencing on the first day of the calendar quarter in which the Effective Date occurs and ending on the Effective Date will be paid on the Effective Date.

                  (b) Pursuant to an Order entered by the Bankruptcy Court on November 26, 2002 approving a stipulation between the Debtor and MBIA, the Debtor continues to pay Post-Petition Interest to the holders of Allowed MBIA Claims (Class 4c), but beginning December 1, 2002, converted to semi-annual payments of Post-Petition Interest on June 1 and December 1 of each year in accordance with the terms of the applicable loan documents.

                  (c) Pursuant to an Order entered by the Bankruptcy Court on April 9, 2002 approving the Debtor's execution and performance under an agreement with the Letter of Credit Issuing Banks entitled "Summary of Terms with Respect to Forbearance and Proposed Revised Treatment of Letter of Credit Bank Claims in the Plan of Reorganization" and pursuant to an Order entered by the Bankruptcy Court on June 17, 2002 approving the Debtor's execution and


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
performance under the "First Amended and Restated Summary of Terms With Respect to Forbearance and Proposed Revised Treatment of Letter of Credit Bank Claims in the Plan of Reorganization," the Debtor has made and will continue to make certain payments to the Letter of Credit Issuing Banks and to the holders of Allowed Claims in Class 4e prior to the Effective Date, as set forth in such agreements and in Section 4.11 hereof.

                  (d) Except as set forth in Sections 4.2(a) and 4.2(b) above and except to the extent a holder of an Allowed Claim or Equity Interest has otherwise been paid all or a portion of such holder's Allowed Claim or Equity Interest prior to the Effective Date, each of the distributions specified in this Article IV with respect to each Allowed Claim or Equity Interest shall (i) occur on the later of the Effective Date and the date such Allowed Claim or Equity Interest becomes an Allowed Claim or Equity Interest, or as soon as practicable thereafter, and (ii) be in full and complete settlement, satisfaction and discharge of such Allowed Claim or Equity Interest.

                  (e) Nothing in the Plan shall affect the right of reconsideration set forth in section 502(j) of the Bankruptcy Code. Any Claims that become Allowed Claims following reconsideration by the Bankruptcy Court shall be treated in the same manner as Allowed Claims in the same Class.

            4.3 Class 1 - Other Priority Claims.

                  (a) Distributions. Each holder of an Allowed Other Priority Claim, if any exist, shall be paid Cash in an amount equal to such Allowed Claim.

                  (b) Impairment and Voting. Class 1 is unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            4.4 Class 2 - Other Secured Claims.

                  (a) Distributions/Reinstatement of Claims. Each holder of an Allowed Other Secured Claim shall, at the option of the Debtor, (i) be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code or (ii) be paid Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code and in accordance with the


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
terms specified in the applicable statute, indenture or instrument governing such Allowed Other Secured Claim.

                  (b) Impairment and Voting. Class 2 is unimpaired by the Plan. Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            4.5 Class 3a - Secured Claims Relating to First and Refunding Mortgage Bonds.

                  (a) Allowance. The Secured Claims Relating to First and Refunding Mortgage Bonds shall be Allowed Secured Claims Relating to First and Refunding Mortgage Bonds in the amount of approximately $2,653,000,000(3) plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related First and Refunding Mortgage Bond trustee accrued through the Petition Date under the terms of the Mortgage, plus:

                        (i) with respect to the following series of First and Refunding Mortgage Bonds, a prepayment premium payable in cash upon the Effective Date as follows: a 1.0000% premium with respect to the 8.800% First and Refunding Mortgage Bonds Series 91A due May 1, 2024, a 0.1000% premium with respect to the 5.875% First and Refunding Mortgage Bonds Series 93E due October 1, 2005, a 0.0250% premium with respect to the 6.25% First and Refunding Mortgage Bonds Series 93G due March 1, 2004 and a 1.0000% premium with respect to the 7.05% First and Refunding Mortgage Bonds Series 93H due March 1, 2024,

                        (ii) with respect to all other series of redeemable First and Refunding Mortgage Bonds as to which the redemption period commences prior the Effective Date, any prepayment premium provided under the First and Refunding Mortgage Bonds that applies to prepayment of such First and Refunding Mortgage Bonds on or prior to the Effective Date, which

-------------
      (3) This $2,653,000 total includes approximately $234,000,000 in First and Refunding Mortgage Bonds owned in treasury by the Debtor as of the date hereof. All or any portion of such treasury bonds owned by the Debtor that remain outstanding may be cancelled on or reasonably promptly prior to the Effective Date pursuant to the treatment of such treasury bonds specified in Section 4.5(b) hereof. Prior to the Effective Date, the Debtor shall not sell any such treasury bonds, provided that the Debtor may use any portion of such treasury bonds (and effect the cancellation thereof) for the purpose of meeting its sinking fund or similar obligations under the Mortgage.


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
shall be payable in Cash, and

                        (iii) with respect to all other series of redeemable First and Refunding Mortgage Bonds as to which the redemption period commences subsequent to the Effective Date, a prepayment premium equal to the premium that would apply at the commencement of such redemption period, shall be payable in Cash;

            provided, however, that Allowed Secured Claims Relating to First and Refunding Mortgage Bonds shall not include any other prepayment premium or penalties associated with the repayment of First and Refunding Mortgage Bonds; and provided further, that no prepayment premium will be paid on any series of First and Refunding Mortgage Bonds that matures in accordance with its terms prior to the Effective Date if the Allowed Secured Claims on such series of First and Refunding Mortgage Bonds are paid on or about the maturity date thereof.

                  (b) Distributions. Except as provided in the next sentence, each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds shall be paid Cash in an amount equal to such Allowed Secured Claim. As to all First and Refunding Mortgage Bonds owned in treasury by the Debtor that remain outstanding, the Debtor's Allowed Secured Claim pertaining to such First and Refunding Mortgage Bonds may, in lieu of payment thereof in Cash pursuant to the preceding sentence, be satisfied and discharged by the cancellation of such First and Refunding Mortgage Bonds reasonably promptly prior to the Effective Date.

                  (c) Liens. All existing Liens securing the Allowed Secured Claims Relating to First and Refunding Mortgage Bonds shall be extinguished as of the Effective Date.

                  (d) Impairment and Voting. Class 3a is impaired by the Plan. Each holder of an Allowed Secured Claim Relating to First and Refunding Mortgage Bonds is entitled to vote to accept or reject the Plan.

            4.6 Class 3b - Secured Claims Relating to PC-Related Mortgage Bonds.

                  (a) Allowance. The Claims of the PC-Related Mortgage Bonds trustee with respect to payment of principal, prepayment premium, if any, and interest on the PC-Related Mortgage Bonds shall be deemed contingent Claims, and the Claims of the PC-Related Mortgage Bonds trustee with respect to all other amounts that may become due and owing by the Debtor under


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
the terms of the Mortgage, including unpaid fees and expenses of the PC-Related Mortgage Bonds trustee accrued through the Petition Date under the terms of the Mortgage, shall be deemed Allowed Secured Claims.(4)

                  (b) Distributions.

                        (i) If none of the New Money Notes are secured on the Effective Date, then each series of PC-Related Mortgage Bonds shall be replaced with New Mortgage Bonds. In such event, each holder of a PC-Related Mortgage Bond shall be paid an amount in Cash equal to any and all accrued and unpaid interest owed to such holder in respect of such PC-Related Mortgage Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date.

                        (ii) If any of the New Money Notes are secured on the Effective Date, then with respect to each series of PC-Related Mortgage Bonds securing a series of Mortgage Backed PC Bonds redeemed in accordance with
Section 4.7(b)(ii) hereof, each holder of an Allowed Secured Claim relating to such series of PC-Related Mortgage Bonds shall be paid Cash in an amount equal to such Allowed Claim.

                  (c) Liens. If any of the New Money Notes are secured on the Effective Date, all existing Liens securing the Allowed Secured Claims Relating to PC-Related Mortgage Bonds shall be extinguished as of the Effective Date.

                  (d) Impairment and Voting. Class 3b is impaired by the Plan. Each holder of an Allowed Secured Claim Relating to PC-Related Mortgage Bonds is entitled to vote to accept or reject the Plan.

-------------
      (4) With respect to each series of Mortgage Backed PC Bonds, in order to secure and provide for the repayment of the respective Bond Loan, the Debtor issued and delivered to the Bond Trustee its PC-Related Mortgage Bonds, of like principal amount, maturity, interest rate and redemption provisions as the related series of Mortgage Backed PC Bonds. Under the terms of the respective PC Bond Documents related to the Mortgage Backed PC Bonds, the Debtor is obligated to repay principal and interest on the respective Bond Loan only to the extent that such payments are not timely provided for by the payment of principal and interest on the respective PC-Related Mortgage Bonds. Funds received by the Bond Trustee as the payment of Class 3b Allowed Claims will be applied by the Bond Trustee to satisfy a like amount of Class 4a Allowed Claims. Accordingly, the estimate of $345 million is the aggregate amount of all Allowed Claims in Classes 3b and 4a.


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

            4.7 Class 4a - Mortgage Backed PC Bond Claims.

                  (a) Allowance. The Mortgage Backed PC Bond Claims shall be deemed Allowed Secured Claims in the amount of $345,000,000,(5) plus accrued and unpaid pre-petition interest on such amount, plus prepayment premium, if any, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                  (b) Distributions.

                        (i) If none of the New Money Notes are secured on the Effective Date, then:

                              (A) Each series of Mortgage Backed PC Bonds, and
each of the PC Bond Documents relating thereto, shall be renewed and remain outstanding. To the extent such payments are not made or provided for by the payment of Class 3b Claims to or for the benefit of the Bond Trustee, each holder of a Mortgage Backed PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Mortgage Backed PC Bond in accordance with the terms thereunder to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreements shall also be paid in Cash.

                              (B) On or prior to the Effective Date, with
respect to each series of Mortgage Backed PC Bonds that will remain outstanding after the Effective Date, the Reorganized Debtor, the Issuer and Bond Trustee shall receive an opinion of the original bond counsel to the effect that the transactions set forth herein with respect to each series of Mortgage Backed PC Bonds and the execution and delivery of any releases, amendments or other agreements in connection therewith will not, in and of themselves, cause interest on such series of Mortgage Backed PC Bonds to become includable in the gross income of the holders thereof for federal income tax purposes.

                        (ii) If any of the New Money Notes are secured on the Effective Date,

-------------
      (5) See footnote 4.


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
then all of the Mortgage Backed PC Bonds shall, at the option of the Reorganized Debtor with respect to each series of Mortgage Backed PC Bonds, be (A) redeemed in accordance with their terms and each holder of an Allowed Secured Claim relating to such series of Mortgage Backed PC Bonds shall be paid Cash in an amount equal to such Allowed Claim, or (B) to the extent permitted under the terms of the Indenture, purchased in lieu of redemption or otherwise in accordance with their terms, and each holder of a Mortgage Backed PC Bond of such series will be paid a purchase price in Cash for its Mortgage Backed PC Bond(s) in an amount equal to its Allowed Secured Claim with respect to such Mortgage Backed PC Bond(s), provided that, in connection with any such purchase of the Mortgage Backed PC Bonds on the Effective Date, the Reorganized Debtor shall cause the PC-Related Mortgage Bonds securing such outstanding Mortgage Backed PC Bonds (and the Mortgage pursuant to which such PC-Related Mortgage Bonds were issued) to be released and cancelled. The Reorganized Debtor may, among other things, at its option, fund the redemption or purchase price of Mortgage Backed PC Bonds tendered for redemption or purchase on the Effective Date in accordance with the terms hereof from remarketing proceeds received from the sale and remarketing of such bonds or from the proceeds of the issuance and sale of refunding bonds, which remarketed or refunding bonds may at the option of the Reorganized Debtor, be secured by, among other things, contingent notes issued under the same indenture as the New Money Notes and ranking pari passu therewith in accordance with the provisions of Section 7.2 hereof.

                  (c) Impairment and Voting. Class 4a is impaired by the Plan. Each holder of an Allowed Mortgage Backed PC Bond Claim is entitled to vote to accept or reject the Plan.

            4.8 Class 4b -- MBIA Insured PC Bond Claims.

                  (a) Allowance. The MBIA Insured PC Bond Claims shall be deemed Allowed MBIA Insured PC Bond Claims in the amount of $200,000,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                  (b) Distributions. The MBIA Insured PC Bonds, and each of the PC Bond Documents relating thereto, shall remain outstanding. The Loan Agreement and the PC Bond


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Documents related to the MBIA Insured PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of a MBIA Insured PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such MBIA Insured PC Bond in accordance with the terms of the respective MBIA Insured PC Bond, to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement shall also be paid in Cash.

                  (c) Impairment and Voting. Class 4b is unimpaired by the Plan. Each holder of an Allowed MBIA Insured PC Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            4.9 Class 4c -- MBIA Claims.

                  (a) Allowance. The Claims of MBIA with respect to payments that may become due by the Debtor under the terms of the MBIA Reimbursement Agreement as reimbursement for payments made by MBIA under the PC Bond Insurance Policy shall be deemed contingent Claims, and the Claims of MBIA for any and all other accrued and unpaid amounts due by the Debtor under the MBIA Reimbursement Agreement, including any and all amounts due by the Debtor as reimbursement of amounts paid by MBIA under the PC Bond Insurance Policy to the Bond Trustee for the payment of interest on the MBIA Insured PC Bonds shall be deemed Allowed MBIA Claims.

                  (b) Distributions. Each holder of an Allowed MBIA Claim shall be paid Cash equal to its pro rata share of the aggregate amount paid by MBIA to the Bond Trustee with respect to the payment of interest on the MBIA Insured PC Bonds during the period from the Petition Date to and including the last scheduled interest payment date preceding the Effective Date, together with its pro rata share of all other amounts due and owing to MBIA under the terms of the MBIA Reimbursement Agreement through the Effective Date, including any accrued and unpaid interest due on such amounts to the extent provided in the MBIA Reimbursement Agreement at the non-default rate. In addition, (i) if any of the New Money Notes are secured on the Effective Date, the Reorganized Debtor will deliver to MBIA, or for the benefit of MBIA, a contingent note issued under the same indenture as the New Money Notes and ranking pari passu therewith, in an amount


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
equal to the aggregate outstanding principal amount of the MBIA Insured PC Bonds as additional security for the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement after the Effective Date, and (ii) if none of the New Money Notes are secured on the Effective Date but at least twenty-five percent (25%) of the aggregate principal amount of the credit facilities established pursuant to the first sentence of Section 7.3 hereof are secured on the Effective Date, the Reorganized Debtor will deliver to MBIA, or for the benefit of MBIA, a contingent note issued under the same indenture as the New Mortgage Bonds and ranking pari passu therewith, in an amount equal to the aggregate outstanding principal amount of the MBIA Insured PC Bonds as additional security for the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement after the Effective Date. Principal amounts under any contingent note issued pursuant to the preceding sentence shall be payable only to the extent that the Reorganized Debtor has failed to satisfy its obligations under the MBIA Reimbursement Agreement to reimburse MBIA for any payments made by MBIA pursuant to the PC Bond Insurance Policy for the payment of the principal of the MBIA Insured PC Bonds. Such contingent note shall accrue interest on any principal amount then due and payable thereunder at a rate equal to the interest rate which accrues on any outstanding reimbursement obligations of the Reorganized Debtor under the MBIA Reimbursement Agreement. Any payments made under such contingent note shall be deemed to satisfy the Reorganized Debtor's obligations under the MBIA Reimbursement Agreement.

                  (c) Impairment and Voting. Class 4c is impaired by the Plan. Each holder of an Allowed MBIA Claim is entitled to vote to accept or reject the Plan.

            4.10 Class 4d -- Letter of Credit Backed PC Bond Claims.

                  (a) Allowance. The Letter of Credit Backed PC Bond Claims shall be deemed Allowed Letter of Credit Backed PC Bond Claims in the amount of $613,550,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.


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                             AND DECEMBER 19, 2003

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                  (b) Distributions. Each series of Letter of Credit Backed PC
Bonds, and each of the PC Bond Documents relating thereto, shall remain outstanding. Each of the Loan Agreements and the PC Bond Documents related to the Letter of Credit Backed PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. Each holder of a Letter of Credit Backed PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Letter of Credit Backed PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement will also be paid in Cash.

                  (c) Impairment and Voting. Class 4d is unimpaired by the Plan. Each holder of an Allowed Letter of Credit Bank Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            4.11 Class 4e -- Letter of Credit Bank Claims.

                  (a) Allowance. The Letter of Credit Bank Claims with respect to payments that may become due by the Debtor under the terms of each of the Reimbursement Agreements as reimbursement for amounts drawn under the Letters of Credit shall be deemed contingent Claims in an amount equal to the outstanding Stated Amount of each of the Letters of Credit, and Letter of Credit Bank Claims for any and all other accrued and unpaid amounts due by the Debtor under each of the Reimbursement Agreements, including any and all amounts due by the Debtor as reimbursement of amounts paid by a Letter of Credit Issuing Bank under its Letter of Credit to the Bond Trustee for the payment of interest on the related Letter of Credit Backed PC Bonds, shall be deemed Allowed Letter of Credit Bank Claims.

                  (b) Distributions.

                        (i) With respect to each Letter of Credit Issuing Bank, until the earlier of (x) the Effective Date, (y) the date the respective Letter of Credit is terminated or the stated amount thereof is permanently reduced, or
(z) the date that any of the related series of Letter of Credit Backed PC Bonds are redeemed, to the extent that the Debtor has not reimbursed the applicable Letter of Credit Issuing Bank and the applicable Banks, if any, for drawings made on the


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

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related Letter of Credit with respect to the payment of interest on the related series of Letter of Credit Backed PC Bonds to the extent provided in the respective Reimbursement Agreement, each holder of an Allowed Letter of Credit Bank Claim shall be paid Cash in an amount equal to its pro rata share of the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the Letter of Credit Backed PC Bonds to which such Letter of Credit Bank Claim relates during the period from the Petition Date to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date. Each holder of an Allowed Letter of Credit Bank Claim will also be paid Cash in an amount equal to its pro rata share of all other amounts then due and owing to the respective Letter of Credit Issuing Bank and the applicable Banks, if any, under the terms of the respective Reimbursement Agreement (other than for reimbursement of drawings on the respective Letter of Credit) through the Effective Date, including, without limitation, interest at the interest rate due on such amounts to the extent provided in the respective Reimbursement Agreements and any due and owing Forbearance, Extension and Letter of Credit Fees (as hereinafter defined) through the Effective Date, and the reasonable fees and expenses of unrelated third-party professionals retained by the Letter of Credit Issuing Banks, to the extent incurred subsequent to the Petition Date in the Chapter 11 Case.

                        (ii) On the Effective Date one of the following shall occur with respect to each series of Letter of Credit Backed PC Bonds and its respective Letter of Credit, at the option of the Debtor separately for each series of Letter of Credit Backed PC Bonds:

                              (A) Purchase Option. The respective series of
Letter of Credit Backed PC Bonds shall be called for mandatory tender in accordance with the terms of the respective Indenture and shall be purchased by the respective Bond Trustee through a draw on the related Letter of Credit and, at the option of the respective Letter of Credit Issuing Bank, shall either be registered in the name of the respective Letter of Credit Issuing Bank or in the name of the Debtor subject to a first lien security interest in favor of the respective Letter of Credit Issuing Bank to additionally secure the obligations of the Debtor under the related Reimbursement Agreement. On the Effective Date, to the extent that the Letter of Credit Issuing Bank and the Banks have not been


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                             AND DECEMBER 19, 2003
reimbursed therefor, the Letter of Credit Issuing Bank will receive Cash in an amount equal to the sum of (i) the interest portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (ii) the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the respective Letter of Credit Backed PC Bonds during the period from and after June 27, 2002 to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with interest at the non-default rate due on such amounts to the extent provided in the respective Reimbursement Agreement. On the Effective Date, the Letter of Credit Issuing Bank shall transfer the related Letter of Credit Backed PC Bonds in the aggregate original principal amount as set forth on Exhibit C attached hereto to the Debtor or its assignee free and clear of all liens. On the Effective Date, the Letter of Credit Issuing Bank will receive (i) Cash in an amount equal to the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (ii) a fee (the "Purchase Option Incentive Fee") in an amount equal to 0.4% of the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit.

                              (B) Remarketing Option. The respective series of
Letter of Credit Backed PC Bonds shall be called for mandatory tender in accordance with the terms of the respective Indenture and shall be purchased by the respective Bond Trustee through a draw on the related Letter of Credit. The Debtor will then either (i) provide or cause to be provided to the respective Bond Trustee an alternative "Credit Facility" pursuant to the terms of the respective Indenture in lieu of the existing Letter of Credit, or (ii) obtain the consent of the Issuer to remarket the respective series of Letter of Credit Backed PC Bonds without credit enhancement in accordance with the terms of the applicable Indenture. In either event the respective series of Letter of Credit Backed PC Bonds shall be remarketed, at par, in accordance with the terms of the Indenture and the other PC Bond Documents. In such event, on the Effective Date, the Letter of Credit Issuing Bank will receive, to the extent that the Letter of Credit Bank has not been reimbursed therefor (i) from the Debtor, Cash in an amount equal to the sum of (A) the interest portion of the purchase price of the


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (B) the aggregate amount paid by the respective Letter of Credit Issuing Bank to the respective Bond Trustee under the terms of the applicable Letter of Credit with respect to the payment of the interest on the respective Letter of Credit Backed PC Bonds during the period from and after June 27, 2002 to and including the last scheduled interest payment date on such Letter of Credit Backed PC Bonds preceding the Effective Date, together with interest at the non-default rate due on such amounts to the extent provided in the respective Reimbursement Agreement, (ii) from the Debtor, a fee (the "Remarketing Option Incentive Fee") in an amount equal to either (1) 0.5% of the aggregate principal amount of the respective Letter of Credit Backed PC Bonds remarketed on the Effective Date the payment of the principal of and interest on which are secured by either a replacement Letter of Credit, with a term of not less then one year from the Effective Date, delivered to the Trustee in accordance with the terms of the respective Indenture upon terms acceptable to the Debtor or an extension of the existing Letter of Credit delivered to the Trustee in accordance with the terms of the respective Indenture upon terms acceptable to the Debtor, or (2) 0.4% of the aggregate principal amount of the respective Letter of Credit Backed PC Bonds remarketed on the Effective Date the payment of the principal of and interest on which are not secured by such a Letter of Credit, and (iii) from the Bond Trustee, an amount equal to the principal portion of the purchase price of the tendered Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, which amount shall be paid from the remarketing proceeds of the respective Letter of Credit Backed PC Bonds in accordance with the terms of the respective Indenture.

                              (C) No Bonds Option. With respect to each Letter
of Credit Issuing Bank and the related Banks, if any, in the event that neither the Purchase Option nor the Remarketing Option, as applicable, can be consummated or the respective series of Letter of Credit Backed PC Bonds are redeemed on or prior to the Effective Date as the result of the expiration of the respective Letter of Credit or otherwise, then at the option of the Debtor separately for each Letter of Credit Bank Claim and Reimbursement Agreement either:

                                    (i) On the Effective Date, the Letter of
Credit Issuing Bank will receive Cash in an amount equal to the sum of (A) the principal portion of the redemption


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit (the "Principal Reimbursement") and (B) any and all accrued and unpaid interest owing to the Letter of Credit Issuing Bank in respect of such Principal Reimbursement, at a fluctuating rate of interest, in accordance with the terms of the applicable Reimbursement Agreement; or

                                    (ii) On the Effective Date, the Letter of
Credit Issuing Bank shall sell, transfer and assign to the Debtor or its assignee, without recourse, all of the Letter of Credit Issuing Bank's and the related Banks' rights, title and interest in the applicable Letter of Credit Bank Claim and Reimbursement Agreement, including, but not limited to, the right to receive repayment of the Principal Reimbursement in the aggregate principal amount as set forth on Exhibit C attached hereto, together with the right to receive payment of interest thereon as set forth in the amended Reimbursement Agreement, free and clear of all liens. On the Effective Date, the Debtor or its assignee shall purchase from the Letter of Credit Issuing Bank and the related Banks, if any, all of their rights, title and interest in the applicable Letter of Credit Bank Claim and Reimbursement Agreement for a purchase price in Cash in an amount equal to the sum of (A) the respective Principal Reimbursement and (B) any and all accrued and unpaid interest owing to the Letter of Credit Issuing Bank in respect of such Principal Reimbursement, at a fluctuating rate of interest, in accordance with the terms of the applicable Reimbursement Agreement.

                                    In addition to the foregoing with respect to
the No Bond Option, if (i) the Letter of Credit Issuing Bank maintains its Letter of Credit outstanding in the stated amount set forth on Exhibit C attached hereto through the Effective Date and does not provide the Trustee with notice of default under its Reimbursement Agreement or non-reinstatement of its Letter of Credit or take any other action which would result in the redemption, either in whole or in part, of the outstanding Letter of Credit Backed PC Bonds without the prior written consent of the Debtor, and (ii) the Letter of Credit Issuing Bank and each of the related Banks, if any, take all action reasonably required by the Debtor to keep the Letter of Credit Backed PC Bonds outstanding and to facilitate either the Purchase Option or the Remarketing Option, as applicable, including, without limitation, giving direction to the Trustee, providing commercially reasonably indemnification to the Issuer and Trustee, and using their best efforts to consummate the proposed amendments to the


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
terms of the Letter of Credit Backed PC Bonds as set forth in the LC Bank Agreement (as hereinafter defined) and to consummate either the Purchase Option or the Remarketing Option as applicable, so as to maintain for the Debtor the benefits of the tax-exempt financing provided by the related series of Letter of Credit Backed PC Bonds, then, on the Effective Date (A) in the event that the Letter of Credit Backed PC Bonds were redeemed prior to the Effective Date for reasons beyond the control of the Letter of Credit Issuing Bank, the Letter of Credit Issuing Bank will receive from the Debtor, a fee in an amount equal to 0.05% of the principal portion of the redemption price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit, and (B) in the event that the Letter of Credit Backed PC Bonds are redeemed on the Effective Date for reasons beyond the control of the Letter of Credit Issuing Bank, the Letter of Credit Issuing Bank will receive from the Debtor, a fee (the "No Bonds Option Fee") in an amount equal to 0.10% of the principal portion of the redemption price of the redeemed Letter of Credit Backed PC Bonds paid out of a draw on the respective Letter of Credit.

                        (iii) Pursuant to the terms of an agreement among the Debtor and each of the Letter of Credit Issuing Banks (the "LC Bank Agreement") that was approved by order of the Bankruptcy Court entered on June 17, 2002, the Letter of Credit Issuing Banks have agreed, among other things and subject to certain conditions, to (A) maintain each of the Letters of Credit outstanding in the stated amounts set forth on Exhibit C attached hereto, (B) not provide the Trustee with notice of any default under any of the Reimbursement Agreements or non-reinstatement of any of the Letters of Credit or take any other action which would result in the mandatory tender or redemption, either in whole or in part, of any of the outstanding Letter of Credit Backed PC Bonds without the prior written consent of the Debtor, and (C) extend the expiration date of each of the Letters of Credit to the first Business Day subsequent to the one (1)-year anniversary of the expiration date of each Letter of Credit existing as of the Petition Date; provided, however, that each Letter of Credit Issuing Bank is only obligated to undertake or refrain from undertaking those actions set forth in clauses (A) and (B) immediately above until the earlier of (i) the last interest payment date on the related series of Letter of Credit Backed PC Bonds immediately preceding the expiration date of such Letter of Credit, as such expiration date shall be extended in accordance with the terms


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
of the LC Bank Agreement, or (ii) the occurrence of a "Termination Event" (as such term is defined in the LC Bank Agreement). In consideration for such forbearance and other actions by the Letter of Credit Issuing Banks, the Debtor shall, subject to certain terms and conditions as set forth in the LC Bank Agreement, pay to each Letter of Credit Issuing Bank, (1) during the period from and after June 17, 2002 and continuing until July 1, 2002, quarterly, in arrears, the Letter of Credit fee as set forth in the respective Reimbursement Agreement (the "Original Letter of Credit Fee"), together with an amount equal to the positive difference, if any, of an amount per annum equal to two percent (2%) of the Stated Amount of the Letter of Credit, less the Original Letter of Credit Fee, which total fee accrues from and after December 1, 2001 and until July 1, 2002, and has been payable on the same dates as are set forth for payment of Letter of Credit Fees in the applicable Reimbursement Agreement, and
(2) during the period from and after July 1, 2002 and continuing until the Effective Date, quarterly, in arrears, the Original Letter of Credit Fee, together with an amount equal to the positive difference, if any, of an amount per annum equal to three percent (3%) of the Stated Amount of the Letter of Credit, less the Original Letter of Credit Fee, which total fee accrues from and after July 1, 2002 until the Effective Date, and shall be payable on the same dates as are set forth for payment of Letter of Credit Fees in the applicable Reimbursement Agreement (the Original Letter of Credit Fee together with such additional sums being hereinafter referred to collectively as the "Forbearance, Extension and Letter of Credit Fees"). Additionally, pursuant to the terms of the LC Bank Agreement, the Debtor has agreed, among other things and subject to certain conditions, to pay to Deutsche Bank AG New York Branch an agency fee in the amount of $250,000, which fee was paid by the Debtor on June 18, 2002.

                  (c) Impairment and Voting. Class 4e is impaired by the Plan. Each holder of an Allowed Letter of Credit Bank Claim is entitled to vote to accept or reject the Plan.

            4.12 Class 4f -- Prior Bond Claims.

                  (a) Allowance. The Prior Bond Claims shall be deemed Allowed Prior Bond Claims in the amount of $453,550,000, plus any and all other accrued and unpaid amounts due by the Debtor under the terms of each of the Prior Reimbursement Agreements; provided, however, that each Allowed Prior Bond Claim shall be paid in the amount necessary to render it unimpaired as set


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
forth herein.

                  (b) Distributions. Each Allowed Prior Bond Claim will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. On the Effective Date one of the following shall occur with respect to each Prior Reimbursement Agreement and all of the Allowed Prior Bond Claims arising with respect thereto:

                        (i) Each holder of an Allowed Prior Bond Claim shall be paid Cash in an amount equal to (A) the outstanding Reimbursement Obligation, or portion thereof, owing to such holder, (B) any and all accrued and unpaid interest owing to such holder in respect of such Reimbursement Obligation or applicable portion thereof at a fluctuating rate of interest in accordance with the terms of the applicable Reimbursement Agreement, and (C) all other amounts due and owing to the respective holder of an Allowed Prior Bond Claim under the terms of the respective Prior Reimbursement Agreement, through the Effective Date.

                        (ii) Alternatively, upon the written request of the Debtor, with the prior written consent of the respective Prior Letter of Credit Issuing Bank, the related Banks and each of the other holders of Allowed Prior Bond Claims related thereto, each such holder of an Allowed Prior Bond Claim shall be paid Cash in an amount equal to (A) any and all accrued and unpaid interest owing to such holder in respect of the Reimbursement Obligation or applicable portion thereof owing to such holder at a fluctuating rate of interest in accordance with the terms of the applicable Reimbursement Agreement, and (B) all other amounts (other than the Reimbursement Obligation or applicable portion thereof) due and owing to the respective holder of an Allowed Prior Bond Claim under the terms of the respective Prior Reimbursement Agreement, through the Effective Date. On the Effective Date, the applicable Prior Letter of Credit Issuing Bank, the related Banks and any other holders of Allowed Prior Bond Claims related thereto shall sell, transfer and assign to the Debtor or its assignee, all of the Prior Letter of Credit Issuing Bank's, the related Banks' and the related Allowed Prior Bond Claim holders' rights, title and interest in the applicable Prior Reimbursement Agreement, including, but not limited to, the right to receive repayment of the related Reimbursement Obligation, together with the right to receive payment of interest thereon as set forth in the applicable Prior Reimbursement Agreement, free and clear of all Liens. In such


        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
event, on the Effective Date, the Debtor or its assignee shall purchase from the Prior Letter of Credit Issuing Bank, the related Banks and the holders of the related Allowed Prior Bond Claims, all of their rights, title and interest in the applicable Prior Reimbursement Agreement for a purchase price in Cash in an amount equal to the respective Reimbursement Obligation. All of the documents related to the transfer and sale of rights under the Prior Reimbursement Agreement shall be in form and content satisfactory to the Debtor, the Prior Letter of Credit Issuing Bank, the related Banks and each of the other holders of Allowed Prior Bonds Claims related thereto.

                  (c) Impairment and Voting. Class 4f is unimpaired by the Plan. Each holder of an Allowed Prior Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

            4.13 Class 4g -- Treasury PC Bond Claims.

                  (a) Allowance. The Treasury PC Bond Claims shall be deemed Allowed Treasury PC Bond Claims in the amount of $80,770,000, plus accrued and unpaid pre-petition interest on such amount, plus Allowed Claims in the amount of all unpaid fees and expenses of the related Issuer and Bond Trustee accrued through the Petition Date under the terms of the applicable PC Bond Documents.

                  (b) Distributions. Each series of Treasury PC Bonds shall remain outstanding. Each of the Loan Agreements and the PC Bond Documents related to the Treasury PC Bonds will be reinstated and rendered unimpaired in accordance with section 1124 of the Bankruptcy Code. The Debtor's obligations under the PC Bond Documents related to the Treasury PC Bonds shall be the obligation of the Reorganized Debtor. Each holder of a Treasury PC Bond shall be paid Cash in an amount equal to any and all accrued and unpaid interest owed to such holder in respect of such Treasury PC Bond in accordance with the terms thereof to and including the last scheduled interest payment date preceding the Effective Date. All unpaid fees and expenses of the Issuer and Bond Trustee due and owing under the applicable Loan Agreement shall also be paid in Cash.

                  (c) Impairment and Voting. Class 4g is unimpaired by the Plan. Each holder of an Allowed Treasury PC Bond Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.


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                             AND DECEMBER 19, 2003

      4.14 Class 5 - General Unsecured Claims.

         (a) Distributions. Each holder of an Allowed General Unsecured Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

         (b) Impairment and Voting. Class 5 is impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

      4.15 Class 6 - ISO, PX and Generator Claims.

         (a) Distributions. Each holder of an Allowed ISO, PX and Generator Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

         (b) Impairment and Voting. Class 6 is unimpaired by the Plan. Each holder of an Allowed ISO, PX and Generator Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan(6)

         (c) Disputed ISO, PX and Generator Claims. As of the date hereof, all ISO, PX and Generator Claims are Disputed. The Debtor agrees that for purposes of determining the amount of Allowed ISO, PX and Generator Claims that are not resolved consensually by settlement, the Debtor will prosecute the FERC Refund Proceedings only before the FERC or any Court to which an appeal from the FERC order may be taken, and will not attempt to obtain a determination of such matters before the Bankruptcy Court, except (i) in connection with establishing the aggregate


-------------
      (6) Although the Proponents believe that Class 6 is unimpaired and that the holders of Class 6 Claims therefore are not entitled to vote on the Plan, as a precautionary measure the Proponents as part of the solicitation process will be supplying ballots to and seeking the votes of the holders of Class 6 Claims that would be entitled vote on the Plan if Class 6 were impaired, and the votes of such holders of Class 6 Claims will be tabulated and available so as not to delay the confirmation process if the Bankruptcy Court determines that Class 6 is impaired. See footnote 2 supra. The following holders of ISO, PX and Generator Claims would be entitled to vote to accept or reject the Plan if Class 6 were impaired, and accordingly the following holders of ISO, PX and Generator Claims will be supplied ballots as part of the solicitation process: (i) each holder of an Allowed ISO, PX and Generator Claim, and (ii) each holder of an ISO, PX and Generator Claim that is Disputed and that has been temporarily allowed pursuant to the Bankruptcy Court's Order Re Debtor's Motion For Temporary Allowance Of Claims of Certain Electricity Generators And Disallowance Of Claims Of California Power Exchange For Plan Voting Purposes filed in the Chapter 11 Case on June 17, 2002.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003
amount of Allowed Claims for purposes of evaluating the feasibility of the Plan, and the aggregate amount necessary to fund adequately the Disputed Claims escrow, and (ii) to the extent the Debtor has an objection based on a matter that is not the subject matter of the FERC Refund Proceedings. Nothing herein precludes the Debtor from asserting in the Bankruptcy Court or in any other forum any other defense or objection to any ISO, PX and Generator Claims.

      4.16 Class 7 - ESP Claims.

         (a) Distributions. Each holder of an Allowed ESP Claim shall be paid Cash in an amount equal to such Allowed Claim (which shall include pre-petition interest only to the extent not previously paid).

         (b) Impairment and Voting. Class 7 is unimpaired by the Plan. Each holder of an Allowed ESP Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.(7)

      4.17 Class 8 - Environmental, Fire Suppression, Pending Litigation and Tort Claims.

         (a) Distributions. Subject to Section 4.17(b), each Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claim shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor is obligated to satisfy such Allowed Claim under applicable law. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claims.

         (b) Liquidation of Environmental, Fire Suppression, Pending Litigation and Tort Claims. All Environmental, Fire Suppression, Pending Litigation and Tort Claims are Disputed Claims and shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the

------------------
      (7)Although the Proponents believe that Class 7 is unimpaired and that the holders of Class 7 Claims therefore are not entitled to vote on the Plan, as a precautionary measure the Proponents as part of the solicitation process will be supplying ballots to and seeking the votes of the holders of Class 7 Claims, and the votes of holders of Class 7 Claims will be tabulated and available so as not to delay the confirmation process if the Bankruptcy Court determines that Class 7 is impaired. See footnote 2 supra. The following holders of Class 7 Claims will be supplied ballots as part of the solicitation process: (i) each holder of an Allowed ESP Claim, and (ii) each holder of an ESP Claim that is Disputed and that has not been disallowed pursuant to a Final Order of the Bankruptcy Court.


          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

Chapter 11 Case had not been commenced (except that, under sections 365 and/or 1123(b)(2) of the Bankruptcy Code, contractual provisions, accelerations and defaults eliminated or rendered unenforceable by such sections shall remain eliminated or unenforceable, and the stay shall remain in place for any Environmental, Fire Suppression, Pending Litigation and Tort Claims as to which section 365 and/or 1123(b)(2) of the Bankruptcy Code are applicable) and shall survive the Effective Date as if the Chapter 11 Case had not been commenced and, upon the determination, resolution or adjudication of any such Claim as provided herein, such Claim shall be deemed to be an Allowed Environmental Claim, Allowed Fire Suppression Claim, Allowed Pending Litigation Claim or Allowed Tort Claim, as the case may be, in the amount or in the manner determined by a Final Order or by a binding award, agreement or settlement; provided, however, that in addition to the Debtor's preservation of all rights and defenses respecting any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim that exist under applicable non-bankruptcy law, (i) any rejection, avoidance, recovery, or other power or defense available to the Debtor under sections 365, 510 (except subordination), 542, 543, 544, 545, 547, 548, 549,
550, 553 or 724 of the Bankruptcy Code is preserved, except with respect to any Environmental Order, and (ii) the Debtor may object under section 502 of the Bankruptcy Code to any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim on the ground that (A) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim was not timely asserted in the Chapter 11 Case, (B) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim is subject to any power or defense reserved in clause (i) of this sentence and/or is disallowable under section 502(d) of the Bankruptcy Code, or (C) such Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim is disallowable under section 502(e) of the Bankruptcy Code, to the extent such section is relied on to ensure that there is no duplication in the Claim of an allegedly subrogated claimant, on the one hand, and the underlying claimant whose Claim allegedly gave rise to the subrogated claim, on the other. Subject to the foregoing, all Environmental, Fire Suppression, Pending Litigation and Tort Claims shall be determined and liquidated under applicable non-bankruptcy law in the administrative or judicial tribunal in which they are pending as of the Effective Date or, if no such action is pending on the Effective Date, in


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                             AND DECEMBER 19, 2003
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any administrative or judicial tribunal of appropriate jurisdiction (other than the Bankruptcy Court). To effectuate the foregoing, the entry of the Confirmation Order shall, effective as of the Effective Date, constitute a modification of any stay or injunction under the Bankruptcy Code that would otherwise preclude the determination, resolution or adjudication of any Environmental Claims, Fire Suppression Claims, Pending Litigation Claims or Tort Claims, except for any Environmental Claim, Fire Suppression Claim, Pending Litigation Claim or Tort Claim arising out of the exercise by the Debtor, as Debtor-in-Possession, of any rejection, avoidance, recovery or other power or defense available to it pursuant to any one or more of sections 365, 510 (except subordination), 542, 543, 544, 545, 547, 548, 549, 550, 553 or 724 of the
Bankruptcy Code, except with respect to any Environmental Order. Nothing contained in this Section 4.17(b) will constitute or be deemed to constitute a waiver or release of any (i) claim, right or Cause of Action that the Debtor or the Reorganized Debtor may have against any Person or Governmental Entity in connection with or arising out of any Environmental, Fire Suppression, Pending Litigation and Tort Claims, including, but not limited to, any rights under section 157(b) of title 28, United States Code, or (ii) defense in any action or proceeding in any administrative or judicial tribunal, including, but not limited to, with respect to the jurisdiction of such administrative or judicial tribunal, except a defense to a Claim that was timely asserted in the Chapter 11 Case and that constitutes an Environmental Claim, a Fire Suppression Claim, a Pending Litigation Claim or a Tort Claim, where such defense is based on the discharge of section 1141(d) of the Bankruptcy Code. In light of the unimpaired pass-through treatment of Environmental Claims, Fire Suppression Claims, Pending Litigation Claims and Tort Claims hereunder, the Reorganized Debtor waives the discharge of section 1141(d) of the Bankruptcy Code as to any Claim that was timely asserted in the Chapter 11 Case and that constitutes an Environmental Claim, a Fire Suppression Claim, a Pending Litigation Claim or a Tort Claim.

         As to any consent decree, injunction, cleanup and abatement order or any other administrative or judicial order or decree binding upon the Debtor and in effect as of the Effective Date (whether originating before or after the Petition Date) that pertains to any environmental matter described in clauses
(a) through (c) of the definition of Environmental Claims herein (each an

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                             AND DECEMBER 19, 2003
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

"Environmental Order"), each such Environmental Order, regardless of whether it constitutes or is characterized as an Environmental Claim, shall also survive the Effective Date as if the Chapter 11 Case had not been commenced, shall not be discharged under section 1141(d) of the Bankruptcy Code, and shall not otherwise be adversely affected by the Chapter 11 Case (except for any objection to such Environmental Claim based on the contention that such Environmental Order is an Environmental Claim that was not timely asserted in the Chapter 11
Case).

         (c) Impairment and Voting. Class 8 is unimpaired by the Plan. Each holder of an Allowed Environmental, Fire Suppression, Pending Litigation and Tort Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4.18 Class 9 -- QUIDS Claims.

         (a) Allowance. The QUIDS Claims shall be deemed Allowed QUIDS Claims in the amount of $300,000,000, plus accrued and unpaid pre-petition interest on such amount.

         (b) Distributions. Each holder of an Allowed QUIDS Claim shall be paid Cash in an amount equal to such Allowed Claim.

         (c) Impairment and Voting. Class 9 is unimpaired by the Plan. Each holder of an Allowed QUIDS Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4.19 Class 10 -- Workers' Compensation Claims.

         (a) Distributions. Each Allowed Workers' Compensation Claim arising prior to the Petition Date shall be satisfied in full in the ordinary course of business at such time and in such manner as the Reorganized Debtor is obligated to satisfy such Allowed Claim under applicable law. Post-petition Workers' Compensation Claims are treated as Ordinary Course Liabilities herein and shall receive the same pass-through treatment as Workers' Compensation Claims arising prior to the Petition Date. Except as provided under applicable non-bankruptcy law, Post-Petition Interest will not be paid on any Workers' Compensation Claims. Nothing in the Plan shall affect (i) the rights of any surety or the Parent with respect to the Workers' Compensation Indemnity Agreements, (ii) the rights of the parties to object to the existence of such rights, (iii) the subrogation rights, to the extent applicable or available, of any surety of pre-petition or post-petition Workers' Compensation

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Claims, or (iv) the rights of the Debtor to object, pursuant to the Bankruptcy
Code, to the existence of any such subrogation rights.

         (b) Impairment and Voting. Class 10 is unimpaired under the Plan. Each holder of an Allowed Workers' Compensation Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4.20 Class 11 - Preferred Stock Equity Interests.

         (a) Treatment. Each holder of a Preferred Stock Equity Interest shall retain its Preferred Stock in the Reorganized Debtor and shall be paid in Cash any dividends and sinking fund payments accrued in respect of such Preferred Stock through the last scheduled payment date prior to the Effective Date.

         (b) Impairment and Voting. Class 11 is unimpaired under the Plan. Each holder of a Preferred Stock Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

      4.21 Class 12 - Common Stock Equity Interests.

         (a) Treatment. Each holder of a Common Stock Equity Interest shall retain its Common Stock in the Debtor.

         (b) Impairment and Voting. Class 12 is unimpaired by the Plan. Each holder of an Allowed Common Stock Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.


                                   Article V

 PROVISIONS REGARDING VOTING AND DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND
                                EQUITY INTERESTS

      5.1 Voting of Claims and Equity Interests. Each holder of record as of the Voting Record Date of an Allowed Claim or Equity Interest in an Impaired Class of Claims or Equity Interests set forth in Article IV hereof shall be entitled to vote separately to accept or reject the Plan with regard to each Impaired Class of Claims or Equity Interests. If the Debtor objects to a Claim,

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the Claim becomes a Disputed Claim. A Disputed Claim is not entitled to vote on the Plan unless the Debtor or the holder of the Disputed Claim obtains an order of the Bankruptcy Court temporarily allowing the amount of the Disputed Claim for voting purposes. If the Debtor does not object to a Claim prior to the date on which the Disclosure Statement and the Ballot are transmitted to creditors for voting, the holder of such Claim will be permitted to vote on the Plan in the full amount of the Claim as filed.

      5.2 Elimination of Vacant Classes. Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

      5.3 Nonconsensual Confirmation. If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite statutory majorities provided in section 1126(c) of the Bankruptcy Code, each of the Proponents reserves the right to amend the Plan in accordance with Section 11.11 hereof or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both.

      5.4 Method of Distributions under the Plan.

         (a) Disbursing Agent. All distributions under the Plan shall be made by the Debtor as Disbursing Agent or such other Entity designated by the Debtor as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by the Debtor. Distributions on account of Allowed Claims under any indentures shall be made to the respective indenture trustees in accordance with Bankruptcy Rule 3021, and such indenture trustees shall serve as the Distribution Agents under the respective indentures. Each indenture trustee shall, in turn, administer the distribution to the holders of the debt issued under the applicable indenture in accordance with the terms of such indenture. The reasonable fees and expenses of each indenture trustee incurred on or after the Effective Date in


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                             AND DECEMBER 19, 2003
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

connection with the distributions described in this subparagraph (a), including the reasonable fees and expenses of the indenture trustee's professionals and agents, shall be paid by the Reorganized Debtor without further application to or order of the Bankruptcy Court.

         (b) Distributions to Holders as of the Distribution Record Date.

            (i) Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made (A) to the holder of each Allowed Claim or Equity Interest at the address of such holder as listed on the Debtor's Bankruptcy Schedules as of the Distribution Record Date, unless the Debtor has been notified in writing of a change of address, including, without limitation, by the filing of a timely proof of Claim or Equity Interest by such holder that provides an address for such holder different from the address reflected on the Debtor's Bankruptcy Schedules, or (B) pursuant to the terms of a particular indenture of the Debtor or in accordance with other written instructions of a trustee under such indenture.

            (ii) As of the close of business on the Distribution Record Date, the claims register and records of the stock transfer agent shall be closed, and there shall be no further changes in the record holder of any Claim or Equity Interest. The Debtor shall have no obligation to recognize any transfer of any Claim or Equity Interest occurring after the Distribution Record Date. The Debtor shall instead be authorized and entitled to recognize and deal for all purposes of the Plan with only those record holders stated on the claims register or the records of the stock transfer agent as of the close of business on the Distribution Record Date.

         (c) Distributions of Cash. Any payment of Cash made by the Debtor pursuant to the Plan shall, at the Debtor's option, be made by check drawn on a domestic bank or wire transfer.

         (d) Timing of Distributions. Except as otherwise set forth in the Plan, payments and distributions to holders of Allowed Claims or Equity Interests on the Effective Date shall be made on the Effective Date, or as soon as practicable thereafter. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         (e) Allocation of Plan Distributions. All distributions in respect of Allowed Claims shall be allocated first to the portion of such Claims representing interest (as determined for

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federal income tax purposes), second to the original principal amount of such
Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

         (f) Unclaimed Distributions. All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Debtor, and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred.

         (g) Escrow for Disputed Claims.

            (i) General Treatment. On the Effective Date (or as soon as practicable thereafter), and after making all distributions required to be made on the Effective Date, the Reorganized Debtor shall establish one or more separate escrows, each of which shall be administered in accordance with the terms hereof and pursuant to the direction of the Bankruptcy Court, and shall deposit or segregate into such escrow account(s) sufficient Cash to make distributions in respect of Disputed Claims; provided, however, that this provision shall not apply to Environmental Claims, Fire Suppression Claims, Pending Litigation Claims, Tort Claims and Workers' Compensation Claims. The amount to be deposited into such escrow by the Reorganized Debtor shall be determined by the Bankruptcy Court no later than the Effective Date pursuant to a reasonably noticed motion; provided, however, that the escrowed amount for Class 6 Claims shall be at least $1.6 billion absent further order of the Bankruptcy Court. No distributions from the escrow(s) shall be made until such Disputed Claims have been Allowed or otherwise resolved by the Bankruptcy Court and any such distributions shall be made in accordance with the terms hereof. From and after the Effective Date, the Cash reserved for such Disputed Claim will earn interest at the same rate as if such Cash had been invested in either
(i) money market funds consisting primarily of short-term U.S. Treasury securities or (ii) obligations of or guaranteed by the United States of America or any agency thereof, at the option of the Debtor, until the Disputed Claim becomes an Allowed Claim; provided, however that a Disputed ESP Claim or a Disputed ISO, PX and Generator Claim shall earn interest through the date of payment in accordance with Exhibit B hereto to the extent it becomes an Allowed Claim as set forth herein. A Disputed ISO, PX and Generator Claim shall become an Allowed Claim on the date designated by FERC when payments are to be made on

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                             AND DECEMBER 19, 2003
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
account of ISO, PX and Generator Claims, pursuant to an unstayed order in the FERC Refund Proceedings; provided, however, that if no date is designated in such order, a Disputed ISO, PX and Generator Claim shall automatically become an Allowed Claim forty-five (45) days after the issuance of such order, provided such order has not been stayed. To the extent a Disputed Claim becomes an Allowed Claim, such Allowed Claim will be satisfied in the manner as all other Allowed Claims of the same Class. In addition, the holder of such a Disputed Claim will earn Post-Petition Interest.

            (ii) Termination of Escrow(s). The escrow(s) shall be terminated by the Reorganized Debtor when all distributions and other dispositions of the property of such escrow account have been made in accordance with this Plan. If any property remains in an escrow account after all Disputed Claims for which such escrowed property is being held have been resolved and distributions made in respect thereof, such property shall revert to and become the property of Reorganized Debtor. In determining the aggregate amount necessary to fund any escrow account(s), the Debtor may deposit the estimated allowable amount of any Disputed Claim, as determined by the Bankruptcy Court. Any such escrow(s) established pursuant to this Section 5.4 shall be subject to the continuing jurisdiction of the Bankruptcy Court.

            (iii) Additional Cash. Any deficiency in the amount of Cash deposited into the escrow(s) shall not limit the obligation of the Reorganized Debtor to satisfy Disputed Claims which subsequently become Allowed Claims. In the event that the amount of Cash deposited into the escrow(s) is insufficient to make the required payment upon a Disputed Claim becoming an Allowed Claim, the Reorganized Debtor will pay the holder of such Allowed Claim the Cash necessary to satisfy the shortfall.

         5.5 Objections to and Resolution of Administrative Expense Claims, Claims and Ordinary Course Liabilities. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, the Debtor shall, on and after the Effective Date, have the exclusive right to make and file objections to Administrative Expense Claims and Claims. Except as to applications for allowance of compensation and reimbursement of Professional Compensation and

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Reimbursement Claims under sections 330 and 503 of the Bankruptcy Code, on and after the Effective Date, the Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims, and compromise, settle or otherwise resolve Disputed Administrative Expense Claims, Disputed Claims and Ordinary Course Liabilities without the approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, (a) all objections to Claims (except for Administrative Expense Claims) shall be filed and served upon the holder of the Claim as to which the objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than the Effective Date, (b) all objections to Administrative Expense Claims arising on or before the Confirmation Date shall be served and filed upon the holder of the Administrative Expense Claim as to which the objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than ninety (90) days after the Effective Date; and (c) all objections to Administrative Expense Claims arising after the Confirmation Date and on or before the Effective Date shall be served and filed upon the holder of the Administrative Expense Claim as to which the objection is made (and, as applicable, upon the Debtor and the Committee) as soon as is practicable, but in no event later than one hundred eighty (180) days after the Effective Date.

         5.6 Payment of Trustees', Issuer's and Certain Bank Fees. To the extent allowed by law and any underlying agreement, any unpaid fees and expenses accrued through the Confirmation Date (except for any unpaid fees and expenses previously disallowed by the Bankruptcy Court) of the Bond Trustees and the trustees under the Mortgage, and various indentures, including, but not limited to, the Southern San Joaquin Valley Power Authority Agreement (acting in their capacities as trustees and, if applicable, acting in their capacities as disbursing agents), the Issuer of the PC Bonds and their respective professionals, and Bank of America, N.A., in its capacity as administrative agent under the Revolving Line of Credit (including such administrative agent's attorney's fees), shall be paid by the Debtor within ten (10) days after the Confirmation Date. Any such fees and expenses accruing after the Confirmation Date shall be payable as provided in the applicable agreement providing for such payment, or, in the case of Bank of America, N.A., in its capacity as administrative agent under the Revolving Line of Credit, at least quarterly. Upon

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payment of such fees and expenses, such Persons shall be deemed to have released their Liens securing payment of their fees and expenses for all fees and expenses accrued through the Effective Date.

         5.7 Cancellation of Existing Securities and Agreements. On the Effective Date, the notes, bonds, debentures and all other debt instruments evidencing any Claim (and any indentures and other agreements related thereto), including Administrative Expense Claims, other than those that are reinstated and rendered unimpaired or renewed and extended pursuant to Article IV hereof, or renewed and remain outstanding pursuant to Article IV hereof, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements and indentures governing such Claims, as the case may be, shall be discharged. Notwithstanding the foregoing, the indentures for any of the Debtor's debt securities shall be deemed to survive the Effective Date solely to effectuate distributions to be made to holders of debt securities thereunder as provided in the Plan, and to enforce against such distributions the rights, duties, charging liens and administrative functions of the indenture trustees as provided in the respective indentures. Nothing in the Plan shall be deemed to impair, waive or discharge any indenture trustees' rights, liens and priorities, or any other rights of the indenture trustee under the respective indentures(s), against the distributions to the holders of debt securities thereunder. The Common Stock and Preferred Stock representing Equity Interests shall remain outstanding. Holders of notes, bonds, debentures and any and all other debt instruments evidencing any Claim shall not be required to surrender such instruments.

                                   Article VI

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         6.1 Assumption or Rejection of Executory Contracts and Unexpired Leases. Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any Person or Governmental Entity shall be deemed assumed by the Debtor as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to a Final Order entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract

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or unexpired lease has been filed and served prior to the Confirmation Date that results in a Final Order or (iii) that is set forth in Schedule 6.1 to the Plan Supplement; provided, however, that the Debtor reserves the right, on or prior to the conclusion of the confirmation hearing, to amend Schedule 6.1 to the Plan Supplement to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be assumed by the Debtor or rejected, as the case may be, as of the Effective Date. The Debtor will give notice of any such amendment to each counterparty to any executory contract the status of which is changed as a result of the amendment (i.e., any executory contract which is to be assumed or rejected as a result of the amendment). In the event that the counterparty opposes such proposed amendment, the Debtor will make all reasonable efforts to provide such counterparty a reasonable opportunity under the circumstances to object prior to confirmation of the Plan and, to the extent that such counterparty had the right to vote on the Plan, or became entitled to vote on the Plan as a result of the amendment to Schedule
6.1, to provide such counterparty a reasonable time to cast a Ballot to accept or reject the Plan, or to amend its Ballot. The listing of a document on
Schedule 6.1 to the Plan Supplement shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder. Notwithstanding anything to the contrary, the Debtor waives its right to make amendments pursuant to this
Section 6.1 with respect to the assumption of the PG&E-Western Area Power Administration Contract 2948A and related contracts, as described in the Disclosure Statement.

         6.2 Schedule of Rejected Executory Contracts and Unexpired Leases; Inclusiveness. Each executory contract and unexpired lease listed or to be listed on Schedule 6.1 to the Plan Supplement shall include (i) modifications, amendments, supplements, restatements or other similar agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 6.1 to the Plan Supplement and (ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedule 6.1 to the Plan Supplement, including, without limitation, all easements, licenses, permits, rights, privileges,

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immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements or vault, tunnel or bridge agreements, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed by the Debtor.

         6.3 Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases. Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 6.1 hereof,
(b) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume or reject the unexpired leases of non-residential property specified in Section 6.1 hereof through the date of entry of the Confirmation Order, and (c) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Section 6.1 hereof.

         6.4 Cure of Defaults. Except as may otherwise be agreed by the parties, the Debtor shall cure or provide adequate assurance that the Debtor will promptly cure, as provided in this Section 6.4, any and all defaults within thirty (30) days after the Effective Date with respect to executory contracts and unexpired leases assumed by the Debtor pursuant to Section 6.1 hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Within thirty (30) days after the Effective Date, the Debtor shall pay, in Cash, (i) all such cure amounts arising prior to the filing of the Chapter 11 Case and (ii) all such cure amounts arising from and after the Petition Date up to (but not including) the date which is sixty (60) days prior to the Effective Date. All such cure amounts arising on or after sixty (60) days prior to the Effective Date shall be treated as Ordinary Course Liabilities. The counterparty shall not be required to file an Administrative Expense Claim or any other Claim with respect to such cure payments.

            (a) Notice of Cure and Cure Payment. Within thirty (30) days after the Effective Date, with respect to each executory contract or unexpired lease assumed by the Debtor pursuant to Section 6.1 hereof, the Debtor shall send to each counterparty by United States mail a "Notice of Cure," in a form to be approved by the Bankruptcy Court, to the extent necessary or appropriate,

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
which shall (i) identify the applicable contract(s) or lease(s) and (ii) provide contact information for the counterparty to obtain additional information. Concurrent with such Notice of Cure, the Debtor shall send a check for the cure amount as set forth in the Debtor's books and records; provided however, that no check will be sent if the cure amount is zero. The Notice shall also indicate, if applicable, that no other cure (monetary or non-monetary) is required under the contract or lease.

            (b) Dispute Resolution. In the event that the Debtor shall pay all cure amounts due according to the Debtor's books and records pursuant to this
Section 6.4 and the counterparty disagrees that such cure is sufficient to cure all defaults within the meaning of Section 365(b)(1) of the Bankruptcy Code, the counterparty shall notify the Debtor in writing within thirty (30) days of the date of mailing of the Notice of Cure of such dispute (a "Dispute Notice"). The Dispute Notice must contain a statement of the additional cure amount or other cure sought by the counterparty (the "Additional Cure"), a brief description of the reasons that the counterparty believes it is entitled to such Additional Cure, and copies of any documents in support of such Additional Cure. The Debtor shall respond to such Dispute Notice in writing within sixty (60) days from the date of receipt of such Dispute Notice (a "Dispute Response"). If the Debtor does not respond within such sixty (60)-day period, the Additional Cure will be deemed to be owing by the Debtor and will be paid or otherwise satisfied by the Debtor within thirty (30) days following the end of such sixty (60)-day period. The counterparty shall have thirty (30) days from the service of the Dispute Response to seek relief from the Bankruptcy Court regarding such dispute. If the counterparty does not seek such relief within thirty (30) days after the service of the Debtor's Dispute Response, the amount paid, if any, by the Debtor will be deemed the final cure amount and the counterparty shall be forever barred from seeking any additional cure. In the event that the counterparty timely seeks such relief, within thirty (30) days (or such other time as agreed by the parties) of (i) the entry of a Final Order determining the additional liability of the Debtor, if any, with respect to the cure of the respective contract or lease, or (ii) a final settlement between the parties with respect to such additional liability, the Debtor will pay in Cash or otherwise satisfy such additional liability. Nothing herein shall prohibit the Debtor from seeking appropriate relief from the Bankruptcy Court with respect to any such cure.

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         6.5 Bar Date for Filing Proofs of Claim Relating to Executory Contracts
and Unexpired Leases Rejected Pursuant to the Plan. Claims arising out of the rejection of an executory contract or unexpired lease pursuant to Section 6.1 hereof must be properly filed in the Chapter 11 Case and served upon the Debtor no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order and (c) notice of an amendment to
Schedule 6.1(a) to the Plan Supplement. All such Claims not filed within such time shall be forever barred from assertion against the Debtor, its estate and its property.

         6.6 Assumed Indemnification Obligations. The Assumed Indemnification Claims shall, in all respects, irrespective of whether such claims arise under contracts or executory contracts, survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

         6.7 Compensation and Benefit Programs. Except as provided in Section
6.1 hereof, all savings, retirement, health care, severance, performance-based cash incentive, retention, employee welfare benefit, life insurance, disability and other similar plans and agreements of the Debtor are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code, and any defaults thereunder shall be cured as provided in Section 6.4 hereof. With respect to the Pacific Gas and Electric Company Retirement Plan (the "Retirement Plan"), the Debtor affirms and agrees that it is and the Reorganized Debtor will continue to be the contributing sponsor of the Retirement Plan, as defined under 29 U.S.C. Section 1301(a)(13) and 29 C.F.R.
Section 4001.2, or a member of the contributing sponsor's controlled group, as defined under 29 U.S.C. Section 1301(a)(14) and 29 C.F. R. Section 4001.2. As a contributing sponsor (or member of the controlled group) of the Retirement Plan, the Debtor and the Reorganized Debtor intend to fund the Retirement Plan in accordance with the minimum funding standards under ERISA, 29 U.S.C. Section 1802, pay all required Pension Benefit Guaranty Corporation (the "PBGC") insurance premiums, 29 U.S.C. Section 1307, and comply with all requirements of the Retirement Plan and ERISA. The Retirement Plan is a defined benefit pension

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                             AND DECEMBER 19, 2003
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plan insured by the PBGC under Title IV of ERISA, 29 U.S.C. Sections
1301-1461. The Retirement Plan is subject to the minimum funding requirements of ERISA, 29 U.S.C. Section 1082 and section 412 of the Internal Revenue Code, 26 U.S.C. Section 412. No provision of or proceeding within the Debtor's reorganization proceedings, the Plan, nor the Confirmation Order shall in any way be construed as discharging, releasing or relieving the Debtor, the Reorganized Debtor, or any other party in any capacity, from any liability with respect to the Retirement Plan or any other defined benefit pension plan under any law, governmental policy or regulatory provision. PBGC and the Retirement Plan shall not be enjoined or precluded from enforcing liability resulting from any of the provisions of the Plan or the Plan's confirmation.

         6.8 Retiree Benefits. Payments, if any, due to any Person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care benefits, or benefits in the event of sickness, accident, disability or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Petition Date shall be continued for the duration of the period the Debtor has obligated itself to provide such benefits.

         6.9 Settlement and Stanislaus Commitments. The obligations under (a) the 1991 Settlement Agreement between Northern California Power Agency and the Debtor in an NRC proceeding implementing the Statement of Commitments accompanying the letter from the Debtor to the U.S. Department of Justice of April 30, 1976 ("1991 Settlement Agreement"), (b) the letter from the Debtor to the U.S. Department of Justice of April 30, 1976, to the extent that it represents obligations, a position disputed by the Debtor (the "1976 Letter"), and (c) the antitrust license conditions included in the Diablo Canyon Nuclear Power Plant NRC licenses ("License Conditions") (collectively, the 1991 Settlement Agreement, the 1976 Letter and the License Conditions are referred to as the "Settlement and Stanislaus Commitments") shall remain in effect and pass through the Chapter 11 Case unimpaired and unaffected so that the Debtor and Reorganized Debtor are obligated for the full performance, and shall be liable for the nonperformance, of the Settlement and Stanislaus Commitments. The 1991 Settlement Agreement is assumed by the Debtor and the Reorganized Debtor under the Plan, and the provisions of that certain Stipulation of

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                             AND DECEMBER 19, 2003
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City of Palo Alto, Northern California Power Agency and Pacific Gas and Electric
Company Regarding the Settlement and Stanislaus Commitments, dated as of February 11, 2002, are incorporated herein.

         6.10 Franchise Fees and Related Obligations. The Reorganized Debtor shall continue to pay franchise fees and perform its obligations under franchise agreements and applicable law.

                                  Article VII

                           IMPLEMENTATION OF THE PLAN

         7.1 Commission Settlement Agreement. The Debtor and the Parent filed a plan of reorganization under Chapter 11 for the Debtor, dated April 19, 2002, as modified by Modifications dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003, February 24, 2003 and May 22, 2003
(the "Original PG&E Plan"). On April 15, 2002, the Commission filed a competing plan of reorganization for the Debtor. Subsequently, the Commission and the Committee filed an amended plan of reorganization under Chapter 11 for the Debtor dated August 30, 2002 and, on November 6, 2002 and December 5, 2002, respectively, a second and third amended plan of reorganization (as amended, the "Commission Plan"). The Bankruptcy Court began trial on the competing plans of reorganization on November 18, 2002. During the trial on the Original PG&E Plan, the Bankruptcy Court on March 4, 2003 entered an order mandating a judicial settlement conference and on March 11, 2003 entered an order staying further confirmation and related proceedings for 60 days to facilitate such mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge. On April 23, 2003, at the request of Judge Newsome, the Bankruptcy Court issued orders staying further confirmation and related proceedings respecting the Original PG&E Plan and the Commission Plan for an additional thirty-four (34) days, which stay has been extended indefinitely by the Bankruptcy Court. As a result of the judicially supervised settlement negotiations, the Settling Parties have agreed to the terms of the Commission Settlement Agreement. The Commission Settlement Agreement sets forth the terms of a comprehensive settlement among the Settling Parties regarding the restoration of the Debtor to financial health, so that it can pay its debts, including those in existence at the Petition Date, those that it will incur in connection with, or to fund, the Plan, and those that it will incur in

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connection with its future operations, while continuing to provide safe and reliable gas and electric service to its customers at just and reasonable rates. Pursuant to the Commission Settlement Agreement, the Proponents have filed the Plan. The Commission Settlement Agreement constitutes an integral and material part of the Plan and is incorporated herein by reference and made a part hereof with the same force and effect as if stated verbatim herein.

         7.2 New Money Notes; New Mortgage Bonds.

            (a) Issuance of New Money Notes, New Mortgage Bonds. On or before the Effective Date, the Reorganized Debtor shall sell and issue new debt securities in the original principal amount of approximately $8.7 billion, the general terms of which are set forth on the Summary of Terms of Debt Securities (the "New Money Notes"). To the extent the amount of Allowed Claims is greater or the amount of the Debtor's Cash available for payment of Claims is lower than the estimates on which the Plan is based, or to the extent that Cash must be used to settle hedge agreements entered into by the Debtor prior to the Effective Date pursuant to Section 7.4 below or pursuant to a Bankruptcy Court order an on a noticed motion by the Debtor, the amount of New Money Notes will be increased. To the extent the amount of Allowed Claims is lower or the amount of the Debtor's Cash available for payment of Claims is greater than the estimates on which the Plan is based (including a reduction of up to $450 million if all or a portion of the payment or purchase of the Reimbursement Obligations under Class 4f are paid in Cash from the proceeds of the issuance and sale of refunding bonds, and a reduction of up to $345 million if none of the New Money Notes are secured on the Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage Bonds), or to the extent the credit facilities or the accounts receivable financing programs described in Section
7.3 below are used to fund the payment of Claims, the amount of New Money Notes will be decreased. If any of the New Money Notes are secured on the Effective Date, contingent notes (in addition to the contingent notes to be issued to holders of Class 4c Claims) may be issued under the same indenture as the New Money Notes and ranking pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation. If none of the New Money Notes are secured on the

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Effective Date and the New Mortgage Bonds are exchanged for PC-Related Mortgage
Bonds, contingent notes may be issued under the same indenture as the New Mortgage Bonds and ranking pari passu therewith, as security for obligations of the Reorganized Debtor after the Effective Date, with the amounts under such contingent notes payable only to the extent that the Reorganized Debtor has failed to satisfy the underlying obligation.

         (b) Mechanics of New Money Notes Offering. Once the registration statement with respect to the New Money Notes has been declared effective by the SEC, the New Money Notes will be priced. The settlement date for the sale of the New Money Notes by the Reorganized Debtor will be determined in accordance with Securities and Exchange Act rules, and will generally be three (3) Business Days after the pricing of the New Money Notes. On the settlement date, the gross proceeds from the New Money Notes issuance, together with funds sufficient to pay accrued interest and a redemption premium through the Mandatory Redemption Date (as defined below), will be placed in escrow. Also on the settlement date, the Debtor will pay any commissions due and owing to the underwriters of the offering of the New Money Notes. The funds in the escrow shall be released to the Reorganized Debtor on the Effective Date; provided, however, that if the Effective Date does not occur by the ninetieth (90th) day following the settlement date for the New Money Notes (the "Mandatory Redemption Date"), the New Money Notes will be thereafter mandatorily redeemed and the escrowed funds will be used to effect such redemption.

         7.3 Credit Facilities. As of the Effective Date, the Reorganized Debtor shall establish one or more credit facilities (which may include revolving and term loan credit facilities, and which may be secured in whole or in part) for the purpose of (i) funding operating expenses and seasonal fluctuations in working capital, (ii) providing letters of credit or other forms of credit support, and (iii) to the extent the Reorganized Debtor determines resort to such credit facilities to be necessary or appropriate to perform the Reorganized Debtor's obligations under the Plan, performing the Reorganized Debtor's obligations under the Plan. The Reorganized Debtor may also establish one or more customer accounts receivable financing programs for the same purposes specified in the preceding sentence. In addition, the Reorganized Debtor as of the Effective Date may establish or utilize credit support devices such as surety bonds and credit insurance (which may

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be secured in whole or in part).

         7.4 Binding Obligations. Any obligation entered into by the Reorganized Debtor pursuant to Section 7.2 or Section 7.3 herein shall be a valid obligation, binding upon and enforceable against the Reorganized Debtor by the counterparty or counterparties to such obligation in accordance with the terms and conditions of such obligation.

         7.5 Hedging. On or after the Confirmation Date (and, to the extent permitted by the Interest Rate Hedges Order, prior to the Confirmation Date), the Debtor may enter into hedge agreements with commercial and investment banks to reduce the effect to the Reorganized Debtor of an increase in interest rates on the New Money Notes. Such hedge agreements may include futures contracts, forward contracts, option agreements, swaps, swaptions and other similar contracts designed to limit the risk to borrowers of future interest rate changes, and will or may require that the Debtor provide either cash collateral as credit enhancement (in the case of futures, forwards and swaps) or an upfront cash payment (in the case of options and swaptions), all as more particularly described in the Interest Rate Hedges Motion. The cash settlement of any such hedge agreement will occur on or before the date set forth in the applicable hedge agreement as authorized pursuant to the Interest Rate Hedges Order. To the extent such settlement under a hedge agreement occurs prior to the Effective Date and the Debtor has any liabilities to the counterparty on the settlement date, the Debtor shall be the settling party; and to the extent such settlement occurs after the Effective Date and the Debtor has any liabilities to the counterparty on the settlement date, the Reorganized Debtor shall be the settling party.

         7.6 Corporate Governance.

            (a) Board of Directors. The members of the Board of Directors of the Debtor immediately prior to the Effective Date shall serve as the Board of Directors of the Reorganized Debtor on and after the Effective Date. Each of the members of such Board of Directors shall serve in accordance with the Debtor's Articles of Incorporation or the Debtor's Bylaws, as the same may be amended from time to time.

            (b) Officers. The officers of the Debtor immediately prior to the Effective Date shall serve as the officers of the Reorganized Debtor on and after the Effective Date. Such officers

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                             AND DECEMBER 19, 2003
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shall serve in accordance with any employment agreement with the Reorganized
Debtor and applicable law.

            (c) Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Reorganized Debtor shall contain provisions necessary to (i) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such Articles of Incorporation and Bylaws as permitted by applicable law and (ii) effectuate the provisions of the Plan, in each case without any further action by the shareholders or Board of Directors of the Debtor.

         7.7 Regulatory Issues. As of the Effective Date, the Commission shall have approved all of the financings, securities and accounts receivable programs provided for in the Plan, including, without limitation, the New Money Notes, the New Mortgage Bonds, the working capital facilities, the accounts receivable programs and the hedging agreements provided for in the Plan, and no further act, action or approval is or can be required by the Commission as a condition to such financings.

         7.8 Execution of Commission Settlement Agreement. Upon approval of the Commission Settlement Agreement by the Commission and the PG&E Proponents, the Settling Parties shall execute the Commission Settlement Agreement.

                                  Article VIII

                   CONFIRMATION AND EFFECTIVENESS OF THE PLAN

         8.1 Conditions Precedent to Confirmation. The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 hereof:

            (a) the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving the Plan, authorizing the Debtor to execute, enter into and deliver the Plan, and to execute, implement and take all actions necessary or appropriate to give effect to the transactions contemplated by the Plan;

            (b) the Bankruptcy Court shall have entered an order or orders, which may be the Confirmation Order, approving and authorizing the execution of, and finding reasonable the terms

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and conditions of, the Commission Settlement Agreement;

            (c) the Confirmation Order shall be, in form and substance, acceptable to the Proponents and the Commission; provided that the Confirmation Order shall:

               (i) expressly order the Settling Parties to perform each and all of their respective obligations under the Commission Settlement Agreement, including but not limited to those obligations of the Settling Parties expressly set forth in the Confirmation Order;

               (ii) expressly order and state those obligations of the Commission under the Commission Settlement Agreement that the PG&E Proponents request be expressly ordered and stated in the Confirmation Order;

               (iii) expressly order and state those obligations of the PG&E Proponents under the Commission Settlement Agreement that the Commission requests be expressly ordered and stated in the Confirmation Order; and

               (iv) expressly order that those obligations of the Reorganized Debtor entered into pursuant to Sections 7.2 and 7.3 herein are valid obligations, binding upon and enforceable against the Reorganized Debtor by the counterparty or counterparties to such obligations in accordance with the terms and conditions of such obligations.

            (d) in connection with the Confirmation Order, the Bankruptcy Court shall have made findings of fact and/or conclusions of law, as applicable, as follows:

               (i) the Commission has waived its sovereign immunity and submitted itself to the jurisdiction of the Bankruptcy Court in connection with the enforcement of the Commission Settlement Agreement, the Plan and the Confirmation Order and the determination of the Settling Parties' respective rights under the Commission Settlement Agreement, the Plan and the Confirmation Order;

               (ii) because the Commission Settlement Agreement is a material part of the Plan and is expressly attached to and incorporated by reference into the Plan, the Commission Settlement Agreement and the Settling Parties' respective rights and obligations thereunder are fully enforceable by the Bankruptcy Court as material provisions of the Plan the same as if they were set forth verbatim in the Plan;


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                             AND DECEMBER 19, 2003
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

                  (iii) the Commission Settlement Agreement, and any order entered by the Bankruptcy Court contemplated or required to implement the Plan or the Commission Settlement Agreement upon the Plan and the Commission Settlement Agreement becoming effective, shall be enforceable under federal law;

                  (iv) the Commission Settlement Agreement and the Plan, upon becoming effective, and the orders to be entered by the Bankruptcy Court as contemplated under the Commission Settlement Agreement and the Plan, shall be irrevocable and binding upon the Settling Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission; and

                  (v) the Bankruptcy Court has jurisdiction to enforce the Commission Settlement Agreement.

      8.2 Conditions Precedent to Effectiveness. The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 8.4 hereof:

            (a) the Effective Date shall have occurred on or before March 31, 2004;

            (b) all actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

            (c) the Debtor and the Parent shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor and the Parent to be necessary to implement the Plan;

            (d) S&P shall have issued a long-term issuer credit rating for the Reorganized Debtor of not less than BBB-, and Moody's shall have issued an issuer rating for the Reorganized Debtor of not less Baa3.

            (e) S&P and Moody's shall have issued credit ratings for the New Money Notes of not less than BBB- and Baa3, respectively;

            (f) The Commission shall have given its Final Approval of the Commission Settlement Agreement on behalf of the Commission;

            (g) Each of the parties to the Commission Settlement Agreement shall have

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                                DECEMBER 19, 2003
executed and delivered to one another counterpart copies of the Commission Settlement Agreement;

            (h) The Commission shall have given its Final Approval for all rates, tariffs and agreements necessary to implement the Plan;

            (i) The Commission shall have given its Final Approval for all of the financings, securities and accounts receivable programs provided for in the Plan;

            (j) the Plan shall not have been modified in a material way, including any modification pursuant to Section 11.11 hereof, since the Confirmation Date; and

            (k) the Reorganized Debtor shall have consummated the sale of the New Money Notes as contemplated by the Plan.

      8.3 Effect of Failure of Conditions. In the event that one or more of the conditions specified in Section 8.2 hereof shall not have occurred or been waived on or before March 31, 2004 (or such later date as may be hereafter provided in an amended Section 8.2(a)), (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Order had never been entered and (d) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any Person or Governmental Entity or to prejudice in any manner the rights of the Debtor or any Person or Governmental Entity in any further proceedings involving the Debtor; provided, however, that the amounts paid pursuant to Section 4.2(a) hereof on account of Post-Petition Interest may be recharacterized as a payment upon the applicable Allowed Claims, in the sole discretion of the PG&E Proponents, but the Debtor will not otherwise seek to recover such amounts.

      8.4 Waiver of Conditions. The Proponents collectively (but not otherwise) may waive by a writing signed by an authorized representative of each of the Proponents and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent set forth in Sections 8.1 and 8.2 hereof, except that the conditions set forth in Sections 8.2(d), (e), (f), (g), (h) and (i) hereof cannot be waived.

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                                      -75-
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                                   ARTICLE IX
                         EFFECT OF CONFIRMATION OF PLAN

      9.1 Term of Bankruptcy Injunction or Stays. Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Case under section 105 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect in accordance with the terms of such injunctions. Unless otherwise provided, the automatic stay provided under section 362(a) of the Bankruptcy Code shall remain in full force and effect until the Effective Date.

      9.2 Revesting of Assets. On the Effective Date, except as otherwise transferred, sold or otherwise provided for in the Plan, the property of the estate of the Debtor shall vest in the Reorganized Debtor.

      9.3 Operations Following Effective Date. From and after the Effective Date, the Reorganized Debtor and its subsidiaries and affiliates may each operate its businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of the Reorganized Debtor and its subsidiaries and affiliates shall be free and clear of all Liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan.

      9.4 Claims Extinguished. As of the Effective Date, any and all avoidance claims accruing to the Debtor under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and not then pending, shall be extinguished.

      9.5 Discharge of Debtor. The rights afforded herein and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor or any of its assets or properties. Except as otherwise provided herein, (a) as of the Confirmation Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (b) all Persons and Governmental Entities shall be precluded from asserting against the Debtor, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission,

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                                      -76-
transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

      9.6 Injunction. In addition to and except as otherwise expressly provided herein, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Confirmation Date, from
(a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Reorganized Debtor on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any Lien of any kind against the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, (d) asserting any right of setoff or recoupment of any kind against any obligation due to (or asserting any right of subrogation with respect to any type of claim against) the Reorganized Debtor or against the property or interests in property of the Reorganized Debtor on account of any such Claim or Equity Interest, to the extent and only to the extent such right of setoff, recoupment and/or subrogation is not permitted under applicable law, and (e) commencing or continuing in any manner any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, dismissed or released pursuant to the Plan. The injunction shall also enjoin all parties in interest, including, without limitation, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, from taking any action in violation of the Confirmation Order. Such injunction shall extend to successors of the Reorganized Debtor and their respective properties and interests in property. Except as provided by Sections 11.4, 11.6 and 11.7, this
Section 9.6 shall not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Reorganized Debtor.

                                   ARTICLE X
                            RETENTION OF JURISDICTION

      The Bankruptcy Court shall have jurisdiction of all matters arising out of, or related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

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                                DECEMBER 19, 2003


                                      -77-
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            (a) to hear and determine applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

            (b) to hear and determine any and all adversary proceedings, applications and contested matters;

            (c) to hear and determine any objection to Administrative Expense Claims or, except as provided in Section 4.15(c) hereof, to Claims;

            (d) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

            (e) to issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

            (f) to consider any amendments to or modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            (g) to hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

            (h) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Commission Settlement Agreement, the Plan and/or the Confirmation Order;

            (i) to hear and determine proceedings to recover assets of the Debtor and property of the Debtor's estate, wherever located;

            (j) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

            (k) to hear and determine matters concerning the escrow(s), if any, established pursuant to Section 5.4(g) hereof;

            (l) to hear any other matter not inconsistent with the Bankruptcy Code; and

            (m) to enter a final decree closing the Chapter 11 Case.

The Confirmation Order shall provide that the Chapter 11 Case shall not qualify as "fully

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                                      -78-
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administered" within the meaning of section 350 of the Bankruptcy Code and Rule
3022 of the Federal Rules of Bankruptcy Procedure, and a final decree shall not be entered in the Chapter 11 Case, until the later of (i) nine (9) years after the Effective Date, and (ii) the date the Regulatory Asset shall have been fully amortized in the Reorganized Debtor's Retail Electric Rates.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

      11.1 Effectuating Documents and Further Transactions. The Debtor (or the Reorganized Debtor after the Effective Date), the Parent and their respective subsidiaries and affiliates are each authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate the intent and further evidence the terms and conditions of the Plan and any securities (whether equity, debt, derivative or otherwise) issued pursuant to the Plan.

      11.2 Corporate Action. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the shareholders or Board of Directors of the Debtor shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable law of the jurisdiction of incorporation or formation without any requirement of further action by the shareholders or Board of Directors of the Debtor. On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtor and its respective subsidiaries and affiliates shall, if required, file their articles of incorporation or articles of organization or amended articles of incorporation or amended articles of organization, as appropriate, with the Secretary of State of the jurisdiction of incorporation or formation, as applicable, in accordance with applicable law.

        PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003 AND
                                DECEMBER 19, 2003

      11.3 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or the issuance of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest under the Plan, the making or assignment of any lease or sublease under the Plan, or the making or delivery of any instrument of transfer under the Plan shall not be subject to any stamp, real estate transfer, documentary transfer, mortgage recording or other similar tax.

      11.4  Mutual Releases Between The PG&E Proponents and the Commission.

            (a) Release of the Commission by the PG&E Proponents. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Debtor, the Debtor-in-Possession, the Reorganized Debtor and the Parent each releases the Commission, its present and former commissioners and employees, and the advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, from any and all Causes of Action held by or assertable on behalf of the Debtor or the Parent or derivative of the Debtor's or the Parent's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement.

            (b) Release of the PG&E Proponents by the Commission. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of the Commission Settlement Agreement is no longer subject to appeal, the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the Commission, in each case in their respective capacities as such, each releases the Debtor, the Debtor-in-Possession, the Reorganized Debtor and the Parent, in each case in any capacity, from any and all Causes of Action held by or assertable on behalf of the Commission or derivative of the Commission's rights, that are expressly released, resolved or dismissed pursuant to Paragraphs 9 and 10 of the Commission Settlement Agreement

      11.5 Other Releases by the Debtor. As of the Effective Date, and subject to the release by the Releasees set forth in Section 11.6 below, the Debtor, the Debtor-in-Possession and the Reorganized Debtor, each releases all of the Releasees from any and all Causes of Action held

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
by, assertable on behalf of the Debtor or derivative of the Debtor's rights, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan, and the ownership, management and operation of the Debtor and the Debtor-in-Possession, including, without limitation, in the case of Parent, any transactions or transfers between the Parent and the Debtor and any Cause of Action arising under chapter 5 of the Bankruptcy Code or any state fraudulent conveyance statute; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtor or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtor to such former director, officer or employee and is not a waiver of or release for any professionals retained in connection with this Chapter 11 Case from claims by their respective clients.

      11.6 Limited Release by Releasees. In consideration for the release of the Releasees and other valuable consideration, as of the Effective Date, each of the Releasees, at its option, releases the Debtor, the Debtor-in-Possession, the Reorganized Debtor, the Parent, and their respective subsidiaries and affiliates, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee, in any way relating to the Debtor, the Debtor-in-Possession, the Chapter 11 Case, the Plan, negotiations regarding or concerning the Plan, and the ownership, management and operation of the Debtor and Debtor-in-Possession. The release by the Debtor, the Debtor-in-Possession and the Reorganized Debtor in Section 11.5 hereof shall be provided only to Releasees who execute and deliver to the Debtor, the Debtor-in-Possession and the Reorganized Debtor a release as provided in this
Section 11.6 and in a form acceptable to the Debtor, the Debtor-in-Possession and the Reorganized Debtor.

      11.7 Exculpation. As of and subject to the occurrence of the Confirmation Date, (a) the Proponents shall be deemed to have negotiated the Plan in good faith, (b) the Proponents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, section 1125(a) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation, and
(c) the Proponents and each of their respective

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore, none of the Debtor, the Debtor-in-Possession, the Parent, the Committee or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest or other party in interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, the Debtor-in-Possession, the Parent, the Committee and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in this
Section 11.7 shall effect a release in favor of any Person other than the Debtor with respect to any debt owed to any Governmental Entity for any liability of such Person arising under (x) the Tax Code, or any state, city or municipal tax code, or (y) the environmental laws of the United States, or any state, city or municipality.

      11.8 Termination of Committee. The appointment of the Committee shall terminate on the Effective Date, subject to continuation for specific purposes by a Final Order of the Bankruptcy Court.

      11.9  Fees and Expenses.

            (a) Subject to section 1129(a)(4) and other provisions of the Bankruptcy Code, and subject to the provisions of Paragraph 13d of the Commission Settlement Agreement regarding limitations on the fees of UBS Warburg LLC, in each case to the extent applicable, as of the Confirmation Date the Debtor shall reimburse the Commission for all of its professional fees and expenses incurred in connection with the Debtor's Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners) without the need for any application under section 330 or 503(b) of the Bankruptcy Code. If it is determined by Bankruptcy Court order that such an application is required

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
for all or any part of such fees and expenses to be reimbursed by the Debtor, then none of the Proponents will object to such application, and the PG&E Proponents shall support such application in a written pleading to be filed with the Bankruptcy Court, and such fees and expenses shall be allowed and treated as Administrative Expense Claims in the amount approved by the Bankruptcy Court. On a monthly basis thereafter, the Debtor shall reimburse the Commission for any and all fees and expenses of professional Persons thereafter reasonably incurred by the Commission directly in connection with the consummation of the Plan.

            (b) From and after the Confirmation Date and to the Effective Date, the Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of those professional Persons employed by or on behalf of the Debtor and/or the Debtor's bankruptcy estate by order of the Bankruptcy Court, thereafter incurred, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

      11.10 Payment of Statutory Fees. The Debtor or the Reorganized Debtor shall pay on or before the Effective Date any unpaid fees payable on or before the Effective Date pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing. In addition, the Reorganized Debtor shall timely pay all fees payable pursuant to section 1930(a)(6) of title 28 of the United States Code after the Effective Date, until the time the Bankruptcy Court enters a final decree closing the Chapter 11 Case.

      11.11 Amendment or Modification of the Plan.

            (a) Amendments or modifications of or to the Plan may be proposed in writing by the Proponents acting collectively at any time prior to the Confirmation Date, provided that the Plan, as amended or modified, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Proponents shall have complied with section 1125 of the Bankruptcy Code. The Plan may be amended or modified by the Proponents acting collectively at any time after the Confirmation Date and before substantial consummation of the Plan, provided that the Plan, as amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as amended or modified,

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
under section 1129 of the Bankruptcy Code and the circumstances warrant such amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as amended or modified, if the proposed amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

            (b) The Proponents shall negotiate in good faith with one another and with the Commission in connection with any and all proposed amendments or modifications to the Plan and in connection with any proposed waiver concerning any provision of the Plan, including but not limited to the waiver of any conditions to confirmation of the Plan or the Effective Date of the Plan. No amendment, modification or waiver shall be made without the express consent of all the Proponents. If either the PG&E Proponents, acting collectively, or the Committee desire an amendment or modification of or to the Plan or a waiver under the Plan that the other Proponent does not agree to after such negotiation, the PG&E Proponents, acting collectively, or the Committee may propose such amendment, modification or waiver in writing at any time prior to the Confirmation Date, or after the Confirmation Date and before substantial consummation of the Plan, provided, in each case, that (i) the Plan, as so amended or modified or after giving effect to such waiver, does not materially alter any Settling Party's rights or obligations under the Plan and the Commission Settlement Agreement or the Committee's rights or obligations under the Plan, (ii) the Plan, as so amended or modified or after giving effect to such waiver, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the PG&E Proponents shall have complied with section 1125 of the Bankruptcy Code, and (iii) the Bankruptcy Court, after hearing on such notice as is provided below, determines that the circumstances warrant such amendment, modification or waiver. The PG&E Proponents or the Committee, as the case may be, shall only implement such an amendment, modification or waiver pursuant to a Final Order of the Bankruptcy Court obtained after a hearing on not less than ten (10) days' notice to the other Proponent(s), the Commission and the United States Trustee. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as amended or modified or after giving effect to a waiver, if the proposed amendment, modification or waiver does not materially and adversely change the treatment of the Claim of such holder.

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

            (c) If the Commission does not agree with (i) any amendment or modification proposed by the Proponents pursuant to subparagraph (a) of this
Section 11.11, (ii) any amendment or modification proposed by the PG&E Proponents collectively or by the Committee pursuant to subparagraph (b) of this
Section 11.11, or (ii) any waiver proposed by the Proponents, PG&E Proponents collectively or by the Committee pursuant to subparagraph (b) of this Section 11.11, then in each such case (x) the Proponents or the PG&E Proponents, as the case may be, shall only implement such amendment, modification or waiver pursuant to a Final Order of the Bankruptcy Court obtained after notice and a hearing on not less than ten (10) days' notice to the Commission and the United States Trustee, and (y) the Commission shall retain all rights, remedies, claims and defenses which it may have pursuant to the Commission Settlement Agreement.

      11.12 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Proponents, the Reorganized Debtor, their respective subsidiaries and affiliates, the holders of Claims and Equity Interests, all Settling Parties, other parties in interest, and their respective successors and assigns.

      11.13 Notices. All notices, requests and demands to or upon the Debtor to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

      If to the Debtor:

      Pacific Gas and Electric Company
      77 Beale Street
      P.O. Box 7442
      San Francisco, California  94120
      Attn:  General Counsel
      Telephone:  (415) 973-7000
      Facsimile:   (415) 973-5320

      with a copy to:

      PG&E Corporation
      One Market, Spear Street Tower, Suite 2400
      San Francisco, California  94105
      Attn:  General Counsel
      Telephone:  (415) 267-7000
      Facsimile:   (415) 267-7265

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
      and:

      Howard, Rice, Nemerovski, Canady, Falk & Rabkin
      A Professional Corporation
      Three Embarcadero Center, 7th Floor
      San Francisco, California  94111
      Attn:  James L. Lopes
      Telephone:  (415) 434-1600
      Facsimile:   (415) 217-5910

      and:

      Dewey Ballantine LLP
      700 Louisiana, Suite 1900
      Houston, Texas  77002
      Attn:  Alan S. Gover
      Telephone:  (713) 445-1500
      Facsimile:   (713) 445-1533

      and:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York  10153
      Attn:  Michael P. Kessler
      Telephone:  (212) 310-8000
      Facsimile:   (212) 310-8007

      If to the Committee:

      Milbank, Tweed, Hadley & McCloy LLP
      601 South Figueroa Street, Suite 3000
      Los Angeles, California  90017
      Attn:  Paul S. Aronzon
      Telephone:  (213) 892-4000
      Facsimile:   (213) 629-5063

      If to the Trustee:

      The Office of the United States Trustee
      250 Montgomery Street, Suite 1000
      San Francisco, California  94104
      Attn:  Patricia Cutler
      Telephone:  (415) 705-3333
      Facsimile:   (415) 705-3379

      If to the Commission:

      California Public Utilities Commission
      505 Van Ness Avenue
      San Francisco, California  94102
      Attn:  Arocles Aguilar
      Telephone:  (415) 703-2782
      Facsimile:   (415) 703-2262

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
      and:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, New York  10019-6064
      Attn:  Alan W. Kornberg
      Telephone:  (212) 373-3000
      Facsimile:   (212) 757 3990

      11.14 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without giving effect to the principles of conflicts of law of such jurisdiction; provided, however, that under all circumstances the Plan, the Commission Settlement Agreement, and any orders of the Bankruptcy Court (including the Confirmation Order) are intended to be enforceable under federal law.

      11.15 Withholding and Reporting Requirements. Except as otherwise provided by the Plan, in connection with the consummation of the Plan, the Debtor shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      11.16 Preservation of Certain Claims. Except for those claims that are expressly released pursuant to the provisions of the Plan, the Debtor (and after the Effective Date, the Reorganized Debtor) shall retain all claims against third parties of any nature (including, without limitation, all contingent and unliquidated claims, all claims listed on Schedule 11.16, and all claims that are or were discovered after the date hereof), and reserves all rights to pursue any and all such claims in any appropriate forum, either prior to the Effective Date (as to the Debtor) or after the Effective Date (as to the Reorganized Debtor).

      11.17 Plan Supplement. The following documents are contained in the Plan
Supplement: certain schedules to the Plan, including the schedule of executory contracts and unexpired leases to be rejected pursuant to the terms hereof, and the Schedule of Causes of Action

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003
described in Section 11.16 hereof. The Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours or through the "Pacific Gas & Electric Company Chapter 11 Case" link available through the website maintained by the Bankruptcy Court at http://www.canb.uscourts.gov. In addition, holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor at the address set forth in
Section 11.13 hereof.

      11.18 Exhibits/Schedules. All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

      11.19 Subrogation Rights. Nothing in the Plan shall affect (a) the subrogation rights of any surety, to the extent applicable or available, which, if available or applicable, shall remain in full force and effect or (b) the rights of the Debtor to object, pursuant to the Bankruptcy Code, to the existence of such subrogation rights.


DATED: December 19, 2003

                                        Pacific Gas and Electric Company

                                    By:     /s/
                                       -----------------------------------------
                                       Roger J. Peters
                                       Senior Vice President and General Counsel

                                    PG&E Corporation

                                    By:     /s/
                                       -----------------------------------------
                                       Peter A. Darbee
                                       Senior Vice President and Chief
                                       Financial Officer

                                    Official Committee Of Unsecured Creditors

                                    By:     /s/
                                       -----------------------------------------
                                       Paul S. Aronzon
                                       Attorney for Official Committee of
                                       Unsecured Creditors

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

APPROVED AS TO CONTENT AND FORM:

                                    Howard, Rice, Nemerovski, Canady,
                                    Falk & Rabkin, A Professional Corporation

                                    By:     /s/
                                       -----------------------------------------
                                       James L. Lopes
                                       Attorneys for Debtor and
                                       Debtor-in-Possession

                                    Cooley Godward LLP

                                    By:     /s/
                                       ----------------------------------------
                                       Stephen C. Neal
                                       Attorneys for Debtor and
                                       Debtor-in-Possession

                                    Dewey Ballantine LLP

                                    By:     /s/
                                       -----------------------------------------
                                       Alan S. Gover
                                       Attorneys for PG&E Corporation

                                    Weil, Gotshal & Manges LLP

                                    By:     /s/
                                       -----------------------------------------
                                       Michael P. Kessler
                                       Attorneys for PG&E Corporation

                                    Orrick, Herrington & Sutcliffe LLP

                                    By:     /s/
                                       -----------------------------------------
                                       Joseph S. Malkin
                                       Attorneys for PG&E Corporation

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

                                    Professor Laurence Tribe

                                    By:     /s/
                                       -----------------------------------------
                                       Laurence Tribe
                                       Co-Counsel to PG&E Corporation
                                       for Constitutional Law Matters

                                    Milbank, Tweed, Hadley & McCloy LLP

                                    By:     /s/
                                       -----------------------------------------
                                       Paul S. Aronzon
                                       Attorneys for Official Committee of
                                       Unsecured Creditors

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

                              EXHIBIT A TO THE PLAN

                       SUMMARY OF TERMS OF DEBT SECURITIES

      The New Money Notes will be secured to the extent necessary to obtain the issuance of credit ratings by S&P and Moody's of not less than BBB- and Baa3, respectively, or, even if not necessary to obtain such credit ratings, for the purpose of reducing the interest rates on the New Money Notes if determined to be appropriate, in the sole discretion of the Debtor and the Reorganized Debtor, under then-existing market conditions. Some series of the New Money Notes may be secured, while other series may be unsecured.

I.    NEW MONEY NOTES


ISSUER                   Reorganized Debtor.

AMOUNT(1)                $8.7 billion

CREDIT RATING            At least BBB- by S&P and Baa3 by Moody's.

COUPON RATE              The coupon rates are expected to reflect market
                         clearing yields for a primary offering for comparable maturity and size of issue at the time of issuance of issuers in the same industry with the same credit rating, among other factors.

MATURITY Up to thirty (30) years from issuance; actual maturities will depend on market conditions on the date of issuance and the Reorganized Debtor's need or desire to stagger maturities.

AMORTIZATION             The New Money Notes will provide for principal payment
                         at maturity or may amortize, depending on market conditions on the date of issuance and the Reorganized
                         Debtor's need or desire to stagger required payments.

DENOMINATIONS            $1,000

INTEREST PAYMENT DATE(S) To be determined at issuance.

RANKING Unsecured New Money Notes will be pari passu with other unsecured notes.

                         Secured New Money Notes will be senior to all unsecured debt.

----------
      (1) The amount of New Money Notes may increase or decrease in accordance with Section 7.2 of the Plan.

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

OPTIONAL REDEMPTION      The redemption provisions of the New Money Notes will
                         reflect market conditions at the time of issuance and be determined by negotiation between the Reorganized
                         Debtor and the underwriter(s).

COLLATERAL               If any of the New Money Notes are secured, such
                         secured notes will be secured by a first lien on fixed, personal and other property of the Reorganized
                         Debtor used in its business and located in California
                         (including after-acquired property), subject to permitted liens and exceptions to collateral as determined by negotiation between the Reorganized
                         Debtor and the underwriter(s).

COVENANTS                The indentures (and any supplemental indentures)
                         under which the New Money Notes will be issued will include covenants in respect of actions the Reorganized Debtor must take or is precluded from taking similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New
                         Money Notes as determined by negotiation between the Reorganized Debtor and the underwriter(s).

RELEASE OF COLLATERAL    If any of the New Money Notes are secured, the
                         indenture will include standard provisions permitting the Reorganized Debtor to obtain the release of property from the lien of the indenture.

EVENTS OF DEFAULT        The indentures (and any supplemental indentures)
                         under which the New Money Notes will be issued will include events of default similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New Money Notes as determined by negotiation between the Reorganized Debtor and the underwriter(s).

AMENDMENTS               The indentures (and any supplemental indentures) under
                         which the New Money Notes will be issued will include amendment provisions similar to those included in indentures governing long-term notes of comparable credit rating and security at the time of the issuance of the New Money Notes.

II. NEW MORTGAGE BONDS (TO BE ISSUED ONLY IF NONE OF THE NEW MONEY NOTES ARE SECURED ON THE EFFECTIVE DATE)


ISSUER                   Reorganized Debtor

AMOUNT                   $345,000,000

COUPON RATE AND          Identical to currently outstanding PC-Related
MATURITY                 Mortgage Bonds.

AMORTIZATION             Identical to principal maturity schedule of currently
                         outstanding PC-Related Mortgage Bonds.

CREDIT RATING            N/A

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

DENOMINATION             $1,000

INTEREST PAYMENT DATE    Identical to currently outstanding PC-Related
                         Mortgage Bonds.

RANKING All bonds of all series are pari passu with one another; generally senior to all other debt.

REDEMPTION               Identical to currently outstanding PC-Related Mortgage
                         Bonds.

COLLATERAL               Subject to listed exceptions, secured by a first Lien
                         (as defined below) on all fixed and personal property of the Reorganized Debtor used in its business and located in California (including after-acquired property), subject to permitted Liens, and cash and securities paid to, deposited with or held by the trustee under the amended and restated Mortgage
                         ("Restated Mortgage") after the execution date of the Restated Mortgage.

EXCEPTIONS TO COLLATERAL The Restated Mortgage will expressly exclude from the collateral "excepted property" -- including cash and securities (except as described above under "Collateral"), contracts and other agreements, contract rights, bills, notes and other instruments, revenue, income, accounts receivable, rights to payment, claims and judgments, governmental and other licenses and permits, intellectual property and rights thereto and other general intangibles, vehicles and other movable equipment, goods, materials and inventory held for sale in the ordinary course or consumable, products produced, furniture and furnishings, mineral and timber rights, property leased by the Reorganized Debtor, any rate or revenue component dedicated to financing or repayment of some or all of the amount in the Reorganized Debtor's transition revenue account or in another regulatory balancing account.

COVENANTS                The Reorganized Debtor will not create or permit any
                         debt, Lien or charge which will be prior to the Lien of the Restated Mortgage upon the mortgaged property except for:

                         - Mortgages, deeds of trust, pledges, security interests, encumbrances, easements, leases, restrictions, servitudes, charges or similar right and liens of any other kind ("Liens") on the assets of the Reorganized Debtor in existence on the date of the Restated Mortgage (including all Liens contemplated by the Plan ) and to the extent the Reorganized Debtor merges into another entity, Liens on the assets of such entity on the date of merger;

                         - With respect to after-acquired property, all Liens in existence at the time of acquisition of such property;

                         - Pledges or deposits by the Reorganized Debtor under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, Liens imposed by law, Liens for property taxes, minor restrictions as to the use of real properties, Liens incidental to the conduct of the business of the Reorganized Debtor;

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

                         - Liens constituting purchase money security interests and Liens related to construction and acquisition of property; and

                         -    Other customary permitted Lien exceptions.

INTEREST COVERAGE RATIO  So long as the New Mortgage Bonds are outstanding, the issuance of additional mortgage bonds under the Restated Indenture will be subject to the satisfaction of an interest coverage ratio in a manner similar to the restriction on the issuance of additional mortgage bonds under the 1920 mortgage indenture.

EVENTS OF DEFAULT        -    Nonpayment of interest when due after a thirty
                              (30) day grace period.

                         -    Nonpayment of principal or premium at maturity.

                         - Breach of covenant or warranty in the indenture and continuation of such breach for ninety (90) days after notice is given to the issuer.

                         - Entry of decree or order for relief in an involuntary case under federal or state bankruptcy law or similar laws or adjudging the issuer or any significant subsidiary to be bankrupt or insolvent or appointing custodian, receiver, etc., which decree or order remains in effect for ninety (90) days.

                         - Commencing a voluntary case under federal or state bankruptcy law or other similar law; making an assignment for the benefit of creditors; admission in writing of inability to pay debts when due.

RELEASE OF COLLATERAL    The Restated Mortgage will include
                         standard and customary provisions permitting the Reorganized Debtor to obtain the release of property from the lien of the indenture.

AMENDMENTS               -    Amendments customarily allowed without bondholder
                              consent, including ministerial amendments, may be adopted without bondholder consent.

                         - Modifications and amendments may be made by the Reorganized Debtor and the trustee with the consent of a majority in principal amount of each series affected, considered as one class. Modifications and amendments affecting less than all series will require the consent of only each series affected, considered as one class

                         - Amendments to certain specified economic terms of any series of bonds (e.g., maturity date, percentage of outstanding bonds required to approve certain matters, conversion rights, creation of prior lien) may be adopted only with the consent of each bondholder of the series affected thereby.

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

REGISTRATION/EXEMPTION   The New Mortgage Bonds will be issued and distributed
                         pursuant to an exemption from registration provided under section 1145 of the Bankruptcy Code.

LISTING                  None.

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                              AND DECEMBER 19, 2003

                              EXHIBIT D TO THE PLAN

          PLAN OF REORG. DATED JULY 31, 2003, AS MOD. NOVEMBER 6, 2003
                             AND DECEMBER 19, 2003

                              SETTLEMENT AGREEMENT

         This Settlement Agreement ("Agreement") is made and entered into by Pacific Gas and Electric Company ("PG&E"), PG&E Corporation (the "Parent" or "PG&E Corporation") (PG&E and PG&E Corporation are collectively referred to as the "PG&E Proponents"), and the Public Utilities Commission of the State of California, as of December 19, 2003 (each of which is individually referred to as a "Party," and collectively as the "Parties")

                                    RECITALS

         A. On April 6, 2001, PG&E filed a voluntary case under Chapter 11 of the United States Bankruptcy Code, Case No. 01-30923 DM (the "Chapter 11 Case"), pending in the United States Bankruptcy Court for the Northern District of California (the "Court").

         B. The PG&E Proponents filed a Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated April 19, 2002, as Modified by Modifications Dated July 9, 2002, October 18, 2002, December 13, 2002, December 26, 2002, February 21, 2003, February 24, 2003, and May 22, 2003 (the "PG&E Plan").

         C. On April 15, 2002, the Commission filed its original plan of reorganization for PG&E. Subsequently, the Commission and the Official Committee of Unsecured Creditors (the "OCC") appointed in the Chapter 11 Case filed a Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company, dated November 6, 2002. Then, on December 5, 2002, the Commission and the OCC filed their Third Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code for Pacific Gas and Electric Company (the "Commission Plan").

         D. The Court began trial on the competing plans of reorganization on November 18, 2002. During the trial on the PG&E Plan, the Court entered an order staying further confirmation and related proceedings for 60 days to facilitate a mandatory settlement process before the Honorable Randall J. Newsome, Bankruptcy Judge. On April 23, 2003, at the request of Judge Newsome, the Court issued an order staying further confirmation and related proceedings for an additional 30 days. On June 9, 2003, the Court issued an order staying further confirmation and related proceedings for an additional four days, with a status conference scheduled for June 20, 2003.

         E. Neither PG&E nor PG&E Corporation has declared or paid any dividends to holders of their common stock since October 2000, and are agreeing in this Agreement not to do so before July 1, 2004. As a result, PG&E's and PG&E Corporation's shareholders have foregone and will forego dividends of approximately $1.7 billion.

         F. The Parties desire to settle their differences with respect to the competing plans of reorganization and the other matters specified herein, and to jointly support a plan of reorganization for PG&E (the "Settlement Plan"), all as set forth more specifically below.

         G. In the exercise of its police and regulatory powers, the Commission is entering into this Agreement and shall adopt such decisions and orders as necessary to implement and carry out the provisions of this Agreement, including but not limited to, establishing Retail Electric Rates to provide for payment in full of the Securities and the Regulatory Asset (each as defined below) in accordance with their respective terms.

                               STATEMENT OF INTENT

(1) The Parties recognize that reliable electric and gas service is of the utmost importance to the safety, health, and welfare of California's citizenry and economy.

(2) The Parties expect that under the Settlement Plan, Retail Electric Rates (as defined below) will be reduced on January 1, 2004, with further reductions expected thereafter.

(3) As part of this Agreement, the PG&E Proponents will withdraw the PG&E Plan and no longer propose to disaggregate the historic businesses of PG&E. Instead, PG&E will remain a vertically-integrated utility subject to the Commission's jurisdiction to regulate in the public interest. Subject to the provisions of this Agreement, the Settlement Plan, and the Confirmation Order (as defined below), PG&E shall continue to be regulated by the Commission in accordance with the Commission's policies and practices and the laws and regulations applicable to similarly situated investor-owned utilities in the State of California.

(4) The Parties enter into this settlement to enable PG&E to emerge from Chapter 11 and fully resume its traditional role of providing safe and reliable electric and gas service at just and reasonable rates, subject to Commission regulation.

(5) It is in the public interest to restore PG&E to financial health and to maintain and improve PG&E's financial health in the future to ensure that PG&E is able to provide safe and reliable electric and gas service to its customers at just and reasonable rates. The Parties intend that PG&E emerge from Chapter 11 as soon as possible with a Company Credit Rating of Investment Grade and that PG&E's Company Credit Rating will improve over time. Investment Grade Company Credit Ratings are necessary for PG&E to emerge from Chapter 11 and will directly benefit PG&E's ratepayers by reducing the cost of the financings (i) required for emergence and (ii) required to fund future operations and capital expenditures. In order to help accomplish these goals, it is fair and in the public interest to allow PG&E to recover, over a reasonable time, prior uncollected costs and to provide the opportunity for PG&E's shareholders to earn a reasonable rate of return on PG&E's utility business, all as described herein.

(6) Among other things, as part of this Agreement, PG&E will release claims against the Commission that would have been retained by PG&E or its Parent under the PG&E Plan. In lieu of those claims and the value that PG&E's shareholders would have received from the transactions provided for under the PG&E Plan, PG&E's shareholders will receive value over nine years through this Agreement, the Settlement Plan and the Confirmation Order (as defined below), including amortization of the Regulatory Asset as provided for herein.

(7) The Commission acknowledges and agrees that the benefit of this Agreement to PG&E's shareholders requires that the Commission provide timely and full recovery of PG&E's reasonable costs of providing utility service, including return of and return on investment in utility plant and recovery of operating expenses, including power procurement costs, over the full nine-year amortization period of the Regulatory Asset. The Commission intends to provide PG&E with the opportunity to recover all of its prudently incurred costs as well as a return of and return on its investment in utility plant. The Commission also intends that any operational mandate it imposes that requires PG&E to expend funds or incur costs, including demand reduction or energy conservation programs, include a timely rate recovery mechanism for the costs of such mandate.

                                   AGREEMENT

         In consideration of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

      1. DEFINITIONS. When used in this Agreement, the following terms shall have the following meanings:

         a. "96C Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series C issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

         b. "96E Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series E issued by the California Pollution Control Financing Authority in the aggregate principal amount of $165,000,000.

         c. "96F Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1996 Series F issued by the California Pollution Control Financing Authority in the aggregate principal amount of $100,000,000.

         d. "97B Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric) 1997 Series B issued by the California Pollution Control Financing Authority in the aggregate principal amount of $148,550,000.

         e. "Administrative Expense Claim" means a Claim against PG&E constituting a cost or expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, and any fees or charges assessed against the estate of PG&E under section 1930 of chapter 123 of title 28 of the United States Code.

         f. "Agreement" has the meaning set forth in the introduction.

         g. "ATCP Application" means PG&E's Annual Transition Cost Proceeding, Application No. 01-09-003, presently pending before the Commission.

         h. "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks in San Francisco, California, or New York, New York, are required or authorized to close by law or executive order.

         i. "Carizzo Plains" has the meaning set forth in Paragraph 17.

         j. "Cash" means legal tender of the United States.

         k. "Cause of Action" means, without limitation, any and all actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, claims and demands whatsoever, whether known or unknown, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to April 6, 2001 or during the course of the Chapter 11 Case, including through the Effective Date.

         l. "Chapter 11 Case" has the meaning set forth in Recital A.

         m. "Commission" means the California Public Utilities Commission, or any successor agency, and the commissioners thereof in their official capacities and their respective successors.

         n. "Commission-DWR Rate Agreement" means the agreement dated March 8, 2002, between the Commission and DWR relating to the establishment of DWR's revenue requirements and charges in connection with power sold by DWR under Division 27, commencing with section 80000, of the California Water Code.

         o. "Commission Plan" has the meaning set forth in Recital C.

         p. "Company Credit Rating" means a long-term issuer credit rating from S&P and an issuer rating from Moody's.

         q. "Confirmation Order" means the order of the Court confirming the Settlement Plan pursuant to section 1129 of the Bankruptcy Code.

         r. "Court" has the meaning set forth in Recital A.

         s. "DWR" means the California Department of Water Resources.

         t. "DWR Contracts" means the contracts entered into by DWR for the purchase of electric power and associated goods and services pursuant to California Assembly Bill No. 1X, signed into law by the Governor on February 1, 2001.

         u. "Effective Date" means the date designated in the Settlement Plan as the Effective Date.

         v. "ESP" means energy service provider.

         w. "FERC" means the United States Federal Energy Regulatory Commission.

         x. "Fixed Transition Amount" has the meaning set forth in section 840(d) of the Public Utilities Code.

         y. "Forecast Average Equity Ratio" means the proportion of equity in the forecast of PG&E's average capital structure for calendar year 2004 and 2005 to be filed by PG&E in its 2003 cost of capital proceeding, Application No. 02-05-022, and its 2005 cost of capital proceeding, respectively, or such other CPUC proceedings as may be appropriate.

         z. "Headroom" means PG&E's total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E's 2003 general rate case (A.02-09-005 and A.02-11-067).

         aa. "Investment Grade" means credit ratings from both S&P of BBB- or better and Moody's of Baa(3) or better.

         bb. "Land Conservation Commitment" has the meaning set forth in Paragraph 17a.

         cc . "Letter of Credit Backed PC Bonds" means, collectively, any series of 96C Bonds, 96E Bonds, 96F Bonds and/or 97B Bonds that are outstanding as of the Effective Date.

         dd. "Long-Term Notes" means the long-term notes proposed to be issued to creditors pursuant to the PG&E Plan. ee. "MBIA Insured PC Bonds" means those certain Pollution Control Refunding Revenue Bonds (Pacific Gas and Electric Company) 1996 Series A issued by the California Pollution Control Financing Authority in the aggregate principal amount of $200,000,000.

         ff. "Moody's" means Moody's Investor's Service Inc.

         gg. "NRC" means the United States Nuclear Regulatory Commission.

         hh. "OCC" has the meaning set forth in Recital C.

         ii. "Parent" has the meaning set forth in the introduction.

         jj. "Person" has the meaning set forth in section 101(41) of the Bankruptcy Code.

         kk. "PG&E Plan" has the meaning set forth in Recital B.

         ll. "Preferred Stock" means the issued and outstanding shares of PG&E's First Preferred Stock, par value $25.00 per share. PG&E's First Preferred Stock comprises: (a) 6% Non-Redeemable First Preferred; (b) 5.5% Non-Redeemable First Preferred; (c) 5% Non-Redeemable First Preferred; (d) 5% Redeemable First Preferred Series D; (e) 5% Redeemable First Preferred Series E; (f) 4.80% Redeemable First Preferred; (g) 4.50% Redeemable First Preferred; (h) 4.36% Redeemable First Preferred; (i) 6.57% Redeemable First Preferred; (j) 7.04% Redeemable First Preferred; and (k) 6.30% Redeemable First Preferred.

         mm. "QFs" means qualifying facilities operating pursuant to the Public Utility Regulatory Policies Act of 1978 and related regulations enacted thereunder.

         nn. "Rate Recovery Litigation" means Pacific Gas & Electric Company, Plaintiff, v. Loretta M. Lynch, et al., Defendants, Case No. C-01-3023-VRW, filed in the United States District Court for the Northern District of California, and all appellate proceedings arising therefrom.

         oo. "Rate Reduction Bonds" has the meaning set forth in section 840(e) of the Public Utilities Code.

         pp. "Regulatory Asset" has the meaning set forth in Paragraph 2.

         qq. "Retail Electric Rates" means any and all charges authorized by the Commission to be collected from PG&E's retail electric customers.

         rr. "ROE" has the meaning set forth in Paragraph 2b.

         ss. "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

         tt. "SEC" means the United States Securities and Exchange Commission.

         uu. "Securities" means the debt and Preferred Stock to be issued or reinstated by PG&E, as the case may be, in accordance with the Settlement Plan, from time to time, including any and all interest thereon or associated costs as provided under such debt or Preferred Stock instruments, agreements or certificates.

         vv. "Settlement Plan" has the meaning set forth in Recital F.

         ww. "State" means the State of California.

         xx. "Tax Tracking Account" has the meaning set forth in Paragraph 2c.

         yy. "TCBA" means Transition Cost Balancing Account.

         zz. "URG" means utility retained generation.

         aaa. "URG Rate Base" means the rate base amounts set forth in PG&E Advice Letter 2233-E implementing Commission Decision (D.) No. 02-04-016.

         bbb. "Watershed Lands" has the meaning set forth in Paragraph 17.

      2. REGULATORY ASSET. The Commission shall establish a regulatory asset of Two Billion Two Hundred and Ten Million Dollars ($2,210,000,000) as a new, separate and additional part of PG&E's rate base (the "Regulatory Asset").

         a. The Regulatory Asset shall be amortized in PG&E's Retail Electric Rates on a "mortgage-style" basis over nine years starting on January 1, 2004. The details and mechanics of the amortization and earnings of the Regulatory Asset shall be as set forth in Appendix A, Technical Appendix, jointly prepared by the Commission and PG&E.

         b. The Regulatory Asset shall earn PG&E's authorized return on equity ("ROE") on the equity component of PG&E's capital structure as set in PG&E's annual cost of capital proceedings, provided that the ROE on the Regulatory Asset shall be no less than 11.22 percent per year for the life of the Regulatory Asset and that, once the equity component of PG&E's capital structure reaches 52 percent, the authorized equity component for the Regulatory Asset shall be no less than 52 percent for the life of the Regulatory Asset.

         c. The Commission will use its usual methodology for tax-effecting the ROE component for purposes of setting PG&E's revenue requirements associated with the unamortized portion of the Regulatory Asset. The Commission will apply the same method of tax-effecting to the scheduled amortization of the Regulatory Asset. The Commission shall authorize PG&E to establish a Tax Tracking Account to be used as follows: In the event that it is finally determined that PG&E is required to pay income taxes on the Regulatory Asset any earlier than the Regulatory Asset is amortized pursuant to Paragraph 2a, PG&E shall record in the Tax Tracking Account the difference between (1) the taxes incurred on account of the Regulatory Asset plus any interest imposed by the federal or state taxing authorities with respect to such earlier recognition of taxable income and (2) the taxes that would have been incurred on account of the Regulatory Asset had it been subject to tax as it was amortized pursuant to Paragraph 2a. The Tax Tracking Account shall earn PG&E's authorized rate of return in accordance with the provisions of Paragraph 2b. PG&E shall amortize the Tax Tracking Account in Retail Electric rates over the greater of the remaining life of the Regulatory Asset or five years.

         d. PG&E shall continue to cooperate with the Commission and the State in seeking refunds from generators and other energy suppliers. The net after-tax amount of any refunds, claim offsets or other credits from generators or other energy suppliers relating to PG&E's PX, ISO, QF or ESP costs that PG&E actually realizes in Cash or by offset of creditor claims in the Chapter 11 Case shall be applied by PG&E to reduce the outstanding balance of the Regulatory Asset dollar for dollar. To the extent that any consideration actually received by PG&E in Cash under the Master Settlement Agreement that resolves the litigation in Public Utilities Commission of California v. El Paso Natural Gas Co., et al., FERC Docket No. RP00-241-000, et al., and related litigation in state and federal courts, is in settlement of damages claimed by PG&E that caused PG&E to incur high costs of electricity from March 1, 2000 to date, PG&E shall apply the net after-tax amount of such consideration to reduce the outstanding balance of the Regulatory Asset dollar for dollar, provided that such a reduction is consistent with the rules or orders adopted by the Commission concerning the consideration paid by El Paso under the Master Settlement Agreement. These reductions shall reduce the remaining amortization of the Regulatory Asset, as set forth in Appendix A, Technical Appendix.

         e. Balances in PG&E's TCBA, determined in accordance with Commission Decision No. 01-03-082, as of January 1, 2004 shall have no further impact on PG&E's Retail Electric Rates and shall be subject to no further review by the Commission except for verification of recorded balances, and PG&E's current Retail Electric Rates will be replaced by the Retail Electric Rates resulting from this Agreement, the Settlement Plan and the Confirmation Order as of January 1, 2004. This is not intended to affect PG&E's pending application (Application No. 00-07-013) to recover electric restructuring costs booked into the Electric Restructuring Cost Account pursuant to Public Utilities Code section 376 or to otherwise affect recovery of QF and other nonbypassable costs going forward.

         f. The Commission agrees that PG&E should receive the benefit of this Agreement over the entire life of the Regulatory Asset. To ensure this, the Commission agrees that the URG Rate Base for PG&E already established by the Commission in D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction, except as necessary to reflect capital expenditures and any change in authorized depreciation. (This shall not preclude the Commission from determining the reasonableness of any capital expenditures made on URG after the Effective Date.) The Commission further agrees that it shall not in any way reduce or impair the value of the Regulatory Asset or the URG Rate Base by taking the Regulatory Asset or the URG Rate Base, their amortization or earnings into account when setting other revenue requirements and resulting rates for PG&E. Nor shall the Commission take this Agreement or the Regulatory Asset into account in establishing PG&E's authorized ROE or capital structure.

         g. The Commission recognizes that the establishment, maintenance and improvement of Investment Grade Company Credit Ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers. The Commission further recognizes that the establishment, maintenance and improvement of PG&E's Investment Grade Company Credit Ratings directly benefits PG&E's ratepayers by reducing PG&E's immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers. In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E.

         h. As part of ensuring that PG&E has the opportunity to recover all its prudently incurred costs of providing service, including return of and return on utility investment, the Commission agrees that it shall timely act upon PG&E's applications to collect in rates its prudently incurred costs (including return of and return on) of any new, reasonable investment in utility plant and assets.

         i. The Commission shall promptly adjust PG&E's rates consistent with AB 57/SB 1976 and the Commission-DWR Rate Agreement to ensure that PG&E's collection of the following is not impaired: (1) Fixed Transition Amount to service existing Rate Reduction Bonds; (2) Regulatory Asset amortization and return; and (3) base revenue requirements (e.g., electric and gas distribution, URG, gas commodity procurement, existing QF contract costs and associated return).

         j. The Commission agrees that, in the absence of compelling evidence to the contrary, PG&E's expected regulatory outcomes and financial performance should be similar to those of the other investor-owned energy utilities in California under similar circumstances. In furtherance of the foregoing, the Commission shall not discriminate against PG&E by reason of the Chapter 11 Case, the Rate Recovery Litigation, this Agreement, the Regulatory Asset or any other matters addressed or resolved herein.

      3. RATEMAKING MATTERS.

         a. The Commission agrees to maintain PG&E's Retail Electric Rates at current levels through December 31, 2003. As of January 1, 2004, the Commission may adjust PG&E's Retail Electric Rates prospectively consistent with this Agreement, the Settlement Plan, the Confirmation Order and California law.

         b. The Commission shall set PG&E's capital structure and authorized ROE in PG&E's annual cost of capital proceedings in its usual manner; provided that, from January 1, 2004 until either S&P confers on PG&E a Company Credit Rating of at least "A-" or Moody's confers on PG&E a Company Credit Rating of at least "A3," the authorized ROE shall be no less than 11.22 percent per year and the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below. The Commission recognizes that, at the Effective Date, PG&E's capital structure will likely not contain 52 percent equity. Accordingly, for 2004 and 2005, the authorized equity ratio shall equal the Forecast Average Equity Ratio, but in no event shall it be less than 48.6 percent. PG&E agrees not to pay any dividend on common stock before July 1, 2004.

         c. Nothing in this Agreement shall be construed to create a rate freeze or rate cap for PG&E's electric or gas business.

      4. IMPLEMENTATION OF RATEMAKING. To ensure that all conditions to the Effective Date are met as soon as possible following issuance of the Confirmation Order, as soon as practicable after the Commission decision approving this Agreement, PG&E shall file an advice letter to implement all the rate and tariff changes necessary to implement the Settlement Plan. The Commission shall act promptly on the advice filing and revised rates and tariffs. The Commission shall also review and issue a decision promptly on the merits of any application for rehearing of the approval of the advice filing.

      5. TIMELY DECISIONS ON RATEMAKING MATTERS. The Commission and PG&E agree that timely applications by PG&E and timely action by the Commission on such applications are essential to the achievement of the objectives of this settlement. The Commission agrees that it will promptly act on the pending PG&E ratemaking proceedings listed in Appendix B hereto.

      6. [INTENTIONALLY OMITTED]

      7. DWR CONTRACTS. If the Commission desires it, PG&E agrees to accept an assignment of or to assume legal and financial responsibility for the DWR Contracts, provided that (a) PG&E's Company Credit Rating, after giving effect to such assignment or assumption, shall be no less than "A" from S&P and "A2" from Moody's; (b) the Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review. The Commission agrees not to require PG&E to assume or accept an assignment of legal or financial responsibility for the DWR Contracts unless conditions (a),
(b) and (c) are all met. Nothing in this paragraph shall be construed to limit the discretion of the Commission to review the prudence of PG&E's administration and dispatch of the DWR Contracts, consistent with applicable law.

      8. HEADROOM REVENUES.

         a. The Commission acknowledges and agrees that the Headroom, surcharge, and base revenues accrued or collected by PG&E through and including December 31, 2003 are property of PG&E's Chapter 11 estate, have been or will be used for utility purposes, including to pay creditors in the Chapter 11 Case, have been included in PG&E's Retail Electric Rates consistent with state and federal law, and are not subject to refund.

         b. The Headroom revenues accrued by PG&E during calendar year 2003 shall not exceed $875 million and shall not be less than $775 million, both on a pre-tax basis. If the amount of Headroom PG&E accrues in 2003 is greater or less than these amounts, the Commission shall take such action in 2004 as is necessary to require PG&E to refund any Headroom accrued in excess of $875 million or, if the accrued Headroom is less than $775 million, to allow PG&E to collect in rates the difference between the Headroom accrued and $775 million.

      9. DISMISSAL OF THE RATE RECOVERY AND OTHER LITIGATION. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E shall dismiss with prejudice the Rate Recovery Litigation, foregoing any recovery from ratepayers of costs sought in such litigation not otherwise provided for in this Agreement and the Settlement Plan; withdraw the PG&E Plan; dismiss other pending proceedings, as specified herein; and provide the other consideration described herein. In exchange, on or before January 1, 2004, the Commission shall establish and authorize the collection of the Regulatory Asset and the URG Rate Base, and on or as soon as practicable after the Effective Date, the Commission shall resolve Phase 2 of the presently pending ATCP Application with no adverse impact on PG&E's cost recovery as filed, and provide the other consideration described herein. PG&E's motion to dismiss the Rate Recovery Litigation shall be in form and substance satisfactory to the Commission.

      10. DISMISSAL OF OTHER PROCEEDINGS. On or as soon as practicable after the later of the Effective Date or the date on which the Commission approval of this Agreement is no longer subject to appeal, PG&E and PG&E Corporation, on the one hand, and the Commission, on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of A.B. 1890 listed on Appendix C hereto. All such releases and dismissals with prejudice shall be in form and substance satisfactory to PG&E, PG&E Corporation and the Commission.

      11. WITHDRAWAL OF CERTAIN APPLICATIONS.

         a. Promptly upon the Effective Date, PG&E shall withdraw all of its applications previously filed with the FERC, the NRC, the SEC and elsewhere in connection with the PG&E Plan. A full and complete list of such applications is set forth in Appendix D hereto. Upon execution of this Agreement, PG&E and PG&E Corporation shall move to obtain or otherwise request a stay of all actions before the FERC, NRC, SEC or a similar agency initiated by PG&E and/or PG&E Corporation to implement the PG&E Plan. In addition, upon execution of this Agreement by all Parties, PG&E and PG&E Corporation shall suspend all actions to obtain or transfer licenses, permits and franchises to implement the PG&E Plan. On the Effective Date or as soon thereafter as practicable, PG&E and PG&E Corporation shall withdraw or abandon all such applications for licenses, permits and franchises.

         b. In addition to withdrawing its pending applications at FERC, PG&E and PG&E Corporation agree that, for the life of the Regulatory Asset, neither they nor any of their affiliates or subsidiaries will make any filing under Sections 4, 5 or 7 of the Natural Gas Act to transfer ownership of or ratemaking jurisdiction over PG&E's intrastate natural gas pipeline and storage facilities, and to keep such natural gas pipeline and storage facilities subject to the regulation of the Commission. In addition, PG&E and PG&E Corporation agree that the Commission has jurisdiction under existing Public Utilities Code section 851 to review and approve any proposal by PG&E to dispose of property necessary or useful in the performance of PG&E's duties to the public.

      12. INTEREST RATE HEDGING. In order to take advantage of the current favorable interest-rate climate, the Commission agrees that the actual reasonable cost of PG&E's interest rate hedging activities with respect to the financing necessary for the Settlement Plan shall be reflected and recoverable in PG&E's retail gas and electric rates without further review.

      13. FINANCING.

         a. It is anticipated that all of PG&E's existing trade and financial debt, except for the MBIA Insured PC Bonds and the Letter of Credit Backed PC Bonds, shall be paid in Cash under the Settlement Plan. It is further anticipated that the MBIA Insured PC Bonds, the Letter of Credit

Backed PC Bonds and the Preferred Stock shall be reinstated under the Settlement Plan. The Settlement Plan will detail the proposed financing and creditor treatment.



         b. The financing of the Settlement Plan shall not include any new preferred or common stock.

         c. All financing shall be arranged and placed by a financing team led by PG&E that includes representatives of the Commission and PG&E and shall be duly authorized by the Commission and subject to the authority and duty of the boards of directors of PG&E and PG&E Corporation to approve such financing. The financing shall be designed and accomplished so as to minimize the cost to ratepayers consistent with achieving an appropriate and financially flexible capital structure.

         d. In consideration for the agreement by UBS Warburg LLC and Lehman Brothers each to (i) limit its consummation and/or advisory fee to $20 million (in the case of Lehman Brothers inclusive of advisory fees already paid by PG&E Corporation and further subject to the crediting provisions contained in Lehman Brothers' engagement letter, and, in the case of UBS Warburg LLC, in lieu of the full consummation fee calculated pursuant to section 2(d) of UBS Warburg LLC's engagement letter with the Commission and the OCC), which shall be payable on the Effective Date, and (ii) jointly provide the bank facilities determined by PG&E to be necessary under the Settlement Plan (subject to negotiation of satisfactory terms and conditions), PG&E agrees to name UBS Warburg LLC and Lehman Brothers as exclusive book runners, lead managers and hedging providers of all financings pursuant to the Settlement Plan with equal economics for 80 percent of the aggregate of total fees and commissions payable on such financings, and otherwise on customary terms as agreed among them. To the extent that PG&E adds co-managers, the Commission shall have the right to appoint one additional co-manager at the highest level of economics available to co-managers.

         e. All documents used or prepared by PG&E in connection with the financing, including prospectuses, indentures and notes, shall be in form and substance reasonably satisfactory to the Commission.

         f. The cost of the financing, including principal, interest, any fees or discounts payable to investment bankers, capital markets arrangers or book runners, including the fees to be paid to UBS Warburg LLC and Lehman Brothers pursuant to Paragraph 13d, as well as any past or future call premiums on reacquired debt, shall be fully recoverable as part of the cost of debt to be collected in PG&E's retail gas and electric rates without further review.

      14. TREATMENT OF CREDITORS. The treatment of creditors under the Settlement Plan will be consistent with that provided in the PG&E Plan, except that those creditors that were to receive Long-Term Notes or a combination of Cash and Long-Term Notes will be paid entirely in Cash.

      15. FEES AND EXPENSES. As of the Confirmation Date, and pursuant to the Settlement Plan and the Confirmation Order, PG&E shall reimburse the Commission for all of their respective professional fees and expenses incurred in connection with the Chapter 11 Case (such fees and expenses of the Commission to include those of Paul, Weiss, Rifkind, Wharton & Garrison LLP, UBS Warburg LLC and Chanin Capital Partners), without the need for any application under Section 330 or 503(b) of the Bankruptcy Code. If it is determined by court order that such an application is required for all or any part of such fees and expenses, then the Parties shall support such application in a written pleading to be filed with the Court and such fees and expenses shall be allowed and treated as an Administrative Expense Claim under the Settlement Plan in the amount approved by the Court. The Commission shall authorize PG&E to recover the amounts so paid or reimbursed to the Commission in retail rates over a reasonable period of time, not to exceed four years.

      16. CONDITIONS PRECEDENT TO EFFECTIVE DATE. Among other conditions to be contained in the Settlement Plan, the following shall be conditions precedent to the Effective Date:

         a. S&P and Moody's shall have issued Investment Grade Company Credit Ratings for PG&E.

         b. The Commission shall have given final, nonappealable approval for all rates, tariffs and agreements necessary to implement the Settlement Plan. The PG&E Proponents shall have the right to waive this provision with respect to any appeal from the Commission's approvals.

      17.PRESERVATION AND ENVIRONMENTAL ENHANCEMENT OF PG&E LAND. PG&E owns approximately 140,000 acres of watershed lands ("Watershed Lands") associated with its hydroelectric generating system and the approximately 655 acre Carizzo Plains property in San Luis Obispo County ("Carizzo Plains"). Of the Watershed Lands, approximately 95,000 acres are lands that are either included in the project boundaries, contain essential project elements related to the operations of the hydro facilities, or are part of legal parcels that contain major FERC project facilities. The remaining 44,000 acres are lands completely outside the FERC project boundaries and do not contain FERC project features. The Watershed Lands and Carizzo Plains are worth an estimated $300 million.

      a. PG&E agrees to the land conservation commitment set forth in Appendix E hereto, by which the Watershed Lands and Carizzo Plains will be subject to conservation easements or donated in fee simple to public agencies or non-profit conservation organizations ("Land Conservation Commitment"). Nothing herein relieves PG&E or the Commission of their responsibilities pursuant to, inter alia, Public Utilities Code Section 851 (obtaining approval of the Commission before the disposition of utility property).

      b. On the Effective Date or as soon thereafter as practicable, PG&E shall establish PG&E Environmental Enhancement Corporation, a California non-profit corporation, to oversee the Land Conservation Commitment and to carry out environmental enhancement activities. The governing board of PG&E Environmental Enhancement Corporation will consist of one representative each from PG&E, the Commission, the California Department of Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission.

      c. PG&E shall fund PG&E Environmental Enhancement Corporation with $100 million in Cash, $70 million of which will cover administrative expenses and the costs of environmental enhancements to the Watershed Lands and Carizzo Plains, provided that no such enhancement may at any time interfere with PG&E's hydroelectric operations, maintenance or capital improvements; and $30 million of which will be dedicated to the Environmental Opportunity for Urban Youth Program. The funds will be paid in equal installments over ten years on the

Effective Date and on January 2 of each year thereafter. The Commission shall authorize PG&E to recover these payments in retail rates without further review.

      18. CLEAN ENERGY TECHNOLOGY COMMITMENT.

            a. On the Effective Date or as soon thereafter as practicable, PG&E shall establish a new, California non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E's service territory. The non-profit corporation will be governed by a board consisting of nine members, three each appointed by the Commission and PG&E, and the remaining three to be selected jointly by the Commission appointees and the PG&E appointees.

            b. PG&E shall fund the non-profit corporation with $30 million in Cash paid over five years, as follows: $2 million in the first year, $4 million in the second year, $6 million in the third year, $8 million in the fourth year, and $10 million in the fifth year, each amount payable on January 2 of each year after the Effective Date. The Commission shall not include any portion of this funding in PG&E's retail rates.

            c. PG&E and the Commission shall work together to attract additional funding for the non-profit corporation.

      19.COOPERATION. The Parties will cooperate fully and in good faith to obtain timely confirmation of the Settlement Plan and to effectuate the transactions contemplated by this Agreement and the Settlement Plan. The Parties will support this Agreement, the Settlement Plan, and the Confirmation Order in all judicial, administrative and legislative forums. PG&E, PG&E Corporation and the Commission will cooperate in all presentations to credit rating agencies in connection with the consummation of the Settlement Plan.

      20.WAIVER OF SOVEREIGN IMMUNITY. In connection with any action or proceeding concerning the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties' rights under this Agreement, the Settlement Plan or the Confirmation Order, the Commission hereby knowingly and expressly waives all existing and future rights of sovereign immunity, and all other similar immunities, as a defense. Accordingly, the Commission hereby consents to the jurisdiction of any court or other tribunal or forum for such actions or proceedings including, but not limited to, the Court. This waiver is irrevocable and applies to the jurisdiction of any court, legal process, suit, judgment, attachment in aid of execution of a judgment, attachment prior to judgment, set-off or any other legal process with respect to the enforcement of this Agreement, the Settlement Plan or the Confirmation Order or other determination of the Parties' rights under this Agreement, the Settlement Plan or Confirmation Order. It is the intention of this Agreement that neither the Commission nor any other California entity acting on the Commission's behalf may assert immunity in an action or proceeding, as discussed herein, concerning the Parties' rights under this Agreement, the Settlement Plan or the Confirmation Order.

      21.VALIDITY AND BINDING EFFECT. The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan. This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law. This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

      22.ENFORCEMENT. The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

      23.SPECIFIC PERFORMANCE. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any material breach of any provision of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, without the necessity of securing or posting a bond or other security in connection with such remedy.

      24.RELEASES. The "Releases by Debtor" provided for in the Settlement Plan shall include PG&E Corporation, its present and former officers, directors, management (in each case, who were such on or after April 6, 2001), and professionals; the present or former members of the

OCC, the present or former officers and directors and management of any present or former member of the OCC; and the Commission, its present and former commissioners and employees, as well as the advisors, consultants and professionals of or to the OCC, the members of the OCC, and the Commission, in each case in their respective capacities as such.

      25.COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      26.CAPTIONS AND PARAGRAPH HEADINGS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

      27.ENTIRE AGREEMENT. This Agreement and its appendices, including the Commission's D.03-12-035 attached as Appendix F, together with the Settlement Plan and the Confirmation Order, contains the entire understanding of the Parties concerning the subject matter of this Agreement and, except as expressly provided for herein, supersedes all prior understandings and agreements, whether oral or written, among them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the Parties hereto which is filed with and, if necessary, approved by, the Court.

      28.TIME OF ESSENCE. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement upon its effectiveness. The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party's execution and approval of this Agreement.

      29.NO THIRD PARTY BENEFICIARIES. Except as may be specifically set forth in this Agreement or the Settlement Plan, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this

Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

      30.AUTHORITY; ENFORCEABILITY. Each Party represents and warrants to the others that this Agreement has been duly authorized by all action required of such Party to be bound thereby, and that this Agreement, when effective, constitutes valid, binding and enforceable obligations of such Party.

      31.WAIVER OF COMPLIANCE. To the extent permitted by applicable law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      32.CALIFORNIA LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof, except that this Agreement, the Settlement Plan and any orders of the Court (including the Confirmation Order) are intended to be enforceable under federal law.

      33.ADMISSIONS. This Agreement is a compromise believed by the Parties to be in the best interests of all concerned parties. Nothing in this Agreement shall be construed or deemed to be an admission by any of the Parties of any liability or any material fact in connection with any other litigation or proceeding.

      34.CONFIRMATION ORDER. The Confirmation Order shall, among other things, order the Parties to perform under and in accordance with this Agreement and the Settlement Plan. The Confirmation Order shall be in form and substance satisfactory to each of the Parties.

      35.PLAN DOCUMENTS. This Agreement is expressly conditioned on the preparation and approval by the Court of the Settlement Plan, the disclosure statement for the Settlement Plan, and the Confirmation Order, each of which shall be in form and substance reasonably satisfactory to each of the Parties.

      36.TERMINATION. This Agreement shall terminate at the end of nine (9) years from the Effective Date, provided that all rights of the Parties under this Agreement that vest on or prior to such termination, including any rights arising from any default under this Agreement, shall survive such termination for the purpose of enforcing such vested rights.

      37.CONDITIONS PRECEDENT TO EFFECTIVENESS. This Agreement shall only be binding upon the Parties and their respective successors and assigns and enforceable in accordance with its terms upon: (1) approval by the boards of directors of PG&E and PG&E Corporation, (2) approval by the Commission, and (3) execution of this Agreement by all Parties on or before December 31, 2003.

December 19, 2003                    CALIFORNIA PUBLIC UTILITIES COMMISSION


                                     By /s/ William R. Ahern
                                       -----------------------------------------
                                     Its Executive Director
                                        ----------------------------------------

                                     PACIFIC GAS AND ELECTRIC COMPANY

December 19, 2003


                                     By  K.M. Harvey
                                       -----------------------------------------
                                     Its SVP, CFO and Treasurer
                                        ----------------------------------------


                                     PG&E CORPORATION
December 19, 2003


                                     By Robert D. Glynn, Jr.
                                       -----------------------------------------
                                     Its Chairman, CEO, President
                                        ----------------------------------------

                                   APPENDIX A
                               TECHNICAL APPENDIX

A. Methodology for Calculating Regulatory Asset Amortization

The amount of the amortization of the Regulatory Asset principal to be included annually in PG&E's revenue requirement shall be calculated each year according to the following formula:

                              P*r

                    --                   --
Annual              |   [1  -   1         |   - (P * r)
Principal           |         -----   ]   |       a
Amortization        |               n     |
=                   |        (1 + r)      |
                    --                   --


where:
"P" is defined as the total Regulatory Asset principal, as specified in the Settlement Agreement;
"r" is defined as the estimated tax-effected return on rate base, as more fully described below;
"n" is defined as the period of amortization in years, as specified in the Settlement Agreement;
and "P " is defined as the principal remaining at the beginning of the year
      a
under consideration.


B. Estimated Tax-Effected Return on Rate Base

The tax-effected return on rate base used in the above formula shall reflect an estimate of the cost of PG&E's capital structure. The following example uses its approximate assumed capital ratios over the life of the regulatory asset, as detailed below:

                                                              Tax-
                                   Capital      Nominal      Effected      Weighted
                                   Ratio        Cost         Cost          Cost
                                   (%)          (%)          (%)(1)        (%)
Common Equity                      52.0         11.220       18.937        9.847
Preferred Securities               2.0          6.500        10.970        0.219
Debt                               46.0         6.616        6.616         3.043
                                   ----         -----        -----         -----
Tax-Effected Return on Rate Base                                           13.110
                                                                           ------

NOTE
(1) Assumes total state and federal income tax rate of 40.75%.

The actual authorized pre-tax cost of capital shall be used to determine the annual return and amortization components of the regulatory asset, subject to the requirements set forth in paragraph 2(b) of the Settlement Agreement.

C. Example Amortization Schedule for Regulatory Asset

Applying the foregoing formula to the Regulatory Asset of $2,210 million, to be amortized over nine years, as initially specified in the Settlement Agreement, the schedule for principal amortization is as follows:

P = 2,210.0 million

r = 13.110%

n = 9 years

(Figures in millions of dollars)    2004      2005      2006      2007      2008      2009      2010     2011       2012
Principal                          2,210.0   2,067.3   1,905.9   1,723.3   1,516.9   1,283.3   1,019.1   720.3     382.3

Balance, Beginning of Period
(Principal Amortization)            (142.7)   (161.4)   (182.6)   (206.5)   (233.6)   (264.2)   (298.8) (338.0)   (382.3)
                                   -------   -------   -------   -------   -------   -------    ------  ------    ------

Principal Balance, End of Period   2,067.3   1,905.9   1,723.3   1,516.9   1,283.3   1,019.1     720.3   382.3      (0.0)

D. Effect of a Reduction in the Regulatory Asset

If, pursuant to the Settlement Agreement, the outstanding balance of the Regulatory Asset is reduced, then the amortization schedule for the remainder of the Regulatory Asset shall be recalculated for the current year and each of the successive years using the method described in Sections A through C above. For purposes of the formula in Section A above, the term "n" shall refer to the number of remaining years of amortization and the term "P" shall refer to the outstanding balance of the Regulatory Asset at the beginning of the current year after giving effect to the reduction.

For example, if in 2006 the outstanding balance of the Regulatory Asset were to be reduced by $500 million (after tax), then the principal amortization for 2006 and all successive years would be recalculated on the basis of the reduced remaining outstanding balance of $1,407.4 million, the same estimated tax-effected return on rate base of 13.110% as specified in Section B above, and a seven year remaining amortization period, as shown below:

(Figures in millions
of dollars)                   2004      2005      2006      2007      2008      2009       2010     2011      2012
Principal Balance,
  Beginning of Period       2,210.0    2,067.3   1,905.9   1,271.2   1,118.9    946.6      751.8    531.3     282.0

(Reduction in Principal)        0.0        0.0    (500.0)      0.0       0.0      0.0        0.0      0.0       0.0
(Principal Amortization)     (142.7)    (161.4)   (134.7)   (152.3)   (172.3)  (194.9)    (220.4)  (249.3)   (282.0)
                            -------    -------   -------   -------   -------   ------     ------   ------    ------
Principal Balance, End
  of Period                 2,067.3    1,905.9   1,271.2   1,118.9     946.6    751.8      531.3    382.3      (0.0)

     E. Example of Calculation of Total Revenue Requirement

     The total requirement for the Regulatory Asset will include return, taxes on return, amortization, and taxes on amortization. The Company shall include its authorized factor for franchise fees and uncollectibles. Any property taxes attributable to the Regulatory asset shall also be included in the revenue requirement. Changes in the annual revenue requirement shall be implemented by advice filling, subject to review by the CPUC Energy Division.

(Figures in millions
of dollars)                   2004      2005      2006      2007      2008      2009       2010     2011      2012
Return and Taxes on Average
  Balance                     280.4      260.4     237.9     212.4     183.5    150.9      114.0     72.3      25.1
Amortization                  142.7      161.4     182.6     206.5     233.6    264.2      298.8    338.0     382.3
Taxes on Amortization          98.1      111.0     125.6     142.0     160.6    181.7      205.5    232.5     262.9

Property Taxes (not
  estimated in example)
F&U (not estimated in
  example)
Total Revenue Requirement     521.2      532.8     546.0     560.9     577.7    596.8      618.3    642.7     670.3

                                   APPENDIX B
                               LIST OF PROCEEDINGS

A.00-05-002, -003, -004; -005; A.01-05-003, -009, -017, -018; A.02-05-002, -003,
-005, -007, Annual Earnings Assessment Proceeding (AEAP) applications.

A.01-09-003, PG&E 2001 Annual Transition Cost Proceeding, Phase 1 cost recovery issues.

A.02-06-019, PG&E's 2002 Attrition Proceeding.

A.99-03-039, Public Utilities Code Section 368(e) proceeding.

A.00-07-013, PG&E Electric Restructuring Cost Account application.

A.02-11-017 and A.02-09-005, PG&E 2003 General Rate Case applications.

                                   APPENDIX C
                        OTHER PROCEEDINGS TO BE DISMISSED

Various market valuation applications under AB 1890, Public Utilities Code
Section 367(b), including Docket Nos. A.99-09-053 and A.00-05-034.

A.00-06-046, PG&E application to implement benefit sharing ratemaking for Diablo Canyon pursuant to CPUC Diablo Canyon restructuring decisions. (Probably superseded by D.02-04-016, URG decision.)

I.01-04-002, CPUC investigation into past holding company actions during energy crisis (but only as to past actions, not prospective matters).

                                   APPENDIX D
                              CERTAIN APPLICATIONS

      (a)Applications to Transfer Regulatory Assets filed with the FERC in Docket Nos. EC02-3 1, EL02-36, ES02-17, ER02-456, and ER02-455

      (b)Applications to Transfer Hydro Assets filed with FERC in Project Nos. 77-116, 96-031, 137-031, 175-018, 178-015, 233-082, 606-020, 619-095, 803-055,
1061-056, 1121-058, 1333-037, 1354-029, 1403-042, 1962-039, 1988-030, 2105-087,
2106-039, 2107-012, 2130-030, 2155-022, 2310-120, 2467-016, 2661-016, 2687-022,
2735-071, 2118-006, 2281-005, 2479-003, 2678-001, 2781-004, 2784-001, 4851-004,
5536-001, 5828-003, 7009-004, and 10821-002.

      (c)Applications for Certificates of Public Convenience and Necessity filed with FERC in Docket Nos. CP02-38, CP02-39, CP02-40, CP02-41, and CP02-42.

      (d)License Transfer Application filed with the NRC in Docket Nos. 50-275-LT, and 50-323-LT.

      (e) Filing with the SEC for Approval under the Public Utilities Holding Company Act of 1935 to create Electric Generation LLC, ETrans LLC, and GTrans LLC.

                                   APPENDIX E
                          LAND CONSERVATION COMMITMENT

                              STATEMENT OF PURPOSE

      PG&E shall ensure that the Watershed Lands it owns and Carizzo Plains are conserved for a broad range of beneficial public values, including the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values. PG&E will protect these beneficial public values associated with the Watershed Lands and Carizzo Plains from uses that would conflict with their conservation. PG&E recognizes that such lands are important to maintaining the quality of life of local communities and all the people of California in many ways, and it is PG&E's intention to protect and preserve the beneficial public values of these lands under the terms of any agreements concerning their future ownership or management.

      PG&E Environmental Enhancement Corporation will develop a plan for protection of these lands for the benefit of the citizens of California. Protecting such lands will be accomplished through either (1) PG&E's donation of conservation easements to one or more public agencies or qualified conservation organizations consistent with these objectives, or (2) PG&E's donation of lands in fee to one or more public entities or qualified conservation organizations, whose ownership would be consistent with these conservation objectives.

                                   COMMITMENTS

1.    PG&E Shall Place Permanent Conservation Easements on or Donate Watershed
      Lands: The Watershed Lands and Carizzo Plains shall (1) be subject to permanent conservation easements restricting development of the lands so as to protect and preserve their beneficial public values, and/or (2) be donated in fee simple to one or more public entities or qualified non-profit conservation organizations, whose ownership will ensure the protection of these beneficial public values. PG&E will not be expected to make fee simple donations of Watershed Lands that contain PG&E's or a joint licensee's hydroelectric project features. In instances where PG&E has donated land in fee, some may be sold to private entities subject to conservation easements and others, without significant public interest value, may be sold to private entities with few or no restrictions.

      The conservation easements shall provide for the preservation of land areas for the protection of the natural habitat of fish, wildlife and plants, the preservation of open space, outdoor recreation by the general public, sustainable forestry, agricultural uses, and historic values and, shall prevent any other uses that will significantly impair or interfere with those values. Conservation easements on the Watershed Lands will include an express reservation of a right for continued operation and maintenance of hydroelectric facilities and associated water delivery facilities, including project replacements and improvements required to meet existing and future water delivery requirements for power generation and consumptive water use by existing users, compliance with any FERC license, FERC license renewal or other regulatory requirements. In addition, easements will honor existing agreements for economic uses, including consumptive water deliveries. The conservation easements shall be donated to and managed by one or more non-profit conservation trustees, qualified conservation organizations or public agencies with the experience and expertise to fully and strictly implement the conservation easements.

2.    Process For Development of the Conservation Easements and Land Donation
      Plan: PG&E will work with PG&E Environmental Enhancement Corporation and the Commission in the development and implementation of the conservation easements and land donation plan. PG&E Environmental Enhancement Corporation will recommend to PG&E (1) conservation objectives for the properties, including identification of conservation values, (2) criteria for ultimate disposition of the properties, (3) conservation easements guidelines, and (4) land disposition plans.

3. Reporting Responsibilities: PG&E Environmental Enhancement Corporation will prepare a report to the Commission within 18 months of the Effective Date describing the status of the conservation easement and land disposition plan. PG&E Environmental Enhancement Corporation will make the report available to the public upon request. Every two years following the first report, PG&E Environmental Enhancement Corporation will prepare a report to the Commission on the implementation of the conservation easement and land disposition plan.

                                   APPENDIX F

                   OPINION MODIFYING THE PROPOSED SETTLEMENT
                  AGREEMENT OF PACIFIC GAS & ELECTRIC COMPANY,
                 PG&E CORPORATION AND THE COMMISSION STAFF, AND
                  APPROVING THE MODIFIED SETTLEMENT AGREEMENT

COM/acb                                                                MAIL DATE
                                                                        12/19/03

Decision 03-12-035         December 18, 2003


BEFORE THE PUBLIC UTILITIES COMMISSION OF THE STATE OF CALIFORNIA

Order Instituting Investigation into the
ratemaking implications for Pacific Gas
and Electric Company (PG&E) pursuant to
the Commission's Alternative Plan of
Reorganization under Chapter 11 of the
Bankruptcy Code for PG&E, in the United
States Bankruptcy Court, Northern                 Investigation 02-04-026
District of California, San Francisco              (Filed April 22, 2002)
Division, In re Pacific Gas and Electric
Company, Case No. 01-30923 DM.


                            (U 39 M)

      OPINION MODIFYING THE PROPOSED SETTLEMENT AGREEMENT OF PACIFIC GAS &
        ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND
                   APPROVING THE MODIFIED SETTLEMENT AGREEMENT

I.02-04-026         COM/acb

                                TABLE OF CONTENTS

TITLE                                                                                                          PAGE
-----                                                                                                          ----
           OPINION MODIFYING THE PROPOSED SETTLEMENT AGREEMENT OF PACIFIC GAS &
           ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND
           APPROVING THE MODIFIED SETTLEMENT
AGREEMENT ........................................................................................................2
SUMMARY...........................................................................................................3
I.         INTRODUCTION AND BACKGROUND............................................................................3
II.        PROCEDURAL HISTORY....................................................................................10
III.       DESCRIPTION OF THE PSA TERMS AND CONDITIONS...........................................................11
       A.  Structure of the Settlement Plan of Reorganization....................................................11
       B.  Financial Elements of the PSA.........................................................................11
           1.   Regulatory Asset.................................................................................11
           2.   Headroom.........................................................................................13
           3.   Ratemaking Matters...............................................................................13
           4.   Dividends and Stock Repurchases..................................................................14
       C.  Dismissal of Energy Crisis-Related Disputes...........................................................14
       D.  Environmental Provisions..............................................................................15
       E.  Conditions Precedent to Effectiveness of Settlement Plan..............................................16
       F.  Other Provisions......................................................................................16
           1.   Assignability of DWR contracts...................................................................16
           2.   Interest Rate Hedging............................................................................17
           3.   Financing........................................................................................17
           4.   Fees and Expenses................................................................................18
           5.   Releases.........................................................................................18
           6.   Bankruptcy Court Supervision.....................................................................18
IV.        STANDARD OF REVIEW....................................................................................18
V.         LAWFULNESS OF THE PSA.................................................................................22
       A.  The Purpose of the Commission v. The Purpose of the Bankruptcy Court..................................22
       B.  The Commission's Ability to Bind Future Commissions...................................................24
       C.  Jurisdiction of the Bankruptcy Court..................................................................34
       D.  Consistency with Assembly Bill 1890 and Section 368(a)................................................37
VI.        WHETHER THE PROPOSED SETTLEMENT AGREEMENT IS IN THE PUBLIC INTEREST...................................39
       A.  Adequacy of a Settlement Proposal in Achieving  Feasible Plan of Reorganization.......................39
           1.   The MSA Will Allow PG&E to Emerge Promptly From Bankruptcy.......................................40
           2.   The Rating Agencies (S&P and Moody's)............................................................41
       B.  Fairness and Reasonableness...........................................................................44
           1.   Relationship of Settlement to Parties' Risks of Achieving Desired Results........................44


                                       -i-
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
           2.   The Risk, Expense, Complexity, and Likely Duration of Further Bankruptcy Litigation..............45
           3.   Reasonableness of Settlement of Other Claims and Litigation......................................46
           4.   Reasonableness of Rates..........................................................................51
           5.   Adequacy of Representation In the Settlement Process.............................................52
           6.   Release of PG&E Corporation......................................................................53
       C.  Public Interest.......................................................................................54
           1.   The Regulatory Asset.............................................................................54
           2.   Headroom.........................................................................................55
           3.   Dividends........................................................................................57
           4.   Credit Rating....................................................................................59
           5.   Assignability of DWR Contracts...................................................................61
           6.   Environmental Matters............................................................................61
                The Land Conservation Commitment (LLC)...........................................................61
                (a)   The Stewardship Council....................................................................62
                (b)   Environmental Opportunity For Urban Youth..................................................66
                (c)   Clean Energy Technology Commitment.........................................................67
VII.       THE TURN DEDICATED RATE COMPONENT PROPOSAL............................................................67
VIII.      RULINGS OF THE ADMINISTRATIVE LAW JUDGE (ALJ).........................................................75
IX.        COMMENTS ON THE DECISION..............................................................................75
X.         ASSIGNMENT OF PROCEEDING..............................................................................75
FINDINGS OF FACT.................................................................................................76
CONCLUSIONS OF LAW...............................................................................................82
ORDER............................................................................................................86

Appendix A
Appendix B
Appendix C
Appendix D
Appendix E

OPINION MODIFYING THE PROPOSED SETTLEMENT AGREEMENT OF PACIFIC GAS & ELECTRIC COMPANY, PG&E CORPORATION AND THE COMMISSION STAFF, AND APPROVING THE MODIFIED SETTLEMENT AGREEMENT

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SUMMARY

      This decision modifies and clarifies the Proposed Settlement Agreement
(PSA) offered by Pacific Gas & Electric Company (PG&E), PG&E Corporation (Corp.), and the Commission staff. We find that the settlement agreement, with these modifications and clarifications, is fair, just and reasonable and in the public interest. Therefore, we can enter into the Modified Settlement Agreement
(MSA).

I. INTRODUCTION AND BACKGROUND

      The Proposed Settlement Agreement (PSA) between PG&E, PG&E Corp. (hereafter generally referred to as PG&E) and our staff offers the promise of allowing PG&E to emerge quickly from bankruptcy protection in a proceeding now pending in the United States Bankruptcy Court for the Northern District of California as a financially strong utility subject to the directives in California laws and the continuing jurisdiction of this Commission. The timely resolution of PG&E's financial difficulties and the PSA come before this Commission pursuant to a background of unprecedented developments, and our careful consideration of their related consequences is of utmost importance to the ratepayers of PG&E and the citizens of California.

      The PSA contains a number of provisions that provide additional benefits to PG&E compared to the Commission's plan of reorganization (Commission POR) submitted by the Commission to the Bankruptcy Court. The most significant modifications compared to the Commission's POR are:

      - Allowing PG&E to keep between $775 million and $875 million in headroom from 2003;

      - Increasing the size of the regulatory asset from $1.75 billion to $2.21 billion.

I.02-04-026         COM/acb

      - Eliminating a proposed $400 million disallowance against PG&E for imprudent procurement practices;

      - Fixing PG&E's rate of return on equity at 11.22% for up to nine years;

      - Allowing Department of Water Resources (DWR) contracts to be assigned to PG&E only after a very high credit rating is achieved by PG&E.

      Overall, the PSA's changes from the Commission's POR give PG&E significant additional benefits. In evaluating the reasonableness of the provisions in the PSA, we conclude that there are certain modifications that are necessary to the proposal to ensure that it is reasonable for ratepayers.

      In particular, we will not allow PG&E to recover from ratepayers Corp's litigation costs. Further, we substantially adopt findings, conclusions and ordering paragraphs jointly proposed by TURN and PG&E that lead to the expectation that there will be a statute enacting a dedicated rate component that would replace the regulatory asset, saving the ratepayers an estimated $1 billion over nine years. We also make a number of changes to clarify matters of legal concern to the Attorney General, the Department of Water Resources, and this Commission. To delve yet again into the facts and forces that led to the dysfunctional electricity market in California during the period from mid-2000 to early 2001 serves no purpose here. A succinct and readable summary of the market behaviors, and responsive actions taken by the California Legislature, as well as State and federal regulators, is contained in the recent opinion of the California Supreme Court in Southern California Edison Co. v. Peevey (2003) 31 Cal. 4th 781. We provide a condensed version of this summary in the background section herein. As noted in that opinion, this Commission deemed the energy

I.02-04-026         COM/acb

crisis one that involved not only utility solvency but the very reliability of the State's electrical system.

      PG&E responded to the financial difficulty it was facing by filing for Chapter 11 bankruptcy protection on April 6, 2001. Numerous creditors and other parties, including the Commission, appeared (in the Commission's case, subject to its sovereign immunity rights and defenses under the 11th Amendment of the U.S. Constitution and related principles). PG&E asserted that as a result of the energy crisis beginning in May 2000 and because its retail electric rates were frozen, it was unable to recover approximately $9 billion of electricity procurement costs from its customers, resulting in billions of dollars of defaulted debt and the downgrading of its credit ratings by all of the major credit rating agencies. PG&E's decision to seek Bankruptcy Court protection came in the wake of its earlier decision to sue this Commission in federal district court to recover these costs under a "filed rate doctrine" theory See PG&E v. Lynch, No. C-01-3023-VRW, N.D. Cal. (the "Rate Recovery Litigation"). The Commission vigorously defended this action, and a similar lawsuit filed by Southern California Edison Co. (SCE), on behalf of the customers of the two utilities. The costs and complexities of this litigation were tremendous. The outcome was far from certain.

      On September 20, 2001, PG&E and PG&E Corporation, as co-proponents, filed a plan of reorganization (PG&E Plan) in PG&E's bankruptcy case. The PG&E Plan provided for the disaggregation of PG&E's businesses into four companies, three of which would have been regulated by the Federal Energy Regulatory Commission
(FERC). The Commission and others opposed the PG&E Plan. The PG&E Plan was amended and modified a number of times.

I.02-04-026         COM/acb

      It was an exceedingly bold proposal that went far beyond the traditional and usual purpose of resolving creditor claims and returning the utility to financial viability. As noted in the Commission staff's opening brief, PG&E's proposed plan of reorganization was expansive in the extreme, and threatened its ratepayers in three ways. First, it would have disaggregated the utility and would have divested this Commission of authority over significant aspects of PG&E's operations. Secondly, it had potentially disastrous environmental consequences. Finally, it locked in, for twelve years, power purchase costs that would have resulted in high retail rates, and then would have left PG&E's power purchase costs to the markets that were largely responsible for PG&E's financial predicament in the first place.

      The Commission's formal response to PG&E's proposal in the Bankruptcy Court was strong and swift. As Commissioner Lynch noted in her declaration supporting our opposition:

      "In its proposed plan, PG&E demands sweeping declaratory and injunctive relief against the Commission. The Commission believes PG&E's purpose is to carry out a frontal assault upon the State of California as a government and regulator, as PG&E seeks to preempt no fewer than 15 core statutes and laws essential to the health and safety of California's citizens." This strategy was referred to as "the regulatory jailbreak".

      Specifically, the utility proposal would have removed PG&E's hydroelectric generation facilities, natural gas transmission assets and nuclear facilities from state regulatory control. That proposal raised the potential that the Commission would be unable to ensure the provision of basic service in case of an energy supply or capacity crisis; the potential that the pricing of service for captive customers would undermine the availability of affordable service for California citizens and necessitate the widespread use of alternative fuels,

I.02-04-026         COM/acb

thereby creating adverse impacts on the environment; and adverse effects to the safety and welfare of California residents through the loss of local regulation.

      In response, on April 15, 2002, the Commission authorized the filing of its original plan of reorganization for PG&E (Original CPUC Plan). It was crafted to permit PG&E to emerge from bankruptcy by repaying creditor claims in full while avoiding the negative consequences of the PG&E plan. Among other things, the Original CPUC Plan would have raised funds to pay PG&E's creditors through "headroom" revenues(1) and the issuance of new debt and equity securities, while at the same time maintaining PG&E as a vertically integrated utility subject to regulation by the Commission. Subsequently, the Commission and the Official Creditors Committee (OCC) filed an amended plan of reorganization for PG&E, dated August 30, 2002 (as amended, Joint Amended Plan) (supplemented by a "Reorganization Agreement" to be entered into by the Commission and PG&E). The Joint Amended Plan was not well received by PG&E, and thus the battle to restore PG&E to financial viability was launched on a second major front, with legions of lawyers and financial experts poised to do battle before the Bankruptcy Court to prove the relative merits and flaws of the two competing plans. Lengthy and contentious trials proceeded on the plans.

      Bankruptcy Court confirmation hearings on the competing plans of reorganization started on November 18, 2002. On November 21, 2002, during the trial on the Joint Amended Plan, PG&E made a motion for judgment against the Joint Amended Plan, on the grounds, inter alia, that the Reorganization Agreement proposed by the Commission would violate California law because it would bind future Commissions in a manner allegedly contrary to the Public

--------
(1)   "Headroom" is defined below.

I.02-04-026         COM/acb

Utilities Code and decisions and regulations of the Commission. On November 25, 2002, the Bankruptcy Court denied PG&E's motion, finding that the Commission did have the authority to enter into the Reorganization Agreement and to be bound by it under California and federal law. (Ex. 122, CPUC Staff/Clanon, Exhibit C.)

      It was against this backdrop that the Bankruptcy Court ordered the initiation of a judicially supervised settlement conference between PG&E and the Commission staff in March of this year. On March 11, 2003, the Bankruptcy Court entered an order staying further confirmation and related proceedings to facilitate a mandatory settlement process. Pursuant to orders by the bankruptcy judge, parties to the settlement discussions are prohibited from disclosing information regarding or relating to the settlement discussions.

      That effort produced the Proposed Settlement Agreement that is now before us for evaluation. On June 19, 2003, as a result of the settlement process, PG&E and the Commission staff announced agreement on a Proposed Settlement Agreement which would form the basis of a new plan of reorganization to be filed by PG&E in the Bankruptcy Court that embodies the terms and conditions contained in the PSA (the Settlement Plan).(2) PG&E, PG&E Corporation, and the OCC as co-proponents filed the Settlement Plan and disclosure statement for the plan with the Bankruptcy Court. The PSA constitutes an integral part of the Settlement Plan and is incorporated in the plan by reference. The Bankruptcy Court has stayed all proceedings related to the Commission's Joint Amended Plan and the PG&E Plan, until a confirmation hearing on the Settlement Plan. After conducting a trial on the PSA and Settlement Plan, on December 12, 2003

----------
(2) The PSA and the Settlement Plan are two different documents. The PSA is provided in Appendix A.

the Bankruptcy Court issued its "Memorandum Decision Approving Settlement Agreement and Overruling Objections to Confirmation of Reorganization Plan." The Court, however, did not issue a Confirmation Order and has set a status conference for December 22, 2003 to consider any action taken by the Commission. The procedural history details the interaction between the Bankruptcy Court and this Commission in considering the completeness and balancing of competing interests embraced by the PSA.

      In reaching our decision, we are informed by a complete record developed by the efforts of a number of parties during eight days of hearing in this proceeding. These parties directed their showings to the overall issue to whether the PSA is fair, just and reasonable, and in the public interest. In assessing our presentations, we pay particular attention to the following goals that have been at the heart of our opposition to PG&E's plan of reorganization:

      1. Does the PSA result in PG&E abandoning its effort to evade adherence to state laws and our jurisdiction?

      2. Does the PSA resolve energy crisis-related litigation between PG&E and the CPUC?

      3.    Does the PSA result in lower rates for PG&E's ratepayers?

      4.    Does the PSA result in PG&E's creditors being paid in full?

      We do not undertake our consideration of the PSA against a blank slate. In conducting their settlement negotiations, our staff and PG&E were clearly aware of the settlement we entered into with SCE to restore that utility's financial viability and end its litigation against the Commission, as well as our proposed plan of reorganization for PG&E.

I.02-04-026     COM/acb


II.   PROCEDURAL HISTORY(3)

      On July 1, 2003, PG&E filed and served the PSA, the Settlement Plan, and a disclosure statement in this proceeding. On July 9, 2003, a prehearing conference (PHC) was held to determine the scope of proceedings for the Commission to consider the PSA. After the PHC, the Assigned Commissioner issued his "Scoping Memo and Ruling of Assigned Commissioner" (Scoping Memo) establishing the scope and schedule for this proceeding. The Scoping Memo, as amended, provided that the proceeding was limited to determining whether the PSA should be approved by the Commission, including whether the settlement is fair, reasonable, and in the public interest, using the criteria encompassed in various Commission, state, and federal court decisions.(4) Excluded from the proceeding were alternative plans, rate allocation and rate design, and direct access issues. Proposed modifications to the PSA were permitted to be offered, but were required to be limited. Hearings were held on September 10, 11, 12, 22, 23, 24, 25, and 26. On September 25, 2003, PG&E, the Office of Ratepayer Advocates (ORA), and certain other parties and non-parties submitted a stipulation resolving issues regarding the land conservation commitment in the PSA. Concurrent opening briefs were filed on October 10, 2003, and reply briefs on October 20, 2003, when the matter was submitted.

----------

(3) This material is taken from the record in this proceeding as well as the record in PG&E's bankruptcy proceeding, documents, and pleadings of which the Commission may take official notice. The record in PG&E's Chapter 11 proceeding is available on the website of the U.S. Bankruptcy Court, Northern District of California, http://www.canb.uscourts.gov. In addition, documents relating to the Commission's various plans and filings in the bankruptcy proceeding can be found in the record of this proceeding as well as on the CPUC website at http://www.cpuc.ca.gov/static/industry/electric/pge+bankruptcy.

(4) San Diego Gas & Electric Co., Decision (D.) 92-12-019, 46 CPUC 2d 538
(1992); Dunk v. Ford Motor Co. (1996) 48 CA4th 1794, 56 Cal. Rptr. 483; Officers for Justice v. Civil Service Commission, (9th Cir. 1982) 688 F.2d 615; Diablo Canyon, D. 88-12-083, (1988) 30 CPUC 2d 189; Amchem Products v. Windsor, (1997) 521 U.S. 591.

I.02-04-026     COM/acb


III.  DESCRIPTION OF THE PSA TERMS AND CONDITIONS

      A.    STRUCTURE OF THE SETTLEMENT PLAN OF REORGANIZATION

      PG&E's original plan of reorganization in the Bankruptcy Court provided for the disaggregation of PG&E's historic businesses into four separate companies, three of which would be under the regulatory jurisdiction of FERC rather than this Commission. Under the Settlement Plan, PG&E will remain a vertically integrated utility subject to the plenary regulatory jurisdiction of this Commission.(5)

      B.    FINANCIAL ELEMENTS OF THE PSA

      PG&E asserts that restoration, maintenance, and strengthening of PG&E as an investment grade company is vital for the company's future ability to serve its customers. The PSA expressly recognizes this:

      The Commission recognizes that the establishment, maintenance and improvement of investment grade company credit ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers. The Commission further recognizes that the establishment, maintenance and improvement of PG&E's investment grade company credit ratings directly benefits PG&E's ratepayers by reducing PG&E's immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at lower cost to its ratepayers. In furtherance of these objectives, the Commission agrees to act to facilitate and maintain investment grade company credit ratings for PG&E. (PSA, P. 2g.)

            1.    REGULATORY ASSET

      The PSA establishes a regulatory asset with a starting value of $2.21 billion as a new, separate, and additional part of PG&E's rate base (PSA, P. 2). The regulatory asset will be reduced dollar for dollar by the net after-tax amounts of

----------

(5) Rates, terms, and conditions of interstate electric transmission service will remain subject to FERC regulation pursuant to the Federal Power Act (FPA), as they have been since 1998.

I.02-04-026     COM/acb


any reductions in bankruptcy claims or refunds PG&E actually receives from generators or other energy suppliers (PSA P. 2d). The regulatory asset will be amortized on a mortgage-style basis over nine years starting on January 1, 2004 (PSA, P. 2a). The mortgage-style amortization keeps the revenue requirements associated with the regulatory asset relatively constant over its life rather than being front-end loaded as they would under traditional rate base treatment. Because the regulatory asset will not have any tax basis, both the amortization of the regulatory asset and the return on it will be grossed up for taxes (PSA, P. 2c).6 The PSA provides a floor on the authorized return on equity (ROE) and the equity component of the capital structure associated with the regulatory asset (PSA, P. 2b). While the regulatory asset will earn the ROE on the equity component of PG&E's capital structure as set in PG&E's annual cost of capital proceedings, the ROE will be no less than 11.22 percent and, once the equity component of PG&E's capital structure reaches 52 percent (expected in 2005), the equity component will be set for ratemaking purposes at not less than 52 percent.

      The PSA provides that the Utility Retained Generation (URG) rate base established by D.02-04-016 shall be deemed just and reasonable and not subject to modification, adjustment or reduction (other than through normal depreciation) (PSA, P. 2f). Similarly, the value of the regulatory asset and URG rate base are not to be impaired by the Commission taking them into account when setting PG&E's other revenue requirements and resulting rates or PG&E's authorized ROE or capital structure.

----------

(6) In order to protect PG&E against the possibility that the State and/or federal taxing authorities successfully assert that the regulatory asset should be taxed in full in the year in which it is established rather than as it is amortized, the proposed settlement authorizes PG&E to create a Tax Tracking Account to record such a tax payment and to collect it from the ratepayers over time rather than all at once.

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            2.    HEADROOM(7)

      The proposed settlement acknowledges that the headroom, surcharge, and base revenues accrued or collected by PG&E through the end of 2003 have been or will be used for utility purposes, including paying creditors in PG&E's Chapter 11 case (PSA, P. 8a). Those past revenues will no longer be subject to refund. The PSA establishes both a floor and a ceiling on 2003 headroom revenues. PG&E will be authorized to collect at least $775 million, but not more than $875 million (both pretax), of headroom (PSA, P. 8b). The Commission will adjust 2004 rates to refund any overcollection or make up any undercollection.

            3.    RATEMAKING MATTERS

      The proposed settlement provides for PG&E's retail electric rates to remain at current levels through 2003, and then come down effective as of January 1, 2004 (PSA, P. 3a). As of January 1, 2004, the TCBA and other Assembly Bill 1890 ratemaking accounts will be replaced by the regulatory asset and the ratemaking resulting from the proposed settlement (PSA, P. 2e).

      PG&E's capital structure and authorized ROE will continue to be set in annual cost of capital proceedings, but until PG&E achieves a company credit rating of either A- from Standard & Poor (S&P) or A3 from Moody's, the authorized ROE will be no less than 11.22 percent and the equity ratio will be no less than 52 percent (PSA, P. 3b). (PG&E claims that this capital structure, with its 52 percent equity ratio, is necessary to support the investment grade credit metrics contemplated by the proposed settlement. (Ex. 112, pp. 7-6, 7-16, PG&E/Murphy.)

----------

(7) The PSA defines headroom as follows: "PG&E's total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy-related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E's 2003 general rate case (A.02-09-005 and A.02-11-067)."

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      PG&E is given a two-year transition period to achieve the 52 percent equity ratio. Until that time, PG&E's equity ratio for ratemaking purposes will be its Forecast Average Equity Ratio (as defined in the PSA, but no less than 48.6 percent (PSA, P. 3b).

            4.    DIVIDENDS AND STOCK REPURCHASES

      Under the PSA, PG&E agrees not to pay any dividend on common stock before July 1, 2004 (PSA, P. 3b). PG&E has told the financial community that it does not expect to pay a common stock dividend before the second half of 2005. Under the PSA, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission agrees not to restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock (PSA, P. 6).

      C.    DISMISSAL OF ENERGY CRISIS-RELATED DISPUTES

      As part of the PSA, PG&E will dismiss its pending Rate Recovery Litigation(8) against the Commission (PSA, P. 9). In that litigation, PG&E had sought recovery from ratepayers of approximately $9 billion in unrecovered costs of purchasing power during the energy crisis. (Exs. 120 and 120c, PG&E/McManus.) The Commission will resolve Phase 2 of PG&E's pending Annual Transition Cost Proceeding (ATCP) application without any disallowance (PSA, P. 9). In the ATCP, ORA contends that PG&E incurred approximately $434 million of unreasonable power procurement costs and recommends disallowance of that amount.

----------

(8) PG&E v. Lynch, et al., U.S. District Court, Northern District of California, Case No. C-01-3023-VRW.

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      D.    ENVIRONMENTAL PROVISIONS

      The PSA contains environmental benefits. First, PG&E commits to protect its approximately 140,000 acres of watershed lands associated with its hydroelectric system, plus the 655 acre Carizzo Plains in San Luis Obispo County, through conservation easements or fee simple donations (PSA, P. 17a). PG&E estimates that lands subject to this commitment are worth approximately $300 million.(9) Subject, of course, to the Commission's authority under, inter alia, Public Utilities Code Section 851 to approve the disposition of utility property, the he determination of how best to protect these lands will be made by the board of a new California non-profit corporation (PSA, P. 17b) which will present its recommendations and advice to the Commission. Under the Land Conservation Commitment Stipulation (Ex. 181), this non-profit corporation will be named the Pacific Forest and Watershed Lands Stewardship Council (the Stewardship Council). The Stewardship Council's governing board will consist of representatives from the Commission, the California Resources Agency, ORA, the State Water Resources Control Board, the California Farm Bureau Federation, the California Department of Fish and Game, the California Forestry Association, the California Hydropower Reform Coalition, the Regional Council of Rural Counties, the Central Valley Regional Water Quality Board, Association of California Water Agencies, The Trust for Public Land, and PG&E, and three public members named by the Commission. The U.S. Department of Agriculture-Forest Service and U.S. Department of Interior-Bureau of Land Management will together designate a federal liaison who will participate in an advisory and non-voting capacity. (Ex. 181, paragraph 10a.) The Stewardship

----------

(9) This estimate is not based on an appraisal or other formal valuation but on PG&E's understanding that Sierra lands are worth $2,000 per acre or more on average. Also, a March 9, 2001, Los Angeles Times article estimated that the watershed lands alone are worth $370 million. (Ex. 101 at 1-14/Smith.)

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Council will be funded with $70 million through rates over 10 years (PSA, P.
17c). This funding will cover both administrative expenses and environmental enhancements to the protected lands. The governing board of the Stewardship Council will develop a system-wide plan for donation of fee title or conservation easements.

      The second environmental commitment is that PG&E will establish and fund a clean energy technology incubator. This new, California non-profit corporation will be dedicated to supporting research and investment in clean energy technologies primarily in PG&E's service territory (PSA, P. 18a). PG&E will provide shareholder funding of $15 million over five years (PSA, P. 18b) and will work with the Commission to attract additional funding (PSA, P. 18c).

      E.    CONDITIONS PRECEDENT TO EFFECTIVENESS OF SETTLEMENT PLAN

      Commission approval of the PSA as well as final, nonappealable approval of all rates, tariffs, and agreements necessary to implement the Settlement Plan and PSA are conditions to the effectiveness of the PSA (PSA, P. 37) and the Settlement Plan (PSA, P. 16b), respectively.

      The PSA expressly provides that receipt of investment grade company credit ratings from both S&P and Moody's is a condition to the Settlement Plan becoming effective (PSA, P. 16a). The plan provides that this condition cannot be waived. (Ex. 101, pp.1-15, PG&E/Smith.)

      F.    OTHER PROVISIONS

            1.    ASSIGNABILITY OF DWR CONTRACTS

      The settlement agreement provides that "[I]f the Commission desires it, PG&E agrees to accept assignment of or to assume legal and financial responsibility for the DWR Contracts" subject to certain conditions, including that "(a) PG&E's Company Credit Rating, after giving effect to such assignment

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or assumption, shall be no less than "A" from S&P and "A2" from Moody's; (b) the
Commission shall first have made a finding that, for purposes of assignment or assumption, the DWR Contracts to be assigned or assumed are just and reasonable; and (c) the Commission shall have acted to ensure that PG&E will receive full and timely recovery in its Retail Electric Rates of all costs of such DWR Contracts over their life without further review. (PSA P. 7) The PSA has no limitation on the discretion of the Commission to review the prudence of PG&E's administration and dispatch of the DWR Contracts, consistent with applicable law.

            2.    INTEREST RATE HEDGING

      To allow PG&E to take advantage of the current low interest rate environment, the proposed settlement authorizes the actual reasonable cost of PG&E's interest rate hedging activities to be recovered in rates without further review (PSA, P. 12). The Commission recently issued D.03-09-020 in its Bankruptcy Financing Order Instituting Investigation (Investigation 02-07-015) authorizing PG&E to initiate interest rate hedging for any approved and confirmed plan of reorganization.

            3.    FINANCING

      With the exception of certain pollution control bond-related obligations and outstanding preferred stock, the Settlement Plan contemplates that all of PG&E's existing trade and financial debt will be paid in cash (PSA, P. P. 13a and 14). The financing will not include any new preferred or common stock (PSA,
P. 13b). The cash to pay creditors will come from a combination of cash on hand and new long- and short-term debt issuances.

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            4.    FEES AND EXPENSES

      PG&E will reimburse the Commission for its professional fees and expenses in the Chapter 11 case. (PSA, P. 15). The Commission will authorize PG&E to recover these amounts in rates over a reasonable time, not to exceed four years (id.). Similarly, PG&E will reimburse PG&E Corporation for its professional fees and expenses in the Chapter 11 case, but that cost will be borne solely by shareholders through a reduction in retained earnings (id.).

            5.    RELEASES

      As part of the Settlement Plan, PG&E will release claims against the Commission, the OCC, and PG&E Corporation (PSA,P. 24).

            6.    BANKRUPTCY COURT SUPERVISION

      The PSA ensures that the settlement will be enforceable by the Bankruptcy Court for its full nine-year term (PSA, P. P. 20-23, 30, and 32).

      In paragraph 20 of the PSA, the Commission waives "all existing and future rights of sovereign immunity, and all other similar immunities, as a defense" and consents to the jurisdiction of any court, including a federal court, for any action or proceeding to enforce the Settlement Agreement, the Settlement Plan, or the Bankruptcy Court's confirmation order.

      In paragraph 22 of the PSA, the Commission and PG&E agree that the Bankruptcy Court shall retain jurisdiction over them "for all purposes relating to the enforcement of this Agreement, the Settlement Plan and the Confirmation Order."

IV.   STANDARD OF REVIEW

      In evaluating whether the PSA is reasonable and in the public interest, we are guided not only by our precedents on settlements, but also by the overall "just and reasonable" standard of the Public Utilities Code. Under Rule 51 of

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the Commission's Rules of Practice and Procedure, we will not approve a settlement unless the settlement is "reasonable in light of the whole record, consistent with law, and in the public interest." (Commission Rule 51.1(e).) In our decision approving a settlement of SDG&E's 1992 test year general rate case, we held that in considering a proposed settlement, we do not "delve deeply into the details of settlements and attempt to second-guess and re-evaluate each aspect of the settlement, so long as the settlements as a whole are reasonable and in the public interest." (SDG&E, (1992) 46 CPUC 2d 538, 551.) We agreed that the hearing on the settlement need not be a "rehearsal for trial on the merits." (Id. at 551.) Similarly, in Officers for Justice v. Civil Service Commission, the Court, affirming a lower court decision approving a class action settlement, stated that "the settlement or fairness hearing is not to be turned into a trial or rehearsal for trial on the merits." (Officers for Justice v. Civil Service Commission, (9th Cir. 1982) 688 F.2d 615, 625.)

      As the PSA must be approved by this Commission, we look to our own precedents. In Re Pacific Gas and Electric Company (1988) D.88-12-083, 30 CPUC 2d 189 ("Diablo Canyon"), we approved a settlement proposed by PG&E and Commission staff (ORA's predecessor, the Division of Ratepayer Advocates (DRA)) that was vigorously opposed by other parties. The settlement resolved claims by DRA that $4.4 billion in previous costs incurred by PG&E to design and construct Diablo Canyon should be disallowed from recovery in PG&E's future electric rates. In settling the case, PG&E, DRA, and the California Attorney General proposed that PG&E's investment costs and return on rate base for Diablo Canyon be recovered in future rates exclusively under a non-traditional performance-based ratemaking mechanism that would be in place for 28 years.

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      In evaluating the Diablo Canyon settlement, the Commission cited the
Officers for Justice decision approvingly, as well as the Commission rules on settlements:

      [T]he settlement affects the interest of all PG&E customers. In such a case, the factors which the courts use in approving class action settlements provide the appropriate criteria for evaluating the fairness of this settlement... When a class action settlement is submitted for approval, the role of the court is to hold a hearing on the fairness of the proposed settlement... However, the fairness hearing is not to be turned into a trial or rehearsal for trial on the merits. [Citations omitted.] The court must stop short of the detailed and thorough investigation that it would undertake if it were actually trying the case. [Citations omitted.]

      The standard used by the courts in their review of proposed settlements is whether the class action settlement is fundamentally fair, adequate, and reasonable. [Citations omitted.] The burden of proving that the settlement is fair is on the proponents of the settlement. [Citations omitted.] Proposed [Commission] Rule 51.1(e) provides that this Commission will not approve a settlement unless the " . . . settlement is reasonable in light of the whole record, consistent with law, and in the public interest."

      In order to determine whether the settlement is fair, adequate, and reasonable, the court will balance various factors which may include some or all of the following: the strength of applicant's case; the risk, expense, complexity, and likely duration of further litigation; the amount offered in settlement; the extent to which discovery has been completed so that the opposing parties can gauge the strength and weakness of all parties; the stage of the proceedings; the experience and views of counsel; the presence of a governmental participant; and the reaction of class members to the proposed settlement. [Citations omitted.] In addition, other factors to consider are whether the settlement negotiations were at arm's length and without collusion; whether the major issues are addressed in the settlement; whether segments of the class are treated differently in the settlement; and the adequacy of representation. [Citations omitted.] (Diablo Canyon, 30 CPUC 2d, 189, 222.)

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      PG&E agrees that these settlement criteria should apply to the PSA, and maintains that this is not the proceeding to consider alternative plans that one or more parties may prefer. Instead, PG&E contends that we should consider the proposed settlement on its own merits, "up or down," and approve or disapprove it without change, consistent with the expectations of the parties who are proposing it.(10) We disagree with PG&E's view that our choices are so limited. We have often exercised our plenary power to modify settlements, which would otherwise not be reasonable or in the public interest. See e.g. D.02-12-068
(2002); D.01-12-018 (2001); D.01-04-038 (2001); D.99-12-032 (1999).

      Under Rule 51 and Sections 451, 454, and 728, we review and approve a settlement if its overall effect is "fair, reasonable and in the public interest." California and U.S. Supreme Court decisions provide that we may consider the overall end-result of the proposed settlement and its rates under the "just and reasonable" standard, not whether the settlement or its individual constituent parts conform to any particular ratemaking formula. (FPC v. Hope Natural Gas Co. (1944) 320 U.S. 591, 602.)

      In reviewing a settlement we must consider individual provisions but we do not base our conclusion on whether this or that provision of the settlement is, in and of itself, the optimal outcome. Instead, we stand back from the minutiae of the parties' positions and determine whether the settlement, as a whole, is in the public interest.

      We will approve the PSA with certain modifications and clarifications that we believe are necessary in order to make the settlement fair, reasonable and in

----------

(10) PG&E counsel: "Rather, in our view, the decision for the Commission is a binary one. That is, vote the settlement up, approve it, and adopt it, or vote it down. We are not here to renegotiate a settlement . . . ." (R.T. (PHC) pp.
3-4.)

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the public interest. We will discuss these matters more extensively, but we should begin our analysis of the PSA with its most important provisions, the regulatory asset and the total dollar amount of the settlement. To emerge from bankruptcy PG&E must pay its creditors in full. We agree that all allowed claims should be paid in full; and we agree that the dollar amount of the settlement, $7.2 billion, will achieve that result and is a reasonable compromise of the differences between PG&E and the Commission staff.

V.    LAWFULNESS OF THE PSA

      A.    THE PURPOSE OF THE COMMISSION V. THE PURPOSE OF THE BANKRUPTCY COURT

      Before reviewing the specific legal issues, it is important to recognize the fundamental differences between the Commission and the Bankruptcy Court. The Commission regulates the relationship between public utilities and their ratepayers whereas the Bankruptcy Court is mostly concerned with the relationship between the debtor and its creditors.

      As the California Supreme Court recently explained in Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 792, the Commission's "authority derives not only from statute but from the California Constitution, which creates the agency and expressly gives it the power to fix rates for public utilities." The Supreme Court, in a prior decision, had declared that: The Commission was created by the Constitution in 1911 in order to "protect the people of the state from the consequences of destructive competition and monopoly in the public service industries . . . [The Commission] is an active instrument of government charged with the duty of supervising and regulating public utility services and rates." (Sale v. Railroad Commission (1940) 15 Cal. 2d 612, 617.) The Commission has legislative and judicial powers. (People v Western Air Lines (1954) 42 Cal. 2d

                                      -22-
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621, 630.) The fixing of rates is quasi-legislative in character. (Clam v. PUC
(1979) 25 Cal. 3d 891, 909; Southern Pacific Co. v. Railroad Com. (1924) 194 Cal. 734, 739.) In addition, the California Legislature has provided that "all charges by a public utility for commodities or services rendered shall be just and reasonable (Section 451) and has given the commission the power and obligation to determine not only that any rate or increase in a rate is just and reasonable (Sections 454, 728), but also authority to `supervise and regulate every public utility in the State . . . '" (Camp Meeker Water System, Inc. v. Public Utilities Com. (1990) 51 Cal. 3d 845, 861-862.)

      In contrast, the Bankruptcy Court operates under the authority of the Bankruptcy Code, and a central purpose of the Bankruptcy Code is to "provide a procedure by which certain insolvent debtors can reorder their affairs, make peace with their creditors, and enjoy `a new opportunity in life . . . '" (Grogan v. Garner (1991) 498 U.S. 279, 286.) Put another way, the two overarching purposes of the Bankruptcy Code are: "(1) providing protection for the creditors of the insolvent debtor and (2) permitting the debtor to carry on and ... make a ` fresh start.'" (In re Andrews (4th Cir. 1996) 80 F.3d 906, 909.) (We note that PG&E is a solvent debtor.) PG&E's disclosure statement (Ex. 101b, p. 2) seconds this: "Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders."

      The Bankruptcy Code, 11 U.S.C. Section 1129(a)(6), explicitly recognizes that utility ratemaking is the province of governmental regulatory commissions, such as the Commission, rather than the Bankruptcy Court. As stated in In re Cajun Elec. Power Co-op., Inc. (5th Cir. 1999) 185 F.3d 446, 453, "[s}ection 1129(a)(6) of the Bankruptcy Code further provides that any rate change in a reorganization plan must be approved by governmental regulatory commissions with proper

                                      -23-
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jurisdiction." The Court found no support for a narrow reading of Section
1129(a)(6), because "such an argument ` ignores the reasons which mandate [public utility commission] regulation in the first instance. The [commission] is entrusted to safeguard the compelling public interest in the availability of electric service at reasonable rates. That public interest is no less compelling during the pendency of a bankruptcy than at other times.' "(Id., at 453, n. 11, quoting with approval Flaschen & Reilly, Bankruptcy Analysis of a Financially-Troubled Electric Utility, (1985) 59 Am.Bankr.L.J. 135, 144.)

      Indeed, in an earlier phase of PG&E's bankruptcy proceeding, PG&E sought from the Bankruptcy Court a stay of the Commission's D.01-03-082 (the Accounting Decision). In finding that the public interest will not be served by issuing an injunction, the Bankruptcy Court declared that issuing a stay "would create jurisdictional chaos. The public interest is better served by deference to the regulatory scheme and leaving the entire regulatory function to the regulator, rather than selectively enjoining the specific aspects of one regulatory decision that PG&E disputes. PG&E has all the usual avenues for relief from the Accounting Decision, including appellate review and reconsideration by CPUC. These alternatives may be particularly apropos in the constantly-changing factual and regulatory environment." (In re Pacific Gas and Electric Company
(2001) 263 B.R. 306, 323; 2001 Bankr. LEXIS 629 **38, appeal pending sub nom.,
Pacific Gas and Electric Company v. California Public Utilities Commission, et al., United States District Court for the Northern District of California No. C-01-2490 VRW.)

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      B.    THE COMMISSION'S ABILITY TO BIND FUTURE COMMISSIONS

      The clause of the PSA requiring future Commissions to be bound is paragraph 21.

      21. VALIDITY AND BINDING EFFECT.The Parties agree not to contest the validity and enforceability of this Agreement, the Settlement Plan or any order entered by the Court contemplated by or required to implement this Agreement and the Settlement Plan. This Agreement, the Settlement Plan and any such orders are intended to be enforceable under federal law, notwithstanding any contrary state law. This Agreement and the Settlement Plan, upon becoming effective, and the orders to be entered by the Court as contemplated hereby and under the Settlement Plan, shall be irrevocable and binding upon the Parties and their successors and assigns, notwithstanding any future decisions and orders of the Commission.

      There cannot be any doubt that under certain circumstances, the Commission can legally enter into settlements or contracts which would bind future Commissions.(11) In Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 792, the California Supreme Court relied upon the Commission's broad authority under Article XII of the California Constitution, sections 701 and 728 of the Public Utilities Code, and prior precedent to conclude that the Commission is a "state agency of constitutional origin with far-reaching duties, functions and powers whose `power to fix rates [and] establish rules' has been `liberally construed.'" Because the Commission had not acted contrary to state law and in light of the Commission's inherent authority, the California Supreme Court

----------

(11) Among other things, the Commission may enter into contracts to rent offices
Section 306(a); may procure books, stationery, furniture, etc., (Section 306(d)); may hire consultants and advisory services (Sections 631, 1094);
may contract with state agencies (Section 274); may award grants (Section 276.5(c)); and may hire experts to prepare EIRs and Negative Declarations (Rule
17). Water Code Section 80110 grants the Commission express authority to enter into an agreement with the Department of Water Resources with respect to charges under Section 451. (D.02-03-053, at p. 8.)

                                      -25-
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upheld the Commission entering into a binding settlement with SCE in its federal district court case against the Commission. Id. at 805.(12)

      It is true that in Diablo Canyon, D.88-12-083, 30 CPUC 2d 189, we held that we lack the power to approve settlements that bind future Commissions. We relied upon cases which hold that a legislative body cannot restrict its own power or that of subsequent legislative bodies, as well as Sections 728 and 1708, which provide that, after a hearing, the Commission may rescind, alter or amend previous decisions, or may declare rates are unjust and unreasonable and fix the just and reasonable rates to be thereafter observed and in force. (Id. at 223-225.)

      The proponents of the PSA distinguish Diablo Canyon, because that case involved a settlement pending before the Commission, whereas the PSA would be entered into by the Commission itself to settle litigation in federal courts. The proponents claim that a decision of the Commission by itself may not bind future Commissions, but the Commission may execute a settlement agreement or a contract to bind future Commissions.

      We agree with the proponents that a court-approved settlement would bind the Commission. There is a fundamental difference between the Commission's authority within the scope of its own proceedings, and the Commission's efforts to resolve litigation in courts. The Commission must abide by court orders and a subsequent Commission does not have the authority to ignore a court order approving a settlement to which the Commission is a party. Particularly here, where the public interest would be greatly served by

----------

(12) During the energy crisis, the skyrocketing wholesale power costs and AB 1890's rate freeze had caused both SCE and PG&E to face mounting debts and lose their creditworthiness. Both utilities sued the Commission in federal district courts. The California Supreme Court upheld the Commission's settlement with SCE, which provided for SCE's recovery of its costs, which were incurred but unrecovered during the AB 1890 rate freeze. Id. at 791.

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getting PG&E out of bankruptcy, the Commission must have the ability to exercise its regulatory and police powers to resolve through a settlement the Bankruptcy Court litigation. Upon approval by the Bankruptcy Court of such a settlement agreement, there is no question that subsequent Commissions cannot disregard the court order approving the settlement agreement.

      When entering into settlement agreements or contracts, however, the Commission may not act inconsistently with state law. As the Court declared in Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 792: "If PUC lacked substantive authority to propose and enter into the rate settlement agreement at issue here, it was not for lack of inherent authority, but because this rate agreement was barred by some specific statutory limit on PUC's power to set rates."

      Similarly, in Southern California Edison Co. v. Lynch (9th Cir. 2002) 307 F.3d 794, 809, the Ninth Circuit held that if the Commission's settlement agreement violated state law, "then the Commission lacked capacity to consent to the Stipulated Judgment, and [the Ninth Circuit] would be required to vacate it as void. State officials cannot enter into a federally-sanctioned consent decree beyond their authority under state law."

      We therefore must determine that a settlement is consistent with state law before we can enter into the settlement. While Paragraphs 21 and 32 of the PSA provide that the Parties agree that the settlement agreement, the settlement plan and any court orders are intended to be binding and enforceable under federal law, "notwithstanding any contrary state law," this is general language that does not specify the purportedly contrary state laws. More significantly, this is irrelevant language to the extent that the settlement agreement, as modified by this decision, is not contrary to state law. To avoid any confusion, we are

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striking these phrases from the settlement, because we can enter into a settlement only if it is consistent with state law. However, as discussed below, the settlement agreement, as modified and clarified by this decision (the "MSA"), is not contrary to state law and we can bind the Commission by entering into it.

      In light of the constitutional requirement that the Commission actively supervise and regulate public utility rates (Sale v. Railroad Commission (1940) 15 Cal. 2d 607 at 617) and the statutory requirements under the Sections 451, 454, 728 that the Commission ensure that the public utilities' rates are just and reasonable (Camp Meeker Water System, Inc. v. Public Utilities Com. (1990) 51 Cal. 3d 850 at 861-862), the Commission must retain its authority to set just and reasonable rates during the nine-year term of the settlement and thereafter.

      "The regulation of utilities is one of the most important of the functions traditionally associated with the police power of the states." (Arkansas Electric Coop. v. Arkansas Pub. Serv. Comm'n (1983) 461 U.S. 375, 377.) This Commission's authority to regulate public utilities in the State of California is pursuant to the State's police power. (See, Motor Transit Company v. Railroad Commission of the State of California (1922) 189 Cal. 573, 581.) The California Supreme Court has held that "it is settled that the government may not contract away its right to exercise the police power in the future." (Avco Community Developers, Inc. v. South Coast Regional Com. (1976) 17 Cal. 3d 785, 800.)

      The Commission cannot be powerless to protect PG&E's ratepayers from unjust and unreasonable rates or practices during the nine-year term of the proposed settlement. "The police power being in its nature a continuous one, must ever be reposed somewhere, and cannot be barred or suspended by contract or irrepealable law. It cannot be bartered away even by express contract." (Mott v. Cline (1927) 200 Cal. 434, 446 (emphasis added).)

      Whether or not the Commission could enter into a settlement agreement without violating state law turns on whether the settlement agreement would surrender or suspend the Commission's exercise of its police powers for nine years or whether the settlement agreement is consistent with the Commission exercising its regulatory powers. In Santa Margarita Area Residents Together v. San Louis Obispo County Bd. of Supervisors (2000) 84 Cal. App.4th 221, 233, the Court found that notwithstanding a zoning freeze, the County's agreement had not surrendered its police powers, because under the agreement, the project had to be developed in accordance with the County's general plan, the agreement did not permit construction until the County had approved detailed building plans, and the agreement retained the County's discretionary authority in the future. In light of the above, we must review the PSA to ascertain whether the Commission would be exercising or surrendering its police powers by entering into the settlement.

      PG&E contends that on a going-forward basis, the PSA affects only approximately 5.4% of the electric bill, which is the impact from the Regulatory Asset. As explained below, we find that the proposed amount for and the regulatory rate treatment of the Regulatory Asset is just and reasonable. Moreover, the PSA did not address the ratemaking treatment or amounts going forward for the other 95% of PG&E's electric revenue requirements or what PG&E's overall retail electric rates should be during the next nine years. Therefore, we find that entering into the PSA, subject to the modifications discussed herein, is fully consistent with the Commission's exercise of its ratemaking authority, because we find that the Regulatory Asset provision is just and reasonable and a necessary part of the settlement, and we will still decide the overall retail electric rates for PG&E's customers in pending and future proceedings.

      As discussed in more detail below, we are modifying the PSA by deleting Paragraph 6 ("Dividend Payments and Stock Repurchases"), which we find is unreasonable and not in the public interest. Paragraph 6 of the PSA proposes that other than ensuring compliance with the capital structure and stand-alone dividend conditions in D. 96-11-017 and D.99-04-068, the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock. Therefore, under this proposed paragraph and except for the two limited conditions, for nine years the Commission would have been precluded from making a finding that PG&E Corporation or PG&E's dividends or common stock repurchasing practices were unreasonable and we would have been precluded from ordering PG&E Corporation or PG&E to change their practices in this regard. Under the proposed Paragraph 6, there could also be an argument that the Commission could not disallow unreasonably or imprudently incurred costs. Paragraph 6 of the PSA, therefore, could have prevented the Commission from restricting PG&E's dividend practices regardless of the circumstances, evidence or merit of any challenges to PG&E's dividend practices. Because it is unreasonable and contrary to the public interest to preclude the Commission from considering such challenges, if any, we are exercising our regulatory authority to strike Paragraph 6.

      In all likelihood, notwithstanding this modification to the PSA, PG&E will be regularly issuing dividends in the near future if it agrees to this Modified Settlement Agreement (MSA). Historically, under traditional cost-of-service ratemaking, regulated utilities are provided the opportunity to earn a return on their investment, and have traditionally issued dividends or repurchased common stock under authorized capital structures approved by their regulators. Assuming that a utility is responsibly meeting its obligation to serve, the Commission does not micromanage the utility in its carrying out of its obligations and responsibilities and financial management practices. Indeed, PG&E witness and CFO Kent Harvey testified that prior to the energy crisis, PG&E was one of the healthiest energy utilities in the country, and enjoyed strong investment grade credit ratings and consistently paid dividends to its shareholders. (Ex. 103:
2-1, PG&E/Harvey ). PG&E Witness and CEO Gordon Smith testified that until recently, (i.e., since the energy crisis) PG&E did not miss a single quarterly dividend since it began paying quarterly dividends in 1916. PG&E was able to do so while maintaining its authorized capital structure. (RT: p. 696).

      In view of past history under traditional cost-of-service ratemaking where utilities have historically paid quarterly dividends, it is very unlikely that the Commission would restrict PG&E's dividends during the next nine years. However, it is unreasonable to expect the Commission to agree at this time, without knowing all future circumstances, to preclude future Commissions from deciding potential issues, if any, about PG&E's dividend practices. We do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable. Moreover, we do not have a crystal ball and it would not be possible to have a record to decide these future issues. Consequently, we strike Paragraph 6 in order for us to find the settlement, as modified, reasonable and in the public interest.

      Many parties have expressed their opposition to Paragraph 2.g. of the PSA, which would require the Commission "to act to facilitate and maintain

Investment Grade Company Credit Ratings for PG&E." The statutory requirements under sections 454 and 728 of the Public Utilities Code are that the rates must be just and reasonable (see Camp Meeker Water System, Inc. v. Public Utilities Com., 51 Cal. 3d at 862), and the opponents have argued that the investment grade requirement would supplant the just and reasonable standard. As discussed in more detail below, however, we believe that we can clarify this commitment in a way that is consistent with our statutory responsibility to ensure that PG&E's rates are just and reasonable.

      Our commitment will remain, as provided in Paragraph 2.g., to act to facilitate and maintain the investment grade credit ratings. However, we do not interpret Paragraph 2.g. to require the Commission to guarantee such a credit rating when there are other causes, besides the Commission's actions (e.g., PG&E's imprudent conduct resulting in a disallowance), which are responsible for any threats to PG&E's investment grade credit rating. Therefore, under the settlement, as clarified, PG&E's ratepayers will still be protected from unjust and unreasonable rates.

      In setting just and reasonable rates, in addition to protecting the consumers, we also must consider the financial health of the public utility. Indeed, we view this commitment to act to facilitate and maintain investment grade credit ratings as essentially doing what we have always done under cost-of-service regulation: provide just and reasonable rates and authorize a reasonable capital structure that maintains the fiscal integrity of the utility. As already discussed, our traditional regulation resulted in high investment grade ratings of our energy utilities.

      In the balancing of interests of the utility and its ratepayers that we undertake in setting rates, a major factor is the utility's financial integrity.

There should be enough revenue for all of the utility's prudently incurred costs or operating expenses, investments and costs of debt. See Duquesne Light Co. v. Barasch (1989) 488 U.S. 299, 310; FPC v. Hope Natural Gas Co., supra, 320 U.S. at 603. We are therefore exercising our regulatory authority in agreeing with this commitment in Paragraph 2g., as clarified above, because we find as part of our regulatory responsibilities, that it is in the public interest to get PG&E out of bankruptcy and restore its investment grade credit ratings.

      In Southern California Edison Company v. Peevey, supra, 31 Cal.4th at 791, the California Supreme Court explicitly recognized that the Commission's settlement with SCE was intended to "restore SCE's creditworthiness and avoid further instability and uncertainty for the company and consumers." The Court not only upheld the Commission's authority to enter into the settlement, it also confirmed the Commission's "duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers." Id. at 793.

      Just as the Court found in Santa Margarita Area Residents Together v. San Louis Obispo County Bd. of Supervisors, supra, 84 Cal. App.4th at 233, that the County had not surrendered its police powers, because in entering the agreement, the County had exercised its regulatory powers and retained the County's discretionary authority in the future, the Commission would not be surrendering or suspending its police powers, because the present settlement, as modified and clarified by this decision, is a reasonable exercise of those police powers based upon the record in this proceeding. The Commission has retained its discretionary authority over PG&E's overall retail electric rates, and, after considering all of the evidence and positions of the parties in this proceeding, we find that the provisions concerning the regulatory asset, which will comprise approximately 5.4% of PG&E's retail electric rates, are just and reasonable.

      As Southern California Edison Co. v. Peevey, supra, 31 Cal.4th at 792 makes clear, we have the inherent authority to enter into binding settlements where we are not limited by state law. The Commission's settlement with SCE was approved by a federal district court's stipulated judgment, and the California Supreme Court upheld our right to enter into and be bound by the settlement even without hearings, a written decision with findings, and a vote in a public meeting. Id. at 805.(13)

      In the present case, the settlement, as modified and clarified by this decision, is consistent with state law. We have held a hearing, issued a written decision with findings, voted in a public meeting and modified and clarified provisions in the PSA to make the settlement, as modified, fair, just and reasonable and in the public interest. To ensure that these modifications and clarifications are part of the Settlement Plan and the Confirmation Order, we clarify that any references in the MSA to the "Settlement Plan"or "Confirmation Order" are references to the Settlement Plan and/or Confirmation Order, which adopt, incorporate or reflect the MSA. Further, we require as a condition to our enterring into the MSA that this decision (without any concurrences, dissents, or its appendices) be attached to the MSA as an appendix and that Paragraph 27 of the PSA be modified to explicitly state the attached Commission decision reflects the understanding of the parties to the settlement. Accordingly, with these


----------
(13) In Southern California Edison Co., 31 Cal.4th at 802-805, the Supreme Court found that a hearing, decision with findings and vote in a public meeting were not statutorily required, because the Commission had "maintained" and not "changed" SCE's rates. That case had a very unique factual situation. The Commission frequently has proceedings, issues written decisions with findings, and votes in public meetings, because the far more typical situation addressing a public utility's recovery of costs, such as the present case, involves changes to the public utility's rates.

modifications and clarifications, we find that we can enter into the MSA and bind future Commissions.

      C. JURISDICTION OF THE BANKRUPTCY COURT

      The clause of the PSA regarding the jurisdiction of the Bankruptcy Court is paragraph 22.

      22. ENFORCEMENT. The Parties agree that the Court shall retain jurisdiction over the Parties for all purposes relating to enforcement of this Agreement, the Settlement Plan and the Confirmation Order.

      The present case is not the usual case where the Commission issues its decisions involving public utilities' rates. We are in an extraordinary situation involving PG&E's bankruptcy. Under sections of the United States Code and the Bankruptcy Code, 28 U.S.C. Sections 157(b), 1334, and 11 U.S.C.
Section 1129, the Bankruptcy Court has jurisdiction over the plan of reorganization, which must be confirmed in order to get PG&E out of bankruptcy. By agreeing to this settlement, as modified and clarified, it is our intent to present the Bankruptcy Court with a plan that is lawful under state law and that the Court will be able to confirm.

      We also recognize that the Bankruptcy Court must have jurisdiction over the parties to enforce the agreement, the settlement plan and the Court's own confirmation order. Under sections of the United States Code and Bankruptcy Code, 28 U.S.C. Sections 157(b), 1334, and 11 U.S.C. Section 1142, the Bankruptcy Court has jurisdiction over the implementation of the bankruptcy plan. As discussed above, we have required modifications and clarifications to the PSA in order for it to be consistent with state law and to be just and reasonable. Having done so, we may bind the Commission to an agreement that is part of the settlement plan before the Bankruptcy Court. Just as the Commission was bound by the settlement with SCE and the federal district court can enforce the stipulated judgment (which adopted the settlement), the Bankruptcy Court can enforce the modified settlement agreement to the extent that it becomes part of the settlement plan approved by the Bankruptcy Court's confirmation order.

      Contrary to the views of opponents of the PSA, the Bankruptcy Court's potential enforcement of the agreement (as modified), the settlement plan incorporating the modified agreement and the Court's confirmation order, in no way means that the Bankruptcy Court will be deciding PG&E's rates or services for the next nine years or supplant the California appellate courts from their judicial review of Commission orders involving PG&E. As discussed above, the modifications we have required to the PSA will result in the Commission retaining the authority over PG&E's rates and services subject to judicial review in the California appellate courts. Except for its enforcement of the specific provisions in the settlement, as modified, the Bankruptcy Court will not be supervising the Commission's determinations as to PG&E's rates and services.

      For the most part, after the Bankruptcy Court confirms the plan of reorganization, the Bankruptcy Court no longer supervises or protects the debtor. See Southwest Marine Inc. v. Danzig (9th Cir. 2000) 217 F.3d 1128, 1140. As the Bankruptcy Court stated with regard to the Commission's plan of reorganization, the Bankruptcy Court "is being asked to enforce the reorganization agreement. Nothing more... I see this Court's role as more limited than PG&E's counsel predicts." The Bankruptcy Court gave limited examples where it could find the Commission would be in breach of the reorganization agreement, but the Court recognized the Commission's " historic practice for [authorizing the] recovery of prudently incurred costs," and stated that only a

I.02-04-026        COM/acb

departure from this practice for the "recoverable costs in the agreement" could be a breach. (Exhibit No. 122, Exhibit C, pp. 6-10-6-11.)

      PG&E concedes that the PSA would not result in the Bankruptcy Court sitting as a super appellate court over the Commission decisions affecting PG&E. Moreover, our modification to the PSA, which strikes Paragraph 6 from the PSA, requires PG&E to omit from the bankruptcy settlement plan Paragraph 6's restrictions on the Commission's authority over dividends or stock repurchase practices. In addition, in order to be consistent with state law and to mitigate potential adverse effects on PG&E ratepayers, in this decision we have modified and clarified various other provisions of the PSA, which could otherwise have arguably restricted the Commission's overall authority to set rates for PG&E. Under these circumstances, it is justifiable for the Commission to agree to the enforcement provisions in paragraph 22, and for the Bankruptcy Court to have jurisdiction to enforce the MSA, the settlement plan incorporating the MSA, and the Court's confirmation order based upon the MSA.

      D. CONSISTENCY WITH ASSEMBLY BILL 1890 AND SECTION 368(A)

      At one time there was uncertainty as to whether AB 1890 had limited the Commission's authority to allow PG&E to recover all of the wholesale power costs it had booked into its Transition Revenue Account (TRA), or all of its uneconomic generation-related costs in its TCBA. The uncertainty was due to the AB 1890 provision (i.e. Section 368(a)) putting the utilities at risk for those costs not recovered by the time that the AB 1890 rate freeze ended (i.e., no later than March 31, 2002).

      All parties recognize that there no longer is any uncertainty about the Commission's authority to allow PG&E's recovery of its TCBA balance because AB 6X restored the Commission's ratemaking authority over

I.02-04-026        COM/acb

generation-related facilities owned by the public utilities under our jurisdiction. As the California Supreme Court held in Southern California Edison Co. v. Peevey, supra, 31 Cal.4th at 793, "after the enactment of AB 6X in 2001,...PUC was authorized to approve rates allowing SCE to recover the costs...." Referring to AB 6X as a "major retrenchment from the competitive price-reduction approach of AB 1890," the Court found that AB 6X reemphasized "PUC's duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers."

      The Commission has the authority to allow the utilities to recover their prudently incurred generation-related costs, because AB 6X eliminated AB 1890's market valuation requirement for the utilities' retained generation assets and AB 6X "allowed PUC to regulate the rates for power so generated pursuant to ordinary `cost-of-service' ratemaking." (Id. at 795.) Due to the restoration of the Commission's ratemaking authority over these assets, AB 6X "largely eliminated the category of `uneconomic' generating asset costs" and, therefore the limit in Section 368(a) "no longer applies to the generation-related costs of the utilities." Id.

      In view of the California Supreme Court's recent decision finding that AB 6X made Section 368(a) inapplicable to the utilities' unrecovered costs, it is clear that the Commission's authority to allow PG&E to recover the balance in its TCBA is not limited by AB 1890.

      TURN argues that under basic principles of utility ratesetting, ratepayers cannot be forced to contribute capital to a utility and utilities are not entitled to earn a return on their expenses. (TURN Op. Br. p. 11-13.) We do not agree that that principle applies to this settlement. In Diablo Canyon, (1988) 30 CPUC 2d 189, and subsequent decisions for the nuclear powerplants owned by PG&E,

I.02-04-026        COM/acb

SCE, and SDG&E, the Commission approved incremental cost incentive pricing that allowed the utility to recover its operating expenses on the basis of operating performance rather than actual cost, thus allowing the utility to recover more than its actual operating expenses if performance exceeded benchmarks. As we discussed above, in Southern California Edison Co. v Peevey, supra, 31 Cal. 4th at 793, the Court reemphasized the Commission's duty and authority to guarantee that the electric utilities would have the capacity and "financial viability to provide power to California customers." (Emphasis added.)

VI.   WHETHER THE PROPOSED SETTLEMENT AGREEMENT IS
      IN THE PUBLIC INTEREST

      A. ADEQUACY OF A SETTLEMENT PROPOSAL IN ACHIEVING FEASIBLE PLAN OF REORGANIZATION

      The Bankruptcy Code requires any plan of reorganization to be feasible - to allow a debtor to successfully emerge from bankruptcy. To be feasible, a proposed plan must be such that if implemented it will leave the debtor in a situation where it is not likely that the reorganization will be followed by unanticipated liquidation or further reorganization:

      Before the bankruptcy court may confirm a plan of reorganization, 11 U.S.C. Section 1129(a)(11) requires that it find that the plan is not likely to be followed by unanticipated liquidation or further reorganization. In other words, the plan must be feasible. Under this feasibility test, the bankruptcy court must look to the plan's projected income, expenses, assets and liabilities and determine whether the plan will leave the estate financially stable. In re Pizza of Hawaii, Inc., 40 B.R. 1014, 1017 (D. Hawaii 1984).

      A necessary corollary of this requirement is the requirement that the provisions of any proposed plan of reorganization can, in fact, be implemented:

      [T]he feasibility test contemplates the probability of actual performance of the provisions of the plan. Sincerity, honesty, and

I.02-04-026        COM/acb

      willingness are not sufficient to make the plan feasible, and neither are any visionary promises. The test is whether the things which are to be done after confirmation can be done as a practical matter under the facts. In re Clarkson, 767 F.2d 417, 420 (8th Cir. 1985).

      It is the Bankruptcy Court which ultimately will determine whether any given proposed plan is feasible. And it is clear that the Commission should not authorize any settlement unless the Commission believes that the settlement is likely to result in a feasible plan. For the reasons detailed below, the MSA satisfies this requirement.

      1.    THE MSA WILL ALLOW PG&E TO EMERGE PROMPTLY FROM BANKRUPTCY

      The MSA(14) is fair, just and reasonable and in the public interest. First, it adopts the regulatory asset and the cash allowances of the PSA, and therefore will pay creditors in full, and improve PG&E's credit metrics. Second, the MSA calls for the amortization of the regulatory asset "mortgage style" over nine years.(15) Third, it offers the state significant environmental benefits.(16) Fourth, it provides for reduction of the regulatory asset on account of any refunds obtained from energy suppliers. Finally, it contains PG&E's commitment not to unilaterally attempt to disaggregate for the life of the plan.(17)

      There are provisions in both the PSA and the MSA that enhance PG&E's fiscal soundness. These elements are: the ratemaking treatment associated with


----------
(14) The changes this decision makes in the PSA are shown in the redlined copy of the PSA in Appendix B. The version of the settlement which we approve (i.e., the MSA) is in Appendix C, where it is referred to as the "Settlement Agreement."

(15) "Nine years is sufficiently short to provide the needed cash flows to improve PG&E's credit statistics, while moderating rate impacts." Exhibit 122 at 20.

(16)  Exhibit 101a, PG&E/Smith, P.s 17-18.

(17)  Id. Statement of Intent P. 3; Agreement P. 11(b).

I.02-04-026        COM/acb

the regulatory asset;(18) the assurances of recovery of headroom within a certain range(19) in 2003;(20) acknowledgement by the Commission that the URG rate base established by D.02-04-016 shall be deemed just and reasonable and not subject to modification;(21) imputation of a capital structure to PG&E;(22) and a Commission commitment not to discriminate against PG&E as compared with other utilities.(23) Further elements of both the PSA and the MSA enhancing the attractiveness of the Settlement Plan to rating agencies are the assured recovery of the full amount that PG&E sought in the ATCP,(24) and the dismissal with prejudice of PG&E Corporation (PG&E's parent) from the Commission's Holding Company OII as to past practices.(25) With those financial and regulatory benefits in place we are confident PG&E will be able to emerge from bankruptcy and continue to provide safe, reliable service.

            2. THE RATING AGENCIES (S&P AND MOODY'S)

      PG&E says that it is essential that PG&E's credit be rated investment-grade upon emergence from bankruptcy. It believes that these entities' blessing of the plan, through the assignment of investment-grade credit ratings, is crucial to feasibility. PG&E's witnesses testified: "It is critical for PG&E to meet at


----------
(18)  Exhibit 101, PG&E/Smith, P. 2.

(19)  $775 million to $875 million. Exhibit 101a, PG&E/Smith, P. 8(b).

(20) Should 2003 headroom collections fall outside the prescribed range, "the Commission shall take such action in 2004 as is necessary" to return overcollections to ratepayers, or to allow PG&E to recoup any undercollections. Id.

(21)  Exhibit 101, PG&E/Smith, P. 2f.

(22) The PSA, paragraph 3(b), provides part that "the authorized equity ratio for ratemaking purposes shall be no less than 52 percent, except for a transition period as provided below [setting floor equity ratio of 48.6 percent in '04 and `05]."

(23)  Exhibit 101, 1-9:2-6, PG&E/Smith. See generally Exhibit 101a, PG&E/Smith,
      P. 2(f).

(24)  Exhibit 101a, PG&E/Smith, P. 10 and App. C.

(25)  Id.

I.02-04-026        COM/acb

least minimum investment-grade ratings"(26) if emergence is to take place at all. "PG&E needs access to the liquidity and efficiency of the investment grade debt market in order to raise the approximately $8 billion required to emerge from Chapter 11."(27)

      Investment-grade credit ratings are important not only to achieving a feasible plan of reorganization, but also to ensuring on an ongoing basis that PG&E can reliably and efficiently raise capital to finance construction of new infrastructure, accommodate seasonal fluctuations in cash collections and disbursements, and meet its obligations to serve customers.(28) "Continuous access to the capital markets and access to low cost capital facilitates the funding of power procurement activities as well as the capital expenditures necessary to sustain the safety and reliability of a utility's operations."(29)

      Among the important longer-term benefits PG&E and ratepayers can expect from PG&E obtaining creditworthy status are a lower cost of debt.(30) Because there would be a greater amount of capital available and a lower risk associated with investment grade debt compared to junk-rated debt, the cost of investment grade debt is considerably less. As shown in the testimony of Paul J. Murphy (Chapter 7), PG&E's ability to issue investment grade debt under the Settlement Plan saves ratepayers approximately $2.1 billion in interest costs over


----------
(26)  Exhibit 122 at 11, Staff/Clanon.

(27)  Exhibit 103, PG&E/Harvey.

(28)  Exhibit 103, 2-9:3-16, PG&E/Harvey.

(29)  Exhibit 112, 7-19:30-7-20:5, PG&E/Murphy.

(30)  Exhibit 103, 2-10:3-25, PG&E/Harvey; Exhibit 122 at 14, Staff/Clanon.

I.02-04-026        COM/acb

10 years (compared to junk-rated debt)."(31) Thus the lower cost of a utility's debt translates into lower rates, all else being equal.(32)

      There would also be lower transaction costs associated with an investment grade rating.(33) A company that is non-investment grade must generally post collateral to engage in purchase transactions. "Investment grade credit ratings are critical for activities such as power procurement; without investment grade ratings, PG&E would need to post additional collateral, further increasing its cost of operations."(34) "To acquire firm pipeline capacity, PG&E recently had to post nearly $20 million of collateral, representing three months of payments. Had PG&E been investment grade, it would not have had to post collateral." Moreover, a utility with a "junk bond" rating would likely have to provide security or put up cash as collateral in various contracts (such as for energy supply) or to meet certain regulatory commitments (such as environmental remediation requirements). "Indeed, under such conditions, energy procurement through long-term contracts, even if accessible to a weak utility, creates a new set of problems. If they include mark-to-market provisions, periodic market swings could jeopardize the utility's remaining but limited credit capacity. In addition, a financially-weak utility would inevitably face less favorable terms at higher cost and for a more limited duration."(35)

      Also investment grade credit ratings for PG&E should require lower working capital requirements,(36) should facilitate the construction of new power


----------
(31)  Exhibit 103, 2-6:4-9, PG&E/Harvey.

(32)  Exhibit 112, 7-20:2-5, PG&E/Murphy.

(33)  Exhibit 103, 2-10:26-11:4, PG&E/Harvey.

(34)  Exhibit 112, 7-20:24-27, PG&E/Murphy.

(35)  Exhibit 110, 6-10:22-30, PG&E/Fetter.

(36)  Exhibit 103, 2-11:5-16, PG&E/Harvey.

I.02-04-026        COM/acb

supplies for its customers,(37) and are crucial in order for PG&E to carry out its public purpose responsibilities in an appropriate manner in the future."(38) And, as witness Murphy notes: "[t]he utility industry is capital-intensive. PG&E's financial forecast highlights this fact with regard to PG&E: over $8 billion of capital expenditures are expected during the next five years. Ease of access to the debt market on reasonable terms to fund such expenditures serves the interests of customers as well, since investment-grade debt is significantly more economical than non-investment-grade debt."(39) Staff Witness Paul Clanon concurred, concluding that "[n]on-investment grade credit ratings are bad for ratepayers."(40) Thus adopting a long-term goal of maintaining and improving PG&E's credit ratings is good public policy and indeed it is the Commission's "duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers." Southern California Edison Co. v. Peevey, supra, 31 Cal. 4th at 793.

      B.    FAIRNESS AND REASONABLENESS

            1. RELATIONSHIP OF SETTLEMENT TO PARTIES' RISKS OF ACHIEVING DESIRED RESULTS

      For more than three years, the Commission and PG&E have been in continuous litigation against each other before the state appellate courts, the federal courts, and the Bankruptcy Court. A settlement between PG&E and the Commission would end this litigation and resolve claims totaling billions of dollars made by PG&E against the Commission and ratepayers.


----------
(37) Exhibit 112, 7-20:19-20, PG&E/Murphy; see also Exhibit 122 at 13, Staff/Clanon.

(38)  Exhibit 110, 6-3:6-8, PG&E/Fetter.

(39)  Exhibit 110, 6-10:17-22, PG&E/Fetter.

(40) Exhibit 122 at 12, Staff/Clanon; see also id. at 13 (referencing Murphy testimony).

I.02-04-026    COM/acb

      Prior to the settlement, both the Commission and PG&E faced risks and consequences depending on the outcome of PG&E's litigation claims and proposal to disaggregate itself through the asserted preemptive authority of the Bankruptcy Court. On the one hand, PG&E filed a complaint in federal court seeking authority to recover billions of dollars of undercollected costs (which PG&E now estimates at $11.8 billion) from retail ratepayers and to transfer its assets outside the regulatory reach of the State of California. On the other hand, the Commission and other agencies of the State, including the State Attorney General, continue to fight PG&E's proposals, vowing to carry their opposition beyond the federal trial court and Bankruptcy Court to the highest appellate levels. In addition, the Commission had proposed an alternative plan of reorganization in the Bankruptcy Court, and had obtained the support of the OCC for its alternative plan. PG&E just as vigorously opposed the Joint Amended Plan, and threatened to carry its opposition to the highest appellate levels. There was skepticism regarding the feasibility of either plan of reorganization. The litigation costs incurred by both sides were enormous, and threatened to mount to even higher levels, given the likelihood of additional appellate litigation. In short, both parties faced enormous risks that they would fail to achieve their desired results unless they reached a settlement.

            2. THE RISK, EXPENSE, COMPLEXITY, AND LIKELY DURATION
                  OF FURTHER BANKRUPTCY LITIGATION

      From the perspective of the Commission and ratepayers, the risks of continued litigation in PG&E's bankruptcy proceeding and the federal court are that some combination of the Bankruptcy Court and federal district and/or appellate courts ultimately may approve PG&E's request for injunctive relief, as well as its proposal to disaggregate its traditional utility business into four separate entities, three of which would be permanently outside the jurisdiction of

I.02-04-026        COM/acb

the Commission. The U.S. Court of Appeals for the Ninth Circuit has recently ruled against PG&E's argument on express preemption issues. See Pacific Gas and Electric Co. v. People of the State of California (9th Cir. 2003) 2003 U.S. App. LEXIS 23568. However, even if there is no express preemption a Bankruptcy Court judge has affirmed the right of the Bankruptcy Court to impliedly preempt the Commission where necessary to implement a financially viable plan. (Memorandum Decision Regarding Preemption and Sovereign Immunity, February 7, 2002, In Re. Pacific Gas and Electric Company, Bankruptcy Case No. 01-30923DM, United States Bankruptcy Court, Northern District of California.)(41)

      Moreover, the Commission's costs and delays of further litigating against PG&E are likely to be massive, given the possibility of appeals through several layers of the federal court system, possibly all the way to the U.S. Supreme Court. On the other hand, PG&E faces similar risks, expenses, and delays. Even if it were to prevail in persuading the Bankruptcy Court to impliedly or expressly preempt state law and in so doing limit the Commission's jurisdiction, the Commission has vowed to appeal and further challenge PG&E's plan through the courts. If PG&E were not to prevail, the Joint Amended Plan would reduce the amount of money sought by PG&E.

      In short, further litigation between PG&E and the Commission in and beyond the Bankruptcy Court would be costly, complex and lengthy, potentially delaying any resolution as the case winds its way through the federal appellate court system, no matter who prevails at the trial court level.


----------
(41) A copy of the February 7, 2002, Bankruptcy Court decision, Docket No. 4710, is available on the Bankruptcy Court's website at http://www.canb.uscourts.gov.

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            3. REASONABLENESS OF SETTLEMENT OF OTHER CLAIMS AND LITIGATION

      PG&E presented testimony that identified $11.8 billion in unrecovered costs of utility service which it claims are to be recoverable from retail electric ratepayers. (Exs. 120 and 120c, PG&E/McManus.) PG&E asserts that it is likely to prevail on its claims before the Commission and/or the state and federal courts. (Exs. 120, 120c, 121, PG&E/McManus.) PG&E cites the ruling of Judge Walker in PG&E v. Lynch, which held that the "cost of wholesale energy, incurred pursuant to rate tariffs filed with FERC, whether these rates are market-based or cost-based, must be recognized as recoverable costs by state regulators and may not be trapped by excessively low retail rates or other limitations imposed at the state level." (Ex. 120 and 120c, PG&E/McManus.) PG&E also presented testimony on its claims for cost recovery under state law. (Ex. 120 and 120c, PG&E/McManus.) This testimony asserts that even if its undercollected costs are not classified as wholesale costs protected by the Filed Rate Doctrine under federal law, the costs are still legitimate costs of utility service that PG&E is legally entitled to recover in full from retail ratepayers under California state law.

      The Commission staff presented testimony arguing that PG&E was unlikely to prevail in PG&E v. Lynch. (Ex. 122, p. 17, CPUC Staff/Clanon.) The staff relied on the testimony of an expert who argued that Judge Walker's ruling was incorrect. The Commission staff estimated that the net present value of the estimated ratepayer


----------
                                               IN $MILLIONS

(42)  2001 and 2002 Pre-Tax Headroom              $3,200

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contribution to the settlement would be $7.129 to $7.229 billion. (Ex.122, p. 9,
CPUC Staff/Clanon.)(42) The components of these ratepayer contributions use the same time frames and components that PG&E used to estimate its claims, i.e. the period from the beginning of the energy crisis to the present. This period treats PG&E's 2001 and 2002 pre-tax headroom revenues under the Commission's surcharge revenue decisions as a ratepayer contribution under the settlement.
The Commission staff then quantified the net present value of the regulatory asset, including the costs of taxes and return on the asset. Using the Commission staff's estimate of ratepayer contributions, the proposed settlement would allow ratepayers to settle PG&E's $11.8 billion in pre-settlement claims at a cost of $7.1 to 7.2 billion, or about 60 cents on the dollar, with PG&E giving up $4.6 billion in claims.

      In its testimony, ORA questioned the accuracy of PG&E's calculation of undercollected costs in light of headroom revenues reported in PG&E's regulatory balancing accounts. (Ex. 139, ORA/Reid, Danforth; Ex. 187, ORA/Bumgardner.) By ORA's calculation, PG&E had collected $694 million more in headroom revenues during 2001- 2002 than PG&E estimated in its testimony. (Ex. 187, ORA/Bumgardner.) In response, PG&E said that the difference between ORA and PG&E was that ORA did not take into account anticipated additional costs or reductions in revenue that PG&E had accrued and reported in its SEC financial reports under generally accepted accounting principles (GAAP), but that had not yet flowed through PG&E's regulatory balancing accounts.

 2003 Pre-Tax Headroom                        $775 to $875
 NPV of the Regulatory Asset                  $2,210
 NPV of the Tax Component of the Regulatory   $944
 Asset
 Estimated Ratepayer Contribution             $7,129 to 7,229

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      ORA estimated the ratepayer contribution under the settlement using the same time frame and components as Commission staff, to be in the range of $9.0 to $9.1 billion, $1.9 billion higher than Commission staff. (Ex. 139, ORA/Reid, Bumgardner; Ex. 187, ORA/Bumgardner.) ORA estimated the amount of headroom received by PG&E in 2001 and 2002 to be $694 million more than PG&E's estimate. Additionally, ORA computed the net present value of the regulatory asset to PG&E to be only $1.5 billion.

      The only other parties presenting any detailed testimony on the strength and quantification of PG&E's claims were The Utility Reform Network (TURN) and the City and County of San Francisco (CCSF). TURN's testimony relied primarily on the legal position taken by the Commission staff's outside expert as well as the position TURN itself took before the California Supreme Court in the SCE case. TURN also alleged that PG&E's estimate of undercollected costs was inflated. CCSF assumed that PG&E's undercollected procurement costs should be netted against $2.5 billion in power generation revenues identified in the same exhibit. (Ex. 138, p. 6, CCSF/Barkovich.)

      PG&E argues that although it is possible for the Commission to quantify the amount of PG&E's various claims that the utility would be giving up under the settlement, it is not so easy to compare those claims to the costs ratepayers would bear under the settlement. This is primarily because before any comparison can be done, the costs of the settlement to ratepayers must be netted against the quantifiable and unquantifiable benefits that ratepayers will receive directly from the settlement itself. In this regard, one of the direct and quantifiable benefits to ratepayers under the settlement is that they receive over $670 million a year in estimated rate relief effective January 1, 2004, and as much as $2.1 billion in interest cost savings over the next ten years.

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      The record demonstrates that PG&E has asserted total claims of approximately $11.8 billion, and that the ratepayer costs of the Settlement Agreement, using the Commission staff's calculations, are about 60% of those claims. This comparison does not include the direct, positive benefits ratepayers will obtain if this matter can be settled. Those benefits include immediate rate reductions; the ability of the Commission to regulate PG&E on an integrated, cost of service basis; and the environmental and public interest benefits offered by PG&E. PG&E's forgoing its unilateral attempt to transfer valuable utility assets to unregulated affiliates, and its land conservation commitments are not readily quantifiable, but they are nonetheless real and valuable. This comparison shows that the ratepayer dollar settlement is fair and reasonable when compared to the claims PG&E would waive and release.

      The PSA states in Section 15 (Fees and Expenses): "PG&E shall reimburse PG&E Corporation ...for all of (its) professional fees and expenses incurred in connection with the Chapter 11 Case." Also: "PG&E shall not recover any portion of the amounts so paid or reimbursed to PG&E Corporation in retail rates; rather, such costs shall be borne solely by shareholders through a reduction in retained earnings." Because there is conflicting evidence in the record regarding whether ratepayers would, in fact, directly or indirectly pay PG&E Corp's "professional fees and expenses incurred in connection with the Chapter 11 Case", we must ensure that the Commission's intent of the settlement - that ratepayers do not bear these costs - is satisfied. In Joint Reply Comments of TURN and PG&E on the Alternate Decisions of Assigned Commissioner Peevey (filed December 15, 2003), these parties state that, with regard to professional fees and expenses in connection with the Chapter 11 case,

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they "agree that the provision for PG&E to reimburse PG&E Corporation should be deleted from the Settlement Agreement." We shall make this change.

      Further, TURN and PG&E state: "In addition, as a condition precedent to the Commission executing the Settlement Agreement, PG&E Corporation should agree in writing that it will not seek reimbursement of such professional fees and expenses through the Bankruptcy Court." PG&E and TURN also state: "To the extent that PG&E's not reimbursing PG&E Corporation results in PG&E having more cash available at emergence from Chapter 11, this cash should be used to pay valid creditor claims and reduce the amount PG&E has to borrow." With all of these clarifications, we believe that PG&E ratepayers will not pay for PG&E Corporation litigation costs. It is our intent that ratepayers not pay any of these costs, nor costs of any other PG&E unit aside from the utility itself.

            4. REASONABLENESS OF RATES

      Analysis of the reasonableness of the settlement must begin with the rates themselves. The proposed rates under the PSA were originally forecasted to be:(43)

                      Current    2004      2005     2006    2007      2008
                      -------    ----      ----     ----    ----      ----
   Bundled Rate
   (cents/Kwh)         13.87     13.36    13.32    13.16    13.18    12.92

The initial revenue reduction in 2004 was updated by PG&E, which more recently forecast the revenue reduction in 2004 to be approximately $670 million, resulting in a projected 12.91 cents per kWh rate for 2004. (Ex. 117b, p.10-3.) In evaluating the rate impacts of a settlement it is important to bear in mind that the ratemaking process contains significant elements of art as well as science. All ratemaking proceedings are inherently complex undertakings that require many judgment calls. Projected system average rates under the settlement are


----------
(43)  Exhibit 122, p. 7 (Clanon).

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expected to be lower than current rates. Rates under the settlement agreement lie between the rates ratepayers would see under PG&E's disaggregation plan and the Joint Amended Plan were either to be implemented. (Ex. 122, p. 10, Staff/Clanon) Accordingly, as to anticipated rates, the MSA satisfies our concern that the settlement fall within the "reasonable range of outcomes" that would result had the case proceeded to trial. (See, Southern Calif. Edison Co., D.02-06-074.)

      In any case, the MSA will not be a major driver of PG&E's rates in the near term. The costs associated with the MSA - principally the costs associated with the regulatory asset - are only a small share of PG&E's total costs, and are dwarfed even by such relatively small cost components as transmission costs. The proposed rate reduction is reasonable.

            5. ADEQUACY OF REPRESENTATION IN THE SETTLEMENT PROCESS

      The PSA was negotiated by staff of the Commission, under the judicial supervision and mediation of a United States Bankruptcy Court judge. According to the judge, "...[Y]ou should know that the staff of the Public Utilities Commission, who participated in the settlement process, in my opinion, displayed diligence, competence and professionalism. I do not believe that they overlooked opportunities to reduce costs to ratepayers, even as they agreed that the company should be restored to financial health." (Ex. 146, p.2.)

      The presence and involvement of Commission staff was adequate for three reasons. First, there is no question regarding the motives, independence, or professional competence of the governmental representatives in the negotiations. Second, the Commission staff has represented the Commission in the Bankruptcy Court on the Commission's own plans of reorganization for PG&E. Finally, the Commission staff has played a prominent role in representing the Commission

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before the Legislature, the investment community, the rating agencies, and other constituent groups throughout the California energy crisis. We do not doubt the technical, financial, and ratemaking expertise of the Commission staff.

      PG&E argues that the active participation of an independent, competent Commission staff in the settlement is a significant indication of the overall reasonableness and fairness of the PSA. In addition to the Commission staff, other governmental participants have endorsed the environmental provisions of the PSA, particularly the Land Conservation Commitment. (Ex. 181.)

      Considering adequacy of representation in a different manner, whether or not representation was adequate in the bankruptcy settlement negotiations is now moot because the fairness of the PSA has been examined in this proceeding. In this investigation, where we approve a MSA, it is clear that ratepayers have been adequately represented by, among others, ORA, TURN, Aglet, and CCSF. We find that the Commission and ratepayers had adequate representation in the settlement process.

            6. RELEASE OF PG&E CORPORATION

      Paragraph 10 of the PSA states in part: "PG&E and PG&E Corporation, on the one hand, and the Commission on the other, will execute full mutual releases and dismissals with prejudice of all claims, actions or regulatory proceedings arising out of or related in any way to the energy crisis or the implementation of AB 1890 listed on Appendix C hereto." CCSF says the release language should be modified to exclude PG&E Corporation. It believes there is no need for any release of claims against PG&E Corporation in this proceeding, because such claims have nothing to do with helping PG&E resolve its bankruptcy. More importantly, it contends, the Commission currently has no pending proceedings against PG&E Corporation and certainly none that are

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listed in Appendix C. Nor has PG&E Corporation any claims against the
Commission. CCSF argues that this release goes not to the Commission's claims, but to the pending actions against PG&E Corporation brought by the California Attorney General and the City and County of San Francisco in the Superior Court. The Commission, CCSF maintains, should not provide PG&E Corporation with this very significant release as PG&E Corporation is not providing any consideration for the proposed release.

      We will not accede to CCSF's request. It is not a party to this settlement and it is not covered by the mutual releases; the Commission is not a party to the Superior Court action. Our objective in agreeing to mutual releases is to settle all matters between the settling parties (and no others) and return to a regulatory relationship not burdened with extraneous claims which, by paragraph 10, we now relegate to history.

      We clarify, however, that the MSA does not release any claims, which are held by parties other than PG&E and the Commission, against PG&E Corporation or its directors, through the dismissal of PG&E Corporation from Commission proceedings (e.g., the Holding Company OII) or otherwise. We further clarify that the Commission's dismissal and release of PG&E Corporation in no way affects the Business and Professions Code Section 17200 Law Enforcement Actions brought by the California Attorney General and CCSF and these actions are not "derivative" of the Commission's rights.

      C. PUBLIC INTEREST

            1. THE REGULATORY ASSET

      The regulatory asset has been described above. It is $2.21 billion amortized over nine years. It was sized to provide for the revenue, cash flow, and capital structure requirements that will enable PG&E to emerge from

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bankruptcy as an investment grade company. This asset, when combined with the headroom, provides a $7.2 billion ratepayer contribution (exclusive of direct and indirect ratepayer benefits under the PSA). (Ex. 122, p. 8.) As we have discussed above, this is a reasonable compromise of the economic differences of the proponents of the PSA. We also recognize that the settlement provides for net-of-tax generator refunds or offsets received by PG&E in 2003 or thereafter, which may offset dollar for dollar the amount of the regulatory asset. (PSA P.
2d) This is a further potential benefit for ratepayers. We understand that these generator refunds or offsets are not "headroom" under the settlement and will be applied solely to reduce the regulatory asset.

      This further feature of the design of the regulatory asset is also in the public interest with the following clarification. At the time that there no longer is any outstanding balance for the regulatory asset (e.g., after the nine-year amortization or earlier if it is replaced with a dedicated rate component), the Commission will determine how PG&E shall refund or credit to the benefit of its ratepayers any further refunds, claim offsets or other credits from generators and other energy suppliers (e.g., El Paso Natural Gas Company) to the extent that PG&E subsequently receives or realizes these refunds, claim offsets or other credits or has not otherwise credited them against the regulatory asset.

            2. HEADROOM

      The PSA's definition of headroom is:

      "PG&E's total net after-tax income reported under Generally Accepted Accounting Principles, less earnings from operations, plus after-tax amounts accrued for bankruptcy-related administration and bankruptcy - related interest costs, all multiplied by 1.67, provided that the calculation will reflect the outcome of PG&E's 2003 general rate case (A.02-09-005 and A.02-11-067)."

I.02-04-026        COM/acb


         The Commission's definition of headroom is found in Re Proposed Policies, etc., (1996) D.96-12-076, 70 CPUC 2d 207:

         "Freezing rates stabilizes collected revenues (subject to sales variation), and declining costs create "headroom," i.e., revenues beyond those required to provide service, that can be applied to offset transition costs. The utilities' reasonable costs of providing service are currently identified as their authorized revenue requirements. (70 CPUC 2d at 219.)

         "In general, headroom revenues consist of the difference between recovered revenues at the frozen rate levels (including the reduced rate levels for residential and small commercial customers beginning in
         1998) and the reasonable costs of providing utility services, which for convenience we refer to as the authorized revenue requirement." (70 CPUC 2d at 223.)


         Clearly, the PSA definition is not the same as the Commission's definition. Nevertheless, the Commission will adopt the definition in the PSA with the clarification that this definition is not intended to and does not affect DWR's rights under Assembly Bill (AB) 1X or the Rate Agreement, including DWR's property rights to all revenue collected and remitted by PG&E for DWR's Power Charges and Bond Charges in accordance with Commission orders.

         In addition, we further clarify that for purposes of calculating the headroom for 2003 (including the amount beyond the $875 million cap) , in no event may the litigation costs, bankruptcy-related costs or any other costs of PG&E Corporation or of any other PG&E affiliate be included in the determination of the headroom amount nor may any retention bonuses of PG&E's directors, officers, managers or any other employees be included in such a determination. When PG&E submits its filing to the Commission to implement the MSA, PG&E must demonstrate to the satisfaction of the

I.02-04-026        COM/acb


Commission that PG&E has fairly and accurately accounted for the headroom, including compliance with these clarifications. Any headroom revenues in 2003, which the Commission determines are in excess of the $875 million cap for 2003 must be credited to PG&E's ratepayers. Rather than attempt here to resolve potential disputes about headroom calculations, as ORA suggests, the Commission can address the disputes, if any, at the time of PG&E's filing with the Commission.

         The MSA contemplates the use of headroom collected from ratepayers through December 31, 2003 to be used to facilitate the financing of the plan. The MSA also contemplates that retail rates will be reduced on January 1, 2004, eliminating the collection of additional headroom. To the extent that rates are not reduced on January 1, 2004, and that additional headroom is collected from ratepayers on and after that date, such headroom shall be refunded to ratepayers under a method to be determined later by the Commission.

         3. DIVIDENDS

         6. DIVIDEND PAYMENTS AND STOCK REPURCHASES. The Parties acknowledge that, for the Parent, as PG&E's shareholder, to receive the benefit of this Agreement, both PG&E and its Parent must be able to pay dividends and repurchase common stock when appropriate. Accordingly, the Parties agree that, other than the capital structure and stand-alone dividend conditions contained in the PG&E holding company decisions (D.96-11-017 and D.99-04-068), the Commission shall not restrict the ability of the boards of directors of either PG&E or PG&E Corporation to declare and pay dividends or repurchase common stock.

         As discussed above, this paragraph is not in the public interest and is stricken. It says the Commission "shall not restrict" PG&E from paying dividends or repurchasing common stock. There are numerous possibilities during the next nine years as to reasons why parties could challenge the

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reasonableness of PG&E's dividend practices or PG&E's rates. For example, it is possible that during the next nine years, PG&E may engage in unreasonable and imprudent conduct. Depending upon the size of the disallowance of costs, this could limit PG&E's ability to collect revenues from its ratepayers that would be necessary for dividend payments. PG&E also may be financially unable to perform all of its public service obligations under section 761 of the Public Utilities Code if it paid unreasonably high dividends. Under either of these examples, Paragraph 6 of the PSA could restrict the Commission from ruling against PG&E concerning any allegations of unreasonable dividend practices. There are many other possibilities where this issue could arise during the nine years.

         Paragraph 6 is not reasonable and is not in the public interest, because it is unreasonable to expect the Commission to agree blindly (i.e, without knowing all future circumstances) to preclude future Commissions from deciding potential issues, if any. We do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable. Further, the Commission cannot know at this time if, in the future, parties will raise issues relating to the reasonableness of PG&E's dividend practices or PG&E's rates, or the prudency or legality of PG&E's conduct which could limit PG&E's ability to collect revenues necessary for dividends. We cannot know if due to its dividend practices in the future, PG&E were to have insufficient funds to perform its public service obligations. It is therefore unreasonable and not in the public interest to have a provision in the PSA for the Commission to effectively decide these future hypothetical issues in PG&E's favor without any record to support it.

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         As discussed above, under traditional cost-of-service ratemaking, PG&E should be able to provide dividends or repurchase common stock. PG&E and SCE lost their creditworthiness and stopped paying dividends during the energy crisis due to skyrocketing wholesale procurement costs and the uncertainty caused by AB 1890's deviation from cost-of-service ratemaking. However, as the California Supreme Court explained in Southern California Edison Co. v. Peevey, supra, 31 Cal.4(th) at 795, the passage of AB 6X in January 2001 "allowed PUC to regulate the rates for power so generated pursuant to ordinary `cost-of-service' ratemaking. PUC was thus authorized to permit SCE such recovery of past costs as necessary to render the utility financially viable and to ensure SCE would be able to continue serving its customers through electricity generated in its retained plants." The Court contrasted the "competitive price-reduction approach" of AB 1890 with the cost-of-service rate regulation restored by AB 6X, which reemphasized the Commission's "duty and authority to guarantee that the electric utilities would have the capacity and financial viability to provide power to California consumers." Id. at 793.

         Therefore, we have every reason to believe that in all likelihood, under our cost-of-service ratemaking authority, PG&E will be able to declare and pay dividends and maintain investment grade credit ratings. That being said, we cannot predict the future, and we find it unreasonable for a settlement provision to preclude the Commission from deciding in the future whether or not PG&E's dividend or common stock repurchase practices are reasonable.

         4. CREDIT RATING

         PSA paragraph 2g. states:

         G. The Commission recognizes that the establishment, maintenance and improvement of Investment Grade Company

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         Credit Ratings is vital for PG&E to be able to continue to provide safe and reliable service to its customers. The Commission further recognizes that the establishment, maintenance and improvement of PG&E's Investment Grade Company Credit Ratings directly benefits PG&E's ratepayers by reducing PG&E's immediate and future borrowing costs, which, in turn, will allow PG&E to finance its operations and make capital expenditures on its distribution, transmission, and generation assets at a lower cost to its ratepayers. In furtherance of these objectives, the Commission agrees to act to facilitate and maintain Investment Grade Company Credit Ratings for PG&E.

         As discussed above, we do not find any reason to modify this provision, and we agree that it is in the public interest for PG&E to achieve and maintain an investment grade credit rating. Therefore, the Commission will act to facilitate and maintain such an investment grade credit rating for PG&E, which is part of the Commission's task in setting rates that are just and reasonable. Quoting FPC v. Hope Natural Gas Co., supra, 320 U.S. at 603, the California Supreme Court in 20th Century Insurance Company v. Garamendi (1994) 8 Cal.4(th) 216, 294 stated that the regulated entity has a legitimate concern that "there be enough revenue not only for operating expenses but also for the capital costs of the business. These include service on the debt and dividends on the stock...[The return on equity] should be sufficient to assure confidence in the financial integrity of the enterprise, so as to maintain its credit and to attract capital."

         Consequently, the Commission is already obligated in setting just and reasonable rates to authorize a sufficient return on equity for the utility to maintain its creditworthiness. To commit to act to maintain PG&E's creditworthiness, as provided in this paragraph 2.g., is consistent with the law. However, as discussed above, we feel compelled to clarify that the Commission's commitment does not require the Commission to guarantee such

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creditworthiness when there are factors threatening PG&E's investment grade credit rating besides the Commission's actions. We may authorize a sufficient return on equity, but imprudence or unreasonable conduct by PG&E may be the cause of PG&E not maintaining its creditworthiness. External forces in the marketplace may threaten PG&E's creditworthiness. Therefore, we must clarify that this paragraph does not mean that the ratepayers will always have to pay higher rates to guarantee PG&E's investment grade credit rating.

         Indeed, we interpret this paragraph in this way, because we must also balance the consumers' interests in setting just and reasonable rates. 20th Century Insurance Company v. Garamendi, supra, 8 Cal.4(th) at 294. For example, we must take into account the imprudence or unreasonable costs of a utility when we set rates. See City and County of San Francisco v. PUC (1971) 6 Cal.3d 119,
129. If PG&E's own imprudence were to result in a disallowance that threatened PG&E's investment grade credit rating, it is PG&E's actions that would be responsible for this threat. Therefore, we do not interpret this paragraph to require the Commission to pass along imprudently incurred costs to the ratepayers.

         As discussed above, however, we do not foresee this being a realistic problem in light of the decades in which PG&E and the other California utilities have had outstanding credit ratings, even when the Commission has on occasion disallowed imprudently incurred costs.

         5. ASSIGNABILITY OF DWR CONTRACTS

         Section 7 of the PSA provides for PG&E's agreement to the assignment and legal and financial responsibility for the DWR Contracts, subject to certain conditions precedent, as discussed earlier. Staff Witness Clanon testified that PG&E is currently dispatching most of these contracts and that it made sense

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from a policy perspective to put financial responsibility in with operational responsibility. Inasmuch as DWR's presence in the electricity power procurement business was an emergency measure, he further testified that such assignment was consistent with the Commission's policy of getting DWR out of the business as quickly as possible. (RT: 424: 2-19) We conclude that it is in the public interest for DWR to get out of the business as quickly as possible, consistent with the conditions for assignment set forth in this provision.

         6. ENVIRONMENTAL MATTERS

         THE LAND CONSERVATION COMMITMENT (LLC)

         The PSA provides a substantially increased opportunity for environmentally beneficial use and access by the public to 140,000 acres of land associated with PG&E's hydroelectric facilities (PSA P. 17), without compromising the ability of PG&E to generate electricity from those facilities. In 1999 PG&E proposed to sell these lands to the highest bidder. The PSA would remove forever that possibility, and replace the spectre of loss of public control with the promise of perpetual public access. The PSA's provisions for PG&E's either donating the land or granting conservation easements go much further than simply maintaining the status quo - the people of California can look to a partnership of the environmental community, state and local governments, and environmental stewardship organizations to preserve the lands and improve public access where desirable.

         The proposed corporation and its governing board established in the PSA will ensure that PG&E complies with the requirement to donate the lands or grant conservation easements and will provide significant public (and Commission) oversight and participation into improvements made to the lands and the lands' ultimate disposition. Membership of the governing board would

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include representatives from PG&E, the Commission, the California Department of
Fish and Game, the State Water Resources Control Board, the California Farm Bureau Federation, and three public members to be named by the Commission, plus others. This board should play an historic role in the protection of California's environment. The PSA expressly provides that enhancements to the lands not interfere with PG&E's hydroelectric operations, maintenance, or capital improvements. Funding is provided by $70 million to be paid over ten years, to be recovered in retail rates.

         (A) THE STEWARDSHIP COUNCIL

         Fourteen parties served testimony regarding the land conservation commitment taking a diversity of positions and making numerous suggestions for improvement. Consequently, the presiding Administrative Law Judge (ALJ) encouraged the parties to resolve their differences through a stipulation. The ALJ waived the notice requirements of Rule 51 (Stipulations).

         On September 25, 2003, Association of California Water Agencies, California Farm Bureau Federation, California Hydropower Reform Coalition, California Resources Agency, ORA, Regional Council of Rural Counties, State Water Resources Control Board, Tuolumne Utility District, U.S. Department of Agriculture-Forest Service, which are parties, and non-parties California Forestry Association, California Wilderness Coalition, Central Valley Regional Water Control Board, Mountain Meadows Conservancy, Natural Resources Defense Council, Northern California Council Federation of Fly Fishers, The Pacific Forest Trust, Inc., Planning and Conservation League, Sierra Club California, Sierra Foothills Audobon Society, Sierra Nevada Alliance, Trust for Public Land and U.S. Department of Interior-Bureau of Land Management presented to the Commission a "Stipulation Resolving Issues Regarding The Land Conservation


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Commitment" (the Land Conservation Commitment Stipulation (Ex. 181)), that implements Paragraph 17 and Appendix E of the Settlement Agreement and constitutes an enforceable contract among those parties.

         Several parties had indicated that the governing board of the Stewardship Council,(44) as proposed in the PSA, would be more effective and representative if it was expanded to include the fuller array of interests and expertise of the public agencies, local government and trade associations, environmental organizations, and ratepayer organizations who have worked on the watershed land protection issue. The stipulation provides that, after its formation, the by-laws will be amended to provide that, in addition to the five members provided for in the PSA, the governing board will include one representative each from the California Resources Agency, the Central Valley Regional Water Quality Control Board, Association of California Water Agencies, Regional Council of Rural Counties, California Hydropower Reform Coalition, The Trust for Public Land, ORA, and California Forestry Association. (Ex. 181 P. 10(a).) In addition, the U.S. Department of Agriculture-Forest Service and U.S. Department of Interior-Bureau of Land Management will together designate a federal liaison who will participate in an advisory and non-voting capacity. The Commission will name three additional board members to further provide for public representation. This board ensures that all of the key constituencies are represented in the development and implementation of the land conservation plan.

         The stipulation provides that decisions of the governing board will be made by consensus, that meetings will be public, and that there is a dispute resolution process. The stipulation delineates a planning and assessment process

--------------
(44) The stipulation provides that, once the PG&E Environmental Enhancement Corporation (EEC) is formed, its governing board will change its name to Pacific Forest and Watershed Lands Stewardship Council, referred to herein as the Stewardship Council.

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that will examine all of the subject lands in the context of their watershed and county. For each parcel, the plan will assess its current natural resource condition and uses, state its conservation and/or enhancement objectives, whether the parcel should be donated in fee or be subject to a conservation easement, or both, that the intended donee has the capability to maintain the property interest so as to preserve or enhance the beneficial public values, that the donation will not adversely impact local tax revenue, assurance that known contamination be disclosed, appropriate consideration of whether to split the parcel, a strategy to undertake appropriate physical measures to enhance the beneficial public values, a plan to monitor the impacts of disposition and implementation of the plan, and an implementation schedule. Consistent with Appendix E to the PSA, the plan may also consider whether land "without significant public interest value" should be sold to private entities with few or no restrictions. The stipulation does not alter Section 851 authority. Any proposed disposition will be presented to the Commission for public notice, hearing, and approval. The stipulation is expected to enhance the existing environmental and economic benefits of the Watershed Lands and Carizzo Plains on an overall basis.

         We agree that the LCC as supplemented by the LCC stipulation will provide ratepayers with substantial benefits and is in the public interest. PG&E will undertake a study of all of these lands to determine current public values, and to recommend strategies and measures to preserve and enhance such values in perpetuity. PG&E will then implement such strategies and measures within six months after final receipt of all required government approvals no longer subject to appeal. The planning process, including surveys and inspections of 140,000 acres, will likely cost $20 million or less (Ex. 127a, pp. 4-5,


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CHRC/Sutton), and thus the balance of the $70 million will be available to implement physical measures, such as planting of trees to enhance fish and wildlife habitat and water quality, construction or improvement of recreational access, and protection of Tribal or other historical sites. The LCC limits the discretion of PG&E to take inconsistent action in future proceedings.

         The State Water Resources Control Board argues that the term "beneficial public values," as used in Appendix C of the PSA, be modified to state that any agricultural, sustainable forestry and outdoor recreation uses on transferred lands "must be environmentally sensitive." (SWRCB Op. Br. at 6.) PG&E opposes this modification, it argues that the term "environmentally sensitive" is hopelessly vague and, rather than clarifying the land conservation commitment, would only result in more confusion and debate. It asserts that the language in Appendix E has been crafted to give the Stewardship Council direction and the flexibility to determine how best to preserve and enhance the beneficial public values of the lands. The combination of state agency representation on the governing board with consensus voting, as well as the Commission's Section 851 approval process and CEQA review, will ensure that recreational uses that unduly harm the environment are not permitted. We agree with PG&E's reasoning.

         (B) ENVIRONMENTAL OPPORTUNITY FOR URBAN YOUTH

         The Greenlining Institute has asked us to expand the LCC to address the needs of low-income urban PG&E ratepayers. A majority of PG&E's ratepayers live in urban areas, not in the Sierra foothills, where the vast majority of the 140,000 acres are located. In order to ensure that environmental benefits of a substantial nature are realized by PG&E's urban ratepayers, our modified Settlement Agreement will augment the $70 million devoted to environment


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activities by $30 million. These additional funds shall be expended to provide a wilderness experience for urban youth, especially disadvantaged urban youth, and to acquire and maintain urban parks and recreation areas. We direct that the acquisition of such parks and recreation areas be focused on creating an environment that will particularly serve the needs of urban low-income youth.

         Of the $30 million, to be expended in equal installments over 10 years, we will expect approximately 1/3 would be used to provide seed money that would establish a permanent program for young people who are least likely to enjoy the wonder of California's natural beauty. This program would allow disadvantaged, inner city youth to experience the environment in nature's own setting. The program would select young citizens in an urban setting, and provide the means to visit these watershed lands for a week or two. While there, they would be exposed to living in the outdoors and see how the actions of man interact with animal and plant life, both favorably and unfavorably. The 2/3 balance of the $30 million would be used to acquire urban parks and recreation areas for inner city youth. We will use our three appointments to the Stewardship Council to champion this $30 million allocation, among their other duties.

         (C) CLEAN ENERGY TECHNOLOGY COMMITMENT

         Under the PSA, PG&E will establish a shareholder-funded non-profit corporation dedicated to supporting research and investment in clean energy technologies primarily in PG&E's service territory. (PSA P. 18.) The non-profit corporation's governing board will include Commission-selected appointees, PG&E-selected appointees, and appointees jointly selected by the Commission and PG&E. PG&E proposes an initial endowment of the non-profit corporation at $15 million over five years (not to be recovered in rates). We view this


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commitment as part of the Commission's, and the State's, ongoing policies encouraging energy efficiency, demand response, renewable generation, and the entire range of more environmentally-friendly options for meeting load growth. However, $15 million is inadequate. We believe an additional $15 million (not to be recovered in rates) will assure adequate planning and funding.

VII.     THE TURN DEDICATED RATE COMPONENT PROPOSAL

         TURN recommends that the Commission approve the PSA modified to substitute the issuance of $2.03 billion in energy recovery bonds (ERBs) secured by a dedicated rate component (DRC) in lieu of the regulatory asset. TURN claims that this alternate financing structure will achieve all of the goals of the PSA, including restoring PG&E to creditworthy status, within the overall time frame contemplated by the PSA, at a cost to ratepayers of $2.8 billion less than the cost of the PSA (TURN/Florio, Ex. 141). The TURN modification is a securitization of a future stream of revenues. California used such securitized financing for the rate reduction bonds (RRBs) which were issued by PG&E and the other California utilities in 1997 in conjunction with electric restructuring. TURN explains its proposal as follows: In a securitization, steps are taken to legally separate the underlying assets (here the right to future cash flows to be collected from the utility's customers through a DRC) from the originating company. The assets are sold to a "special purpose entity" through a "true sale" to ensure that the assets would not become part of the estate of the originating company for bankruptcy purposes. Thus, PG&E would sell the right to receive the DRC to a special purpose entity. That entity in turn would sell a note to a trust. The trust would then issue bonds secured by the proceeds of the note, which itself would be secured by the right to the DRC owned by the special purpose entity.


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      TURN proposes that the ERBs be structured in the same manner as the
AAA-rated RRBs. The ERBs would be paid within nine years, but with a stated maturity of eleven years. The actual legal maturity is one to two years beyond the estimated bond redemption date to cover the risk that energy use deviates from projections at the time of issuance. A revenue requirement consisting of principal, interest, servicing fees, and a small overcollateralization component would be included as a separate component of utility rates. As was the case for the RRBs, a true-up mechanism would reduce the tariff if overcollections exceed 5% of projected revenue requirements, while the tariff would be increased if customer demand is less than projected.

      PG&E would receive the proceeds from the sale of the bonds as cash up front. So long as the transaction is structured so that the proceeds are considered to be "debt" under IRS definitions, taxes are not due on the proceeds of the bonds. Instead, PG&E would owe taxes over time as service is actually provided and tariff revenue is received. To account for taxes, the $1.2 billion which TURN proposes that ratepayers contribute to PG&E, is grossed-up by $825 million. ERBs would be issued in the amount of $2.03 billion.

      In order for ERBs to be freely marketable, they will need a credit rating from at least one nationally recognized rating agency. The rating agencies assign a credit rating related to the likelihood that the issuer will be able to pay full principal and interest on the rated security in a timely manner in accordance with the terms of the security.

      The tariff revenue requirement recovery mechanism must be irrevocable, prohibiting the Commission or any other governmental agency from rescinding, altering, or amending the tariff or transition property in any way that would reduce or impair its value. The bond recovery tariff must be nonbypassable by


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utility customers. The tariff is usually assessed as a distribution charge applicable to the monopoly utility service. Therefore, regardless of who generates the energy delivered to the customer, the tariff charge will be collected. The transaction must be structured so that bondholders are protected from interruption or impairment of cash flow in the event of a utility bankruptcy, usually accomplished by a "true sale" to a bankruptcy-remote special purpose entity, along with other steps to ensure that in a future utility bankruptcy, the special purpose entity would not be substantively consolidated with the transferor. Finally, the rating agencies will assess qualitative factors including the legal and regulatory framework, political environment, transaction structure, the utility as servicer of the debt, regional economic factors, and cash flow.

      TURN asserts that the Commission has the legal authority to establish the right of utilities to future revenues, and to establish transferable rights to such future revenues. The California Supreme Court very recently noted the broad constitutional and statutory authority of the Commission and described it as "far-reaching." (Southern California Edison Co. v. Peevey, supra, 31 Cal.4th 781.) The Court also noted that the Commission's authority "has been liberally construed" in past judicial decisions.

      PG&E counters with the argument that TURN's proposal suffers from three fundamental flaws: (1) it will not work; (2) even if it could work, it would delay PG&E's emergence from Chapter 11 to such an extent that the interest-rate risk alone would swallow the claimed savings; and (3) even if it could work, it achieves most of its savings by shifting the payment of income taxes from customers to PG&E in violation of normal ratemaking principles.

      A witness for PG&E testified that absent authorizing legislation, a rating agency could not see a short cut way to create a property right in future tariff


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collections that would be irrevocable and could not be changed by the legislature or other governmental body unless adequate compensation had been made to safeguard bondholder rights. Moreover, the structure would have to shield investors from the potential bankruptcy of the underlying utility by providing for an absolute transfer (or true sale) of the future tariff collections away from the utility to a special purpose vehicle or trust. Finally, the tariff surcharge would have to be nonbypassable to minimize the potential that future collections could decline.

      In our opinion, the Commission cannot provide the essential elements of a securitization financing. An essential element of any rate securitization is the creation of a property right in future revenues. Future utility rate collections are normally an expectancy, not amounting to a present property right. For that expectancy to be turned into a property right, the utility must provide service to customers. Only when the service is provided does the utility have a right to payment. In the case of the RRBs, the Legislature bridged this gap by enacting a statute that created an enforceable property right in the future rate collection. (Pub. Util. Code Section 843(c) ("Transition property shall constitute property for all purposes, including for contracts securing rate reduction bonds, whether or not the revenues and proceeds arising with respect thereto have accrued").) Potential lenders in this securitization are expected to require legislation to provide assurance that the bonds will have the protections that TURN envisions this Commission can provide. Moreover, application of a DRC will increase the risk of successfully completing a reorganization. There is no assurance that all parties whose approval of the transaction is required will be able to reach agreement. An adverse tax ruling, inadequate legislative mandate, weak structuring of a bankruptcy-remote financing entity, or assessment by the ratings


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agencies that the securitization bonds be treated as part of the PG&E credit structure are all factors that could negatively impact the transaction and could place at risk the achievement of PG&E's emergence from bankruptcy in a financially sound manner.

      We need not analyze all PG&E's points as we are of the opinion that TURN's proposed securitization financing cannot be achieved without legislation. TURN's proposal is that the Commission should reject the regulatory asset in favor of a securitization financing of a type that has never been done before without legislation. TURN's own witnesses acknowledge that every utility securitization financing done to date has been pursuant to express enabling legislation. (Ex. 143, p. 23, TURN/McDonald.)

      Replacing the regulatory asset with a dedicated rate component authorized by appropriate legislation will substantially reduce the cost of the bankruptcy to ratepayers without impairing the credit of a reorganized PG&E. While the exact savings ultimately achievable by a DRC are yet to be determined, we believe they will be not less than $1 billion over the term of the financing. Such a result would be a benefit to both the utility and its ratepayers and would represent an optimal solution to the problem of financing the repayment of PG&E's properly accrued unreimbursed costs. Because that solution can only be accomplished through new legislation, we do not make it a condition of approving the settlement. However, upon approval by all parties to the settlement agreement, as modified by this decision, and confirmation of the modified plan of reorganization by the Bankruptcy Court, the Commission shall sponsor or co-sponsor urgency legislation to effectuate replacing the regulatory asset with a dedicated rate component as specifically agreed to by TURN and PG&E in their joint reply comments filed December 15, 2003 and discussed more


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specifically below. Upon the effectiveness of such legislation without substantial deviation from the language that was agreed to by PG&E and TURN, PG&E shall petition this Commission for expeditious approval of the replacement of the regulatory asset by a financing structure based on a dedicated rate component as described herein.

      On December 15, TURN and PG&E filed joint reply comments on this alternate urging the Commission to "...make it a condition precedent to the Commission's executing the Settlement Agreement that PG&E agree in writing that, after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance up to the full amount of the Regulatory Asset and associated federal and state income and franchise taxes using a securitized financing supported by a DRC, provided the following conditions are met:

      - Authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and state income and franchise taxes and providing for the collection in PG&E's rates of any portion of the associated tax gross-up not securitized.

      - The Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt.

      - The refinancing will not adversely affect PG&E's company and debt credit ratings.

      - PG&E obtains, or determines that it does not need, a private letter ruling form the Internal Revenue Service that neither the refinancing nor the issuance of securitized bonds is a presently taxable event."

      On December 16, the assigned ALJ issued a ruling asking parties to comment on the joint TURN/PG&E comments. Comments to the TURN/PG&E


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proposal were filed by Aglet Consumer Alliance (Aglet); the Official Committee
of Unsecured Creditors (OCC); Merced Irrigation District (Merced); Coalition of California Utility Employees (CUE); the California Large Energy Consumers Association (CLECA) and the California Manufacturers & Technology Association
(CMTA); ORA; the Energy Producers and Users Coalition, California Chamber of Commerce, Western States Petroleum Association, Silicon Valley Manufacturing Group, California Retailers Association, the Agricultural Energy Consumers Association, (Business Coalition); the Peninsula Ratepayers Association; the City of Palo Alto; and the City and County of San Francisco (CCSF). The OCC, CUE, CLECA , CMTA and the Business Coalition filed comments in support of the TURN/PG&E proposal. Aglet, Merced, ORA and the CCSF filed comments seeking delay of the proceeding, seeking further opportunity for parties to respond as well as requesting financial documentation related to the TURN/PG&E proposal. We believe that the parties have already had a sufficient opportunity to examine issues related to the dedicated rate component in this proceeding. Furthermore, as discussed above, the TURN/PG&E proposal contemplates a future petition to be filed at this Commission, for expeditious approval of the replacement of the regulatory asset by a dedicated rate component and requires a Commission determination that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt. Interested parties will have the opportunity to participate before the Commission when that petition is filed. We believe that there has been sufficient development in the current record to fully support the Commission's adoption of the TURN/PG&E proposal in this matter.


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      TURN and PG&E estimate that, based on current interest rates, refinancing using the DRC can save ratepayers about one billion dollars (nominal), while still allowing a substantial immediate rate reduction. We look forward to rapid passage of the necessary enabling legislation so we can validate this estimate. We have reviewed the proposed findings of facts, conclusions of law and ordering paragraphs submitted by TURN and PG&E in support of their joint accord on the DRC, and we find them to be reasonable. We incorporate them as revisions to this decision, consistent with their comments. We attach as Appendix D the authorizing legislation that is satisfactory to both TURN and PG&E. At our meeting on January 8, 2004, we will formally request the introduction of enabling legislation in order to facilitate early introduction and expedited consideration of the DRC proposal by the Legislature and the Governor.

VIII. RULINGS OF THE ADMINISTRATIVE LAW JUDGE (ALJ)

      The request of CCSF for official notice of various documents filed with the Bankruptcy Court is granted to the extent set forth in this decision. (See footnotes 2 and 27.) The request of CCSF for official notice of San Francisco Superior Court Case No. CGC 02-404453, is denied. The petition of CCSF to set aside submission is denied. The rulings of the ALJ regarding admissibility of evidence, status as an intervenor, and status regarding intervenor compensation, are affirmed, except that the testimony of Peninsula Ratepayers' Association is admitted and Peninsula Ratepayers' Association is authorized to seek intervenor compensation.

IX.   COMMENTS ON THE DECISION

      The draft decision of the Commission was mailed to the parties in accordance with Article 19 of the Commission's Rules of Practice and Procedure. Numerous parties filed Comments and Reply Comments to the draft


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Decision as well as Reply Comments to the TURN/PG&E December 15, 2003 proposal.
We have considered the parties' views in light of the requirement that comments must focus on factual, legal, or technical errors in the draft decision, and that comments merely rearguing parties positions will be accorded no weight (Rule 77.3 of the Commission's Rules of Practice and Procedures).

      Consistent with Rule 77.3, and based on the current state of the record, we have made various changes to the draft decision. These revisions range from the correction for minor typographical errors to more detailed revisions that change outcomes, as described in body of the decision.

X.    ASSIGNMENT OF PROCEEDING

      Commissioner Michael R. Peevey is the Assigned Commissioner and Robert Barnett is the assigned ALJ in this proceeding.

FINDINGS OF FACT

      1. The PSA is not in the public interest and must be modified.

      2. On November 8, 2000, PG&E filed suit in the U.S. District Court for the Northern District of California against the five commissioners in their official capacity (the "Rate Recovery Litigation"). PG&E's complaint alleged that the Commission violated federal law by not allowing PG&E to collect in rates its costs of procuring wholesale energy. The Commission denied PG&E's allegations.

      3. On April 6, 2001, PG&E filed for protection under Chapter 11 of the U.S. Bankruptcy Code, and has been operating under Bankruptcy Court supervision and protection since that date.

      4. On September 20, 2001, PG&E and PG&E Corporation, as co-proponents, proposed a plan of reorganization for PG&E in its Chapter 11 proceeding. That


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plan provided for the disaggregation of PG&E's historic businesses into four companies, three of which would be regulated by the FERC rather than this Commission, as a means of raising the money necessary to pay all valid creditor claims in full and exit Chapter 11.

      5. On August 30, 2002, the Commission and the Official Creditors Committee filed a joint amended plan of reorganization for PG&E.

      6. PG&E and the Commission have vigorously opposed and litigated against the plans proposed by each other.

      7. Bankruptcy confirmation hearings on the competing plans of reorganization started on November 18, 2002, and were ongoing on March 11, 2003, when the Bankruptcy Court entered an order staying further confirmation and related proceedings for sixty days to facilitate a mandatory settlement process under the supervision of Bankruptcy Court Judge Randall Newsome. The stay was later extended to June 20, 2003.

      8. PG&E is not authorized to reimburse PG&E Corporation or any other unit of PG&E for professional fees and expenses in connection with the Chapter 11 case, nor is PG&E authorized to charge ratepayers directly or indirectly for these costs.

      9. On July 25, 2002 in PG&E's federal district court case against the Commission, U.S. District Judge Vaughan Walker denied the Commission's motion to dismiss and denied PG&E's and the Commission's motions for summary judgment. In the course of his ruling denying the motions, Judge Walker held that the federal filed rate doctrine applies to purchases of energy at market based rates, but he found that there were numerous factual disputes and he set the matter for trial. The federal district court case has been stayed by the


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US Court of Appeals for the Ninth Circuit pending the appeal by the Commission of the District Court's denial of a motion to dismiss.

      10. In the PG&E's federal district court case and other proceedings, PG&E claims to be entitled to recover from ratepayers $11.8 billion of unrecovered costs of utility service. The Commission disputes this claim.

      10. PG&E also claims to be entitled to retain $2.5 billion in wholesale power generation revenues collected from retail ratepayers for September 2000 through January 2001. The Commission disputes these claims.

      11. In the ATCP, ORA claims that $434 million of costs of procuring power through the California Power Exchange should be disallowed as imprudently incurred. PG&E disputes ORA's claim.

      12. On June 19, 2003, certain of the Commission's staff and PG&E announced that they had reached agreement on a proposed settlement that would resolve the competing plans of reorganization in the Bankruptcy Court, PG&E's case against the Commission in the U.S. District Court, and various pending Commission proceedings, all as set forth in the PSA.

      13. There are substantial litigation risks to PG&E, the Commission, and ORA, and corresponding risks to ratepayers, in going to hearings on all issues and it is reasonable to approve a settlement that appropriately balances those risks.

      14. PG&E has asserted claims, which total approximately $11.8 billion, and the ratepayer costs of the settlement ($7.2 billion), are about 60% of those claims. In addition there are direct, positive benefits ratepayers will obtain. Those benefits include immediate rate reductions; the ability of the Commission to regulate PG&E on an integrated, cost-of-service basis; and environmental betterments.


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The ratepayer dollar settlement is fair and reasonable when compared to the claims PG&E would waive and release.

      15. It is in the public interest that PG&E emerge from bankruptcy promptly.

      16. To emerge from bankruptcy PG&E should pay its creditors. All allowed claims should be paid in full. PG&E Corp. litigation costs should not be paid by ratepayers. The dollar amount of the modified settlement is a reasonable compromise of the differences between PG&E and the Commission. The headroom revenue is part of the total revenue package which we find reasonable and in the public interest.

      17. If this MSA is implemented, the initial revenue reduction in 2004 is projected to be approximately $670 million.

      18. Paragraph 6 of the PSA is unreasonable and not in the public interest, because it requires the Commission not to restrict PG&E from paying dividends or repurchasing common stock, regardless of the circumstances, evidence or merit of any challenges to PG&E's dividend practices.

      19. The presence and involvement of Commission staff in negotiating the PSA was adequate. The motives, independence, and professional competence of the governmental representatives in the negotiations are beyond dispute. The ratepayers had adequate representation in the settlement process.

      20. The MSA will result in a feasible plan to permit PG&E to emerge from bankruptcy.

      21. The MSA is fair, just and reasonable and in the public interest. First, it adopts the regulatory asset and the cash allowances of the PSA, and therefore will pay creditors in full, improving PG&E's credit metrics. Second, the MSA calls for the amortization of the regulatory asset "mortgage style" over nine


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years. Third, it offers the State significant environmental benefits. Fourth, it provides for reduction of the regulatory asset by any refunds obtained from energy suppliers. Finally, it contains PG&E's commitment not to unilaterally disaggregate for the life of the plan.

      22. On September 9, 2003, the ALJ encouraged the parties to resolve their differences with respect to the Land Conservation Commitment in Paragraph 17 and Appendix E to the PSA.

      23. On September 25, 2003, PG&E, California Resources Agency, ORA, Association of California Water Agencies, California Farm Bureau Federation, California Hydropower Reform Coalition, Regional Council of Rural Counties, State Water Resources Control Board, Tuolumne Utility District, U.S. Department of Agriculture-Forest Service and non-parties California Forestry Association, California Wilderness Coalition, Central Valley Regional Water Control Board, Mountain Meadows Conservancy, Natural Resources Defense Council, Northern California Council Federation of Fly Fishers, The Pacific Forest Trust, Inc., Planning and Conservation League, Sierra Club California, Sierra Foothills Audobon Society, Sierra Nevada Alliance, Trust for Public Land and U.S. Department of Interior-Bureau of Land Management presented to the Commission a Stipulation Resolving Issues Regarding The Land Conservation Commitment (the "Land Commitment Stipulation") that implements Paragraph 17 and Appendix E of the PSA and constitutes an enforceable contract among those parties.

      24. The Land Conservation Commitment Stipulation is reasonable in light of the whole record, consistent with law, and in the public interest.

      25. Under the LCC, no lands will be transferred or encumbered unless PG&E first applies for and obtains approval from the Commission pursuant to Section 851.


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      26. It is in the public interest for PG&E to provide $30 million for environmental enhancements benefiting ratepayers in its urban areas in addition to the $70 million of environmental enhancements, which PG&E has provided in the PSA (paragraph 17) for rural areas.

      27. It is in the public interest for PG&E to provide $30 million for clean energy technology.

      28. TURN's proposal to use a securitized financing supported by a dedicated rate component cannot feasibly be done without express enabling legislation. To wait for legislation would entail unreasonable delay in resolving PG&E's Chapter 11 proceeding. Most of the savings claimed by TURN result from requiring PG&E to pay the taxes due on collections from ratepayers in violation of normal ratemaking principles.

      29. A properly constructed securitized financing, if authorized by legislation that complies with normal ratemaking principles regarding taxation, has the potential to save ratepayers money over the longer term.

      30. It is a condition precedent to the Commission's executing the MSA that PG&E agree in writing, that, after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance the unamortized portion of the Regulatory Asset and associated federal and state income and franchise taxes using a securitized financing supported by a dedicated rate component, provided the following conditions are met: (a) authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and state income and franchise taxes, and providing for the collection in PG&E's rates of any portion of the associated tax gross-up not securitized; (b) the


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Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt; (c) the refinancing will not adversely affect PG&E's company and debt credit ratings; and (d) PG&E obtains, or determines it does not need, a private letter ruling from the Internal Revenue Service that neither the refinancing nor the issuance of the securitized bonds is a presently taxable event. PG&E may accomplish the securitization in up to two tranches up to one year apart, and should issue sufficient callable or short-term debt as part of its Chapter 11 exit financing to accommodate the refinancing using a dedicated rate component. The cost of the callable or short-term debt will be recovered in rates in accordance with paragraph 13f of the MSA. The provisions of paragraph 13d will not apply to the refinancing. PG&E will proceed with the first tranche as expeditiously as practical after the passage of authorizing legislation and will pursue the refinancing in good faith. The first tranche will be no less than the full unamortized balance of the Regulatory Asset. The second tranche will be for the remaining associated federal and state income and franchise taxes; provided that, in the event sufficient generator and energy supplier refunds have not yet been received, PG&E will not be required to securitize more than $3 billion in total in both tranches. PG&E will use the securitization proceeds to rebalance its capital structure to maintain the capital structure provided for under the Settlement Agreement. PG&E will report to the Commission on the progress of its securitization efforts every 60 days following the effective date of the authorizing legislation.

      31. Both TURN and PG&E have agreed that the authorizing legislation attached as Appendix E is acceptable and, if enacted by the Legislature, would satisfy condition (a) in Finding of Fact 30.


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      32. It is a further condition precedent to the Commission's executing the
MSA that PG&E Corporation agree in writing that it will not seek reimbursement in the Bankruptcy Court for any of its professional fees and expenses incurred in connection with PG&E's Chapter 11 proceeding."

CONCLUSIONS OF LAW

      1. The PSA offered by PG&E and the Commission staff is unreasonable and not in the public interest unless it is modified.

      2. When entering into the settlement agreements or contracts, the Commission may not act inconsistently with state law.

      3. The Commission must strike the phrase "notwithstanding any contrary state law" in Paragraphs 21 and 32 of the PSA that provide that the Parties agree that the settlement agreement, the settlement plan and any court orders are intended to be binding and enforceable under federal law notwithstanding any contrary state law, because we can only enter into a settlement if it is consistent with state law.

      4. In light of the constitutional requirement that the Commission actively supervise and regulate public utility rates and the statutory requirements under the Sections 451, 454, 728 that the Commission ensure that the public utilities' rates are just and reasonable, the Commission must retain its authority to set just and reasonable rates during the nine-year term of the settlement .

      5. The Commission cannot be powerless to protect PG&E's ratepayers from unjust and unreasonable rates or practices during the nine-year term of the proposed settlement.

      6. The government may not contract away its right to exercise the police power in the future.


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      7. Entering into the Modified Settlement Agreement (MSA) is fully consistent with the Commission's exercise of its ratemaking authority, because we find that the regulatory asset provision is reasonable and a necessary part of the settlement, and we will still decide the overall retail electric rates for PG&E's customers in pending and future proceedings.

      8. Paragraph 6 of the PSA is unreasonable and contrary to the public interest, because it would restrict the Commission from ruling against PG&E concerning allegations of unreasonable dividend or stock repurchasing practices even though we do not have a record in this proceeding to support whether future dividend practices or stock repurchasing practices are reasonable or unreasonable.

      8a. Paragraph 15 of the PSA should be modified to delete the words "PG&E Corporation and" from the first sentence and the entire last sentence."

      9. Paragraph 2.g.'s commitment that the Commission will act to facilitate and maintain the investment grade credit ratings does not guarantee such a credit rating when there are other causes, besides the Commission's actions (e.g., PG&E's imprudent conduct resulting in a disallowance), which are responsible for any threats to PG&E's investment grade credit rating.

      10. The Bankruptcy Court has jurisdiction over the plan of reorganization and over the parties to enforce the settlement agreement, settlement plan and the Court's own confirmation order, as well as jurisdiction over the implementation of the bankruptcy plan.

      11. AB 6X made Section 368(a) inapplicable to the utilities' unrecovered costs, and it is clear that the Commission's authority to allow PG&E to recover the balance in its TCBA is not limited by AB 1890.


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      12. The Commission and ratepayers had adequate representation in the settlement process.

      13. TURN's proposed securitization financing cannot be achieved without legislation. However, if legislation satisfactory to the Commission, TURN and PG&E is enacted, then the Commission will have sufficient authority to implement securitization financing to allow PG&E to refinance the unamortized portion of the Regulatory Asset under the MSA subsequent to the effectuation of the Settlement Plan of Reorganization and PG&E's emergence from bankruptcy.

      14. The MSA does not release any claims, which are held by parties other than PG&E and the Commission, against PG&E Corporation or its directors, through the dismissal of PG&E Corporation from Commission proceedings (e.g., the Holding Company OII) or otherwise. The Commission's dismissal and release of PG&E Corporation in no way affects the Business and Professions Code Section 17200 Law Enforcement Actions brought by the California Attorney General and CCSF and these actions are not "derivative" of the Commission's rights.

      15. The definition of "Headroom" in the MSA is not intended to and does not affect DWR's rights under Assembly Bill (AB) 1X or the Rate Agreement, including DWR's property rights to all revenue collected and remitted by PG&E for DWR's Power Charges and Bond Charges in accordance with Commission orders.

      16. The MSA (the "Settlement Agreement" in Appendix C of this order) is not contrary to state law and is fair, just and reasonable and in the public interest; therefore, it should be approved and adopted.


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      17. The rulings of the presiding Administrative Law Judge are affirmed, except that the testimony of Peninsula Ratepayers' Association is admitted and Peninsula Ratepayers' Association is authorized to seek intervenor compensation.

      18. The Commission has inherent authority under the California Constitution and Public Utilities Code Sections 451 and 701 to enter into and execute a settlement agreement.

      19. The Commission has authority under Public Utilities Code Section 701 and Rule 51 to approve the Land Conservation Commitment (LCC) Stipulation.

      20. Under the LCC, the Commission retains its existing authority under
Section 851 to approve or disapprove of any proposed disposition or encumbrance of PG&E's property.

      21. Should PG&E agree to the Modified Settlement Agreement and the Bankruptcy Court approve it as part of the settlement plan, the Modified Settlement Agreement will be binding upon future Commissions. The modifications and clarifications in this decision must be considered part of the Settlement Plan and reflected in the Confirmation Order, in order for the Commission to enter into the MSA consistent with state law. Therefore, any references in the MSA to the "Settlement Plan"or "Confirmation Order" are references to the Settlement Plan and/or Confirmation Order, which adopt, incorporate or reflect the MSA.


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                                      ORDER

IT IS ORDERED that:

      1. The Proposed Settlement Agreement offered by PG&E and the Commission staff is modified by deleting Paragraph 6 ("Dividend Payments and Stock Repurchases"), deleting the phrase "notwithstanding any contrary state law" in Paragraphs 21 and 32, adding $30 million of environmental benefits for PG&E's urban ratepayers, and adding $15 million to assure adequate planning and funding of clean energy technology.

      2. We require as a condition to our entering into the MSA that this decision (without any concurrences, dissents, or its appendices) be attached to the MSA as an appendix and that Paragraph 27 of the PSA be modified to explicitly state that the attached Commission decision reflects the understanding of the parties to the settlement.

      3. At the time that there no longer is any outstanding balance for the regulatory asset (e.g., after the nine-year amortization or earlier if it is replaced with a dedicated rate component), PG&E must make a compliance filing for the Commission to determine how PG&E shall refund or credit to the benefit of its ratepayers any further refunds, claim offsets or other credits from generators and other energy suppliers (e.g., El Paso Natural Gas Company) to the extent that PG&E subsequently receives or realizes these refunds, claim offsets or other credits or has not otherwise credited them against the regulatory asset.

      4. For purposes of calculating the headroom for 2003 (including the amount beyond the $875 million cap) , in no event may the litigation costs, bankruptcy-related costs or any other costs of PG&E Corporation or of any other PG&E affiliate be included in the determination of the headroom amount nor may any retention bonuses of PG&E's directors, officers, managers or any other employees be included in such a determination.

      5. The Settlement is also modified by deleting authorization for PG&E to reimburse PG&E Corporation for professional fees and expenses in connection with the Chapter 11 case. As a condition precedent to the Commission executing the Settlement Agreement, PG&E Corporation should agree in writing that it will not seek reimbursement of such professional fees and expenses through the Bankruptcy Court.

      6. The Land Conservation Commitment Stipulation in Exhibit 181 is approved and adopted.

      7. The Modified Settlement Agreement (the "Settlement Agreement" in Appendix C) is approved and adopted by the Commission.

      8. The rulings of the Presiding Administrative Law Judge are affirmed, except that the testimony of Peninsula Ratepayers' Association is admitted and Peninsula Ratepayers' Association is authorized to seek intervenor compensation.

      9. It is a condition precedent to the Commission's executing the MSA that PG&E agrees, in writing, that after effectuating the Settlement Plan of Reorganization and exiting from Chapter 11, PG&E will seek as expeditiously as practical to refinance the unamortized portion of the Regulatory Asset and associated federal and state incomes and franchise taxes using a securitized financing supported by a dedicated rate component, provided the following conditions are met: (a) authorizing legislation satisfactory to the Commission, TURN and PG&E is passed and signed into law allowing securitization of up to the full unamortized amount of the Regulatory Asset and associated federal and


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state income and franchise taxes, and providing for the collection in PG&E's rates of any portion of the associated tax gross-up not securitized; (b) the Commission determines that, on a net present value basis, the refinancing will save ratepayers money compared to the Regulatory Asset over the term of the securitized debt; (c) the refinancing will not adversely affect PG&E's company and other debt credit ratings; and (d) PG&E obtains, or determines it does not need, a private letter ruling from the Internal Revenue Service that neither the refinancing nor the issuance of the securitized bonds is a presently taxable event. PG&E may accomplish the securitization in up to two tranches up to one year apart, and should issue sufficient callable or short-term debt as part of its Chapter 11 exit financing to accommodate the refinancing using a dedicated rate component. The cost of the callable or short-term debt will be recovered in rates in accordance with paragraph 13f of the MSA. The provisions of paragraph 13d will not apply to the refinancing. PG&E will proceed with the first tranche as expeditiously as practical after the passage of authorizing legislation and will pursue the refinancing in good faith. The first tranche will be no less than the full unamortized balance of the Regulatory Asset. The second tranche will be for the associated federal and State income taxes and franchise taxes; provided that, in the event sufficient generator and energy supplier refunds have not yet been received, PG&E will not be required to securitize more than $3 billion in total in both tranches. PG&E will use the securitization proceeds to rebalance its capital structure to maintain the capital structure provided for under the Settlement Agreement. PG&E will report to the Commission on the progress of its securitization efforts every 60 days following the effective date of the authorizing legislation.


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      10. It is a further condition precedent to the Commission executing the
MSA that PG&E Corporation agree in writing that it will not seek reimbursement in the Bankruptcy Court for any of its professional fees and expenses incurred in connection with PG&E's Chapter 11 proceeding.

      11. Upon PG&E's and PG&E Corporation's written consent to the conditions precedent in Ordering Paragraphs 9 and 10, the Commission authorizes the Executive Director to sign the Modified Settlement Agreement ("Settlement Agreement" in Appendix C) on behalf of the Commission.

      This order is effective today.

      Dated December 18, 2003, at San Francisco, California.

                                                MICHAEL R. PEEVEY
                                                    President
                                                GEOFFREY F. BROWN
                                                SUSAN P. KENNEDY
                                                  Commissioners

I will file a concurrence.

/s/ GEOFFREY F. BROWN
    Commissioner

I will file a dissent.

/s/ LORETTA M. LYNCH
    Commissioner

I will file a dissent.

/s/ CARL W. WOOD
    Commissioner


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